Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and between

ECOVYST INC.

and

TECHNIP ENERGIES N.V.

Dated as of September 10, 2025

i

Exhibits
Exhibit A:	Pre-Closing Restructuring
Exhibit B:	Accounting Principles
Exhibit C:	Form of Transition Services Agreement

Schedules
Schedule I:	Seller Subsidiary, Transferred Companies, Transferred Subsidiaries and Purchaser Entities
Schedule II:	Releasing Indebtedness

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 10, 2025, is by and between Ecovyst Inc., a Delaware corporation (“Parent”) and Technip Energies N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands (“Purchaser”).

RECITALS

WHEREAS, certain Subsidiaries (as defined below) of Parent are engaged in the Business (as defined below);

WHEREAS, prior to the Closing (as defined below), the Pre-Closing Restructuring (as defined below) shall have been consummated in accordance with Exhibit A;

WHEREAS, following consummation of the Pre-Closing Restructuring, Parent shall hold, indirectly through its Subsidiary listed on Schedule I hereto under the heading “Seller Subsidiary” (“Seller Subsidiary” and, together with Parent, the “Sellers”), the Equity Interests (as defined below) of the Subsidiaries listed on Schedule I hereto under the heading “Transferred Companies” (each a “Transferred Company,” and, collectively, the “Transferred Companies” and together with those entities that shall be Subsidiaries of the Transferred Companies following consummation of the Pre-Closing Restructuring as listed on Schedule I under the heading “Transferred Subsidiaries”, each a “Transferred Entity” and collectively the “Transferred Entities”);

WHEREAS, following the consummation of the Pre-Closing Restructuring, the Sellers desire to sell and transfer, and Purchaser desires to purchase, all of the Equity Interests of the Transferred Companies (the “Transferred Equity Interests”) for the consideration set forth in Section 2.2, subject to the terms and conditions of this Agreement;

WHEREAS, the respective boards of directors of Parent and Purchaser have approved the consummation of the Sale (as defined below) on the terms and subject to the conditions of this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Principles” shall mean GAAP applied on a consistent basis with the accounting principles and practices as applied in the preparation of the Business Financial Statements as of December 31, 2024 and as modified by those methods, policies, practices, procedures, classifications and methodologies set forth on Part 1 of Exhibit B.

“Action” shall mean any judicial or administrative claim, action, charge, suit, arbitration, litigation, investigation, audit or other similarly formal legal proceeding by or before any Governmental Entity, arbitrator or mediator.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that (a) no Joint Venture shall be considered an Affiliate of Parent, the Seller Subsidiary or the Transferred Entities hereunder, (b) no equityholder of Parent shall be considered an Affiliate of Parent, the Seller Subsidiary or the Transferred Entities hereunder and (c) no equityholder of Purchaser shall be considered an Affiliate of Purchaser or its Subsidiaries hereunder; provided, further that from and after the Closing, (a) none of the Transferred Entities shall be considered an Affiliate of Parent or any of its Subsidiaries and (b) none of Parent nor any of its Subsidiaries shall be considered an Affiliate of any Transferred Entity.

“Anti-Money Laundering Law” shall mean, only to the extent applicable, the United States Anti-Money Laundering Act and the Bank Secrecy Act, as amended by the USA PATRIOT Act, and its implementing regulations and all other anti-money laundering laws applicable to any Transferred Entity.“Benefit Plan” shall mean each (i) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and (ii) each other plan, program, policy, practice, agreement or arrangement providing for compensation, employment, individual consulting, bonus, incentive, commission, profit-sharing, stock option, stock purchase, stock appreciation, restricted stock, restricted stock unit, phantom equity or other equity or equity-based compensation, deferred compensation, severance, retention, change in control, pension, retirement, medical, dental, vision, prescription, fringe benefit, disability or sick leave, paid time off, life, vacation, relocation or expatriate, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case, whether or not written, and excluding any Governmental Plan.

“Business” shall mean (a) the business of researching, developing, producing, marketing, distributing and selling silicas, silica gels, hydrogels, co-gels, precipitated silicas and Ziegler Natta raw materials and intermediates for use as catalysts (including biocatalysts) and catalyst supports, catalyst adsorbent/regeneration materials, anti-blocking agents, adsorbents and functionalized adsorbents and supports for uses including, but not limited to, metals, organics and carbon dioxide capture, storage and use; (b) the ownership of a fifty percent (50%) interest in each Joint Venture; and (c) the business of researching, developing, producing, marketing, distributing and selling other catalysts, catalyst supports and adsorbents, and in the case of each of (a), (b) and (c), (x) as conducted as of the date hereof and as of the Closing by the Transferred Entities and (y) included in Parent’s advanced materials and catalysts reporting segment; provided, however, the foregoing shall exclude sulfiding and activating catalysts and absorbents and the other ancillary services directly related thereto, including services provided by Parent’s Chem32 business, passivation, transporting, processing, testing and manufacturing.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in (i) the City of New York, New York, (ii) Paris, France or (iii) Amsterdam, the Netherlands are required or authorized by Law to be closed.

“Business Material Adverse Effect” shall mean any event, change, development or effect (each, an “Effect”) that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Business and the Transferred Entities (and where applicable, the Joint Ventures), taken as a whole; provided that no such Effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, or whether there would reasonably be expected to be, a “Business Material Adverse Effect” (subject to the limitations set forth below): (a) general conditions and trends in the industries or businesses in which the Business is operated or in which any of the Transferred Entities (and, where applicable, the Joint Ventures) operate, including competition in geographic or product areas, (b) general political, economic, financial or credit or capital markets conditions, including (i) interest rates, (ii) exchange rates for the currencies of any country, or (iii) tariffs or trade wars, (c) geopolitical conditions, including any act of civil unrest, war or terrorism, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States, or any other Governmental Entity, of a national emergency or war, (d) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters or acts of God, (e) epidemics, pandemics, disease outbreaks, or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), (f) the failure, in and of itself, of the financial or operating performance of the Business and the Transferred Entities (and, where applicable, the Joint Ventures) to meet internal, Parent’s, Purchaser’s or analyst projections, forecasts or budgets for any period (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a “Business Material Adverse Effect;” provided further, that this clause (f) shall not be construed as implying that Parent is making any representation or warranty hereunder with respect to any internal, Parent or analyst projections, forecasts or budgets, (g) any action taken or omitted to be taken by or at the request or with the consent of Purchaser or that is expressly required by this Agreement, (h) the execution, announcement, pendency or consummation of this Agreement or the terms hereof (including the identity of Purchaser), (i) changes in any applicable Laws or GAAP or other applicable accounting principles or standards or any authoritative interpretations thereof, in each case, after the date of this Agreement, or (j) the Retained Businesses, except, in the case of the foregoing clauses (a) through (e) and (i), to the extent that the Business and the Transferred Entities (and where applicable, the Joint Ventures), taken as a whole, are disproportionately adversely affected thereby relative to other similarly situated Persons operating in the industries in which the Transferred Entities and the Business (and, where applicable, the Joint Ventures) operate (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has been or may be a Business Material Adverse Effect).

“Calculation Time” shall mean 11:59 p.m. (New York City time) on the day immediately prior to the Closing Date.

“Cash” shall mean, without duplication, as of any time of determination, the aggregate amount of (i) cash in bank accounts (including wire transfers and drafts deposited or received and available for deposit) net of bank overdraft, cash equivalents and marketable securities convertible into cash within thirty (30) days, net of any cost of such conversion, of the Transferred Entities, and (ii) fifty percent (50%) of cash in bank accounts (including wire transfers and drafts deposited or received and available for deposit), cash equivalents and marketable securities convertible into cash within thirty (30) days, net of any cost of such conversion, of Zeolyst International and Zeolyst C.V. in each case (x) calculated in accordance with the Accounting Principles, (y) excluding any current assets included in the calculation of Working Capital or Zeolyst Working Capital and (z) excluding Restricted Cash. Notwithstanding anything herein to the contrary, “Cash” shall be reduced by any issued but uncleared checks or cash in transit and increased by any deposits of uncleared checks or cash in transit, in each case, as of such time of determination, provided that the corresponding balance sheet positions have been settled or adjusted accordingly.

“Certain Zeolyst Inventory Adjustment Amount” shall mean, with respect to Zeolyst International and Zeolyst C.V., 50% of the aggregate amount as of the Calculation Time of: (i) $11,100,000 and (ii) (A) 100% of the net book value of any inventories classified as Category “A” as set forth in the Closing Certain Zeolyst Inventory Schedule and (B) 50% of the net book value of any inventories classified as Category “B” as set forth in the Closing Certain Zeolyst Inventory Schedule, in each case of (A) and (B), not already captured in the Certain Zeolyst Inventory Schedule.

“Certain Zeolyst Inventory Schedule” shall mean the schedule of certain inventory of the Joint Ventures set forth on Section 1.1(a) of the Parent Disclosure Letter.

“Closing Cash Amount” shall mean the amount of Cash as of the Calculation Time, as reduced for any dividends declared or paid between the Calculation Time and immediately preceding the Closing from any Transferred Entity to any member of the Parent Group, and as further reduced for any payments made between the Calculation Time and immediately preceding the Closing which are used to pay Indebtedness or Transaction Expenses.

“Closing Indebtedness Amount” shall mean the amount of Indebtedness as of immediately prior to the Closing on the Closing Date; provided, that, Unpaid Income Tax Amount shall be calculated as of the end of the day on the Closing Date.

“Closing Transaction Expense Amount” shall mean the amount of Transaction Expenses, payable or subject to reimbursement prior to, at or after the Closing by a Transferred Entity to the extent unpaid immediately prior to the Closing on the Closing Date.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Combined Working Capital Adjustment Amount” shall mean (A) if the Combined Working Capital Amount is greater than $144,800,000, an amount equal to (i) the Combined Working Capital Amount minus (ii) $144,800,000; (B) if the Combined Working Capital Amount is less than $144,800,000, an amount (expressed as a negative number) equal to (i) $144,800,000 minus (ii) the Combined Working Capital Amount; and (C) in any other case, zero $(0).

“Combined Working Capital Amount” shall mean an amount equal to (i) the sum of (A) Working Capital plus (B) fifty percent (50%) of Zeolyst Working Capital, minus (ii) the Certain Zeolyst Inventory Adjustment Amount.

“Commercial Tax Agreement” shall mean customary commercial agreements entered into in the Ordinary Course of Business, the primary purpose of which does not relate to Taxes (such as financing agreements, leases, and vendor agreements).

“Competition Laws” shall mean, collectively, any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Confidentiality Agreement” shall mean the confidentiality agreement, dated as of February 20, 2025, by and between Parent and Purchaser.

“Consolidated Tax Returns” shall mean any federal, state, provincial, local or non-U.S. Income Tax Returns of Parent that are paid on an affiliated, consolidated, combined, unitary or similar basis.

“Contract” shall mean any legally binding lease, sublease, contract, subcontract, license, sublicense, arrangement, option, instrument, joint venture agreement, letter contract, loan or credit agreement, other evidence of indebtedness or other agreement, other than a Permit, and, solely with respect to customers or suppliers, purchase order, delivery order or task order; provided, that “Contract” shall not include Organizational Documents.

“control” shall mean, as to any Person, the power to, directly or indirectly, direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (and the terms “controlled by,” “controls,” “controlling” and “under common control with” shall have correlative meanings).

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Data Protection Requirements” shall mean, to the extent applicable to the Business, as they relate to data privacy, data or cybersecurity, data protection, data breach notification, data localization, artificial intelligence or automated decision-making technology, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the Processing of Personal Information, and to the extent applicable to the Transferred Entities or the Joint Ventures, (i) all Laws and binding guidelines from Governmental Entities, including the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and/or any implementing or equivalent national Laws (collectively, the “GDPR”), the UK Data Protection Act 2018 and the GDPR as incorporated into UK Law pursuant to the European Union (Withdrawal) Act 2018, Directive 2002/58/EC concerning the processing of personal data and the protection of privacy in the electronic communications sector, the Privacy and Electronic Communications (EC Directive) Regulations 2003, Section 5 of the Federal Trade Commission Act, the Fair Credit Reporting Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, the Telephone Consumer Protection Act, the California Online Privacy Protection Act of 2003 (CalOPPA), the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, the Colorado Privacy Act, the Connecticut Data Privacy Act, the Delaware Personal Data Privacy Act, the Iowa Consumer Data Protection Act, the Minnesota Consumer Data Privacy Act, the Montana Consumer Data Privacy Act, the Nebraska Data Privacy Act, the New Hampshire Privacy Act, the New Jersey Data Protection Act, the

Oregon Consumer Privacy Act, the Tennessee Information Protection Act, the Texas Data Privacy and Security Act, the Utah Consumer Privacy Act, the Virginia Consumer Data Protection Act, the New York SHIELD Act, the Illinois Biometric Information Privacy Act, Texas’s Capture or Use of Biometric Identifier Act, the Washington Biometric Privacy Protection Act, Washington’s My Health My Data Act, and U.S. state unfair or deceptive acts or practices and data breach notification Laws; (ii) industry standards and self-governing rules, in each case that are binding upon the Transferred Entities or the Joint Ventures, including the Payment Card Industry Data Security Standard; (iii) all contractual obligations binding upon the Transferred Entities; and (iv) the Transferred Entities’ and Joint Ventures’ own external, published privacy policies.

“Delpen Corporation” shall mean Delpen Corporation, a Delaware corporation.

“Effect” has the meaning set forth in the definition of Business Material Adverse Effect.

“Environmental Laws” shall mean any Law relating to the pollution or protection of the environment (including ambient air, surface water, groundwater or land), public health and safety, and natural resources, including the use, handling, transportation, treatment, storage, disposal or Release of Hazardous Material, or the investigation, clean-up or remediation thereof.

“Equity Interest” shall mean, with respect to any Person, (a) any capital stock, partnership interest, membership, membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in (a), including stock appreciation, phantom stock, “profits interest”, profit participation or other similar rights).

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” with respect to an entity shall mean any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, together with the rules and regulations promulgated thereunder.

“Fraud” shall mean common law fraud (and not a constructive fraud or negligent misrepresentation or omission) by a Person in the making of the representations and warranties set forth in Article III, Article IV and Article V in this Agreement, as applicable, or in the certificate with respect to such foregoing representations and warranties delivered by such Person at Closing pursuant to Section 9.2(c) or Section 9.3(c), as applicable.

“GAAP” shall mean generally accepted accounting principles in the United States as of the date hereof.

“GDPR” has the meaning set forth in the definition of Data Protection Requirements.

“Governmental Entity” shall mean any foreign, domestic, supranational, federal, territorial, state or local governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body (public or private), commission, board, bureau, agency or instrumentality, or any regulatory, supervisory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Plan” shall mean any benefit or compensation plan, program, policy, agreement or arrangement sponsored or maintained by a Governmental Entity, including any to which (a) any Seller or any of their respective Affiliates is obligated to contribute with respect to any Transferred Entity Employee, or (b) any Transferred Entity is obligated to contribute.

“Hazardous Material” shall mean any substance, material or waste that is defined, listed or identified by any Governmental Entity as a “contaminant”, “pollutant”, “toxic substance”, “toxic material”, “hazardous waste” or “hazardous substance” or words of similar meaning and regulatory effect thereunder, or for which liability or standards of conduct may be imposed under any Environmental Law, and shall include, without limitation, radiation, odors, dust, noise, mold and microbial matter, and perfluoroalkyl and polyfluoroalkyl substances.

“HPIP Credits” has the meaning set forth in the definition of Seller Indemnified Taxes.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Inactive Employee” means each Transferred Entity Employee who, as of the Closing, is based in the United States and receiving short- or long-term disability benefits under a Seller Benefit Plan and has a right of return to active employment under an applicable policy of Parent or any of its Affiliates or applicable Law.

“Income Tax Return” shall mean any Tax Return with respect to any federal, state, local, or foreign Tax, or any franchise Tax, based on or measured by reference to net income.

“Income Taxes” shall mean any Tax imposed on, or with reference to, net income or gross receipts or profits or any other similar base (and shall include, for the avoidance of doubt, any branch profits Tax or other similar Tax).

“Indebtedness” shall mean, without duplication, the principal amount, plus all interest, fees, prepayment premiums, penalties and other fees and expenses and other payment obligations and amounts due (in each case calculated in accordance with the Accounting Principles), in each case in respect of the following for the Transferred Entities and fifty percent (50%) of such amounts for the Joint Ventures:

(a) (i) any indebtedness for borrowed money, whether current, short-term or long-term, secured or unsecured, whether evidenced by bonds (other than surety bonds), notes or debentures, (ii) any obligations in respect of letters of credit, surety bonds or bank guarantees, in each case to the extent funds have been drawn and are payable thereunder, (iii) all obligations under capital or finance leases, in each case that are capitalized on the balance sheet under ASC 842, and (iv) all obligations with respect to interest-rate hedging, swaps, or similar financial arrangements, to the extent payable assuming such obligation is terminated at the Closing,

(b) all Liabilities or other obligations to pay the deferred purchase price of assets or services, including any post-closing adjustments, true-up payments, earnouts, holdbacks or other Liabilities or contingent payment obligations associated with past acquisitions (in each case, to the extent not constituting trade accounts payable for goods and services arising in the Ordinary Course of Business),

(c) any Liabilities of any Transferred Entity in respect of intercompany accounts between any Transferred Entity and any member of the Parent Group to the extent not included in the calculation of Working Capital or Zeolyst Working Capital,

(d) any declared but unpaid dividends by any Transferred Entity or Joint Venture except to the extent payable to another Transferred Entity,

(e) the aggregate amount of all accrued severance or other similar termination related payments with respect to terminations of employment or service of any Transferred Entity Employee that occurs prior to the Closing Date, plus the employer portion of any payroll or unemployment Taxes associated with all such amounts in this subsection (e) (calculated as if all such amounts were payable as of the Closing Date),

(f) any Unpaid Income Tax Amount, and

(g) any indebtedness of a Person of a type that is referred to in clauses (a) through (f) above which is guaranteed by the Transferred Entities;

provided that Indebtedness shall not include (1) any Liabilities in respect of (x) any intercompany trade accounts between a Transferred Entity or a Joint Venture and any member of the Parent Group arising in the Ordinary Course of Business to the extent included in the calculation of Working Capital and/or Zeolyst Working Capital or (y) any intercompany non-trade accounts between a Transferred Entity or a Joint Venture and any member of the Parent Group to the extent settled or eliminated prior to Closing pursuant to Section 6.7, (2) any Liabilities in respect of Intercompany Accounts set forth on Section 6.7 of the Parent Disclosure Letter, (3) any Liabilities in respect of intercompany accounts or other intercompany arrangements, understandings or Contracts between or among Transferred Entities, (4) any Liabilities included in the calculation of Working Capital or Zeolyst Working Capital, (5) any Retained Liabilities, and (6) any amounts included in Transaction Expenses.

“Intellectual Property” shall mean any and all statutory and/or common law rights throughout the world in, arising out of, or associated with the following: (a) patents, patent applications, invention disclosures and statutory invention registrations, including amendments, certificates of correction, counterparts, continuations, continuations-in-part, divisionals, extensions, non-provisionals, provisionals, reexaminations, reissues, renewals, reviews and substitutions thereof (collectively, “Patents”), (b) trademarks, service marks, trade dress, trade names, slogans, logos, corporate names, brand names, certification marks, collective marks, d/b/a’s, symbols, design rights, assumed names, fictitious names and other indicia of origin or source, all registrations and applications for all of the foregoing, including all extensions, modifications and renewals thereof (collectively, “Marks”), (c) World Wide Web addresses, domain names, web pages, websites and related content, accounts with social media companies

(e.g., LinkedIn, Facebook) and the content, handles and identifiers and designations found thereon and related thereto, and URLs and applications and registrations therefor (collectively, “Internet Properties”), (d) published and unpublished works of authorship, including software, copyrights therein and thereto, any equivalent rights in works of authorship and all registrations and applications for all of the foregoing, including all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (e) trade secrets, know-how, proprietary information, inventions, discoveries and ideas, including financial, business, scientific, technical, economic and engineering information, patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, codes, schematics, databases, drawings, models, methodologies, and customer lists, whether tangible or intangible and whether stored, compiled or memorialized physically, electronically, graphically, photographically or in writing (“Trade Secrets”); (f) data, whether in printed or electronic form and whether contained in a database or otherwise; (g) rights of publicity, moral rights and rights of attribution and integrity; and (h) all other intellectual property or proprietary rights, remedies and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

“International Trade Laws” shall mean any applicable requirement of Law or other applicable restrictive measure relating to economic, financial, or trade sanctions, customs, imports, tariffs and similar administrative fees, export controls, or anti-boycott measures administered, enacted, or enforced by a relevant Governmental Entity or Sanctions Authority.

“Internet Properties” has the meaning set forth in the definition of Intellectual Property.

“IRS” shall mean the U.S. Internal Revenue Service.

“IT Systems” shall mean computer hardware, servers, networks, platforms, firmware, applications, databases, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes and internet websites and related content.

“Joint Venture” shall mean each of Zeolyst International and Zeolyst C.V.

“Knowledge of Parent” shall mean the actual knowledge of Kurt Bitting, Michael Feehan, Paul Whittleston, Joseph Koscinski, Paul Robbins, Lucy Innes, Dr. Hong-Xin Li, Dr. Yatao Hu, Mark Jeffery, Adam Murphy, Jonathan Pritchard and Kara Thornton.

“Knowledge of Purchaser” shall mean the actual knowledge of Arnaud Pieton, Bruno Vibert, Marco Tiziano Barone, Marco Villa, Benjamin Lechuga, Vincent Cavelot and Loïc Chapuis.

“Law” shall mean any federal, state, local, foreign or supranational law, statute, code, regulation, ordinance, rule, Order or decree by any Governmental Entity.

“Liability” shall mean all indebtedness, obligations and other liabilities, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements.

“Liens” shall mean all liens, pledges, charges, security interests, restrictions on transfer (other than restrictions on transfer arising under applicable securities Laws), easements, covenants, rights-of-way or other similar encumbrances.

“Loss” shall mean, any damage, Liability, demand, claim, action, cause of action, Tax, cost, deficiency, penalty, award, judgement, fine, or other loss or out-of-pocket expense (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees), whether or not arising out of a third party claim, against or affecting such Person; provided, that the parties agree that “Loss” shall not include any punitive damages or any indirect damages that are not the reasonably foreseeable result of, and proximately caused by, the breach, or other event giving rise to such damages, in each case, except to the extent such damages are determined to be payable to a third party in connection with a final nonappealable judgement made with respect to a third party’s claim.

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Joint Venture Customer Contract” shall mean each Contract (other than purchase orders entered into in the Ordinary Course of Business) with a customer of a Joint Venture relating exclusively to the zeolite portion of the Joint Venture’s business (and, for the avoidance of doubt, not related to the finished hydrocracking catalysts and specialty businesses of a Joint Venture) with aggregate billings from a Joint Venture during the fiscal year ended December 31, 2024 in excess of the aggregate billings with respect to the fifteenth (15th) largest Material Customer; provided, that the parties agree that “Material Joint Venture Customer Contract” shall not include any Contract between, or concluded in the context of, a Joint Venture and Royal Dutch Shell plc or any Affiliate of Royal Dutch Shell plc.

“Material Joint Venture Supplier Contract” shall mean each Contract (other than purchase orders entered into in the Ordinary Course of Business) with a supplier of materials, products of services to a Joint Venture relating exclusively to the zeolite portion of the Joint Venture’s business (and, for the avoidance of doubt, not related to the finished hydrocracking catalysts and specialty businesses of a Joint Venture) with aggregate dollars spent by a Joint Venture during the fiscal year ended December 31, 2024 in excess of the aggregate dollars spent with respect to the fifteenth (15th) largest Material Supplier.

“Order” shall mean any outstanding order, judgment, writ, injunction, stipulation, award or decree enacted, issued, promulgated, enforced, or entered by or with any Governmental Entity.

“Ordinary Course of Business” shall mean the ordinary course of commercial operations of the Business, consistent with past practice and conduct.

“Organizational Documents” shall mean, with respect to a Person, the certificate of incorporation, bylaws, partnership agreement, membership agreement, limited liability company agreement or equivalent governing documents, as applicable, of such Person, and any amendment thereto.

“Owned Intellectual Property” shall mean Intellectual Property owned or purported to be owned, in whole or in part, by any of the Transferred Entities or Joint Ventures.

“Parent Group” shall mean Parent and its Affiliates (other than, after the Closing, any Transferred Entity).

“Parent Group Taxes” shall mean any Taxes for which the Transferred Entities are liable as a result of being a member of the Parent Tax Group, including pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws) solely to the extent such Taxes are not solely attributable to the operations or activities of any Transferred Entity, or as a result of a Tax Sharing Agreement (other than a Tax Sharing Agreement solely among the Transferred Entities).

“Parent Tax Group” shall mean any consolidated, combined, unitary or other Tax group that includes both (a) any of the Transferred Entities and (b) Parent, the Seller Subsidiary and/or any of the Seller Subsidiary’s Affiliates (other than the Transferred Entities).

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permits” shall mean all licenses, permits, franchises, approvals, registrations, authorizations, consents, certificates or Orders of, or filings with, any Governmental Entity.

“Permitted Liens” shall mean (a) statutory Liens of landlords and mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or other like Liens arising or incurred in the Ordinary Course of Business, (b) purchase money security interests or Liens arising under original purchase price conditional sales contracts, equipment leases and similar financing arrangements with third parties, in each case, entered into in the Ordinary Course of Business, (c) Liens for Taxes, assessments or other governmental charges or levies, with respect to each of clauses (a), (b) and (c) that are (i) not delinquent or that are (ii) being contested by appropriate Actions, and for which appropriate reserves have been established in accordance with GAAP, (d) Liens in respect of Liabilities disclosed on or reflected in the Business Financial Statements, (e) defects or imperfections of title or other Liens that do not, individually or in the aggregate, materially impair the value or interfere with the continued occupancy, ownership, use or operation of the Business, (f) Liens not materially interfering with the use, possession, and/or quiet enjoyment of the assets as currently used by the Parent and/or its relevant Subsidiaries in the ordinary conduct of the Business as a whole, (g) leases, subleases and similar agreements in effect as of the date hereof with respect to the Business Leased Real Property or Business Owned Real Property, (h) zoning, building codes, entitlement and other land use or environmental regulations and other similar restrictions by any Governmental Entity which are not violated by the current use or occupancy of the Business Owned Real Property or the Business Leased Real Property and that do not materially impair the Parents’ and/or its relevant Subsidiaries’ ability to operate in the Ordinary Course of Business, (i) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security, (j) Liens not created by Parent or any of its Subsidiaries that solely affect the underlying fee interest of the respective third-party fee interest owner of such Business Leased Real Property, (k) non-exclusive licenses of Intellectual Property, (l) Liens incurred in the Ordinary Course of Business securing Liabilities that are not material to the Business as a whole, (m) Liens arising under the Organizational Documents of the Transferred Companies, (n) Liens arising under applicable securities Laws, (o) Liens securing obligations under credit agreements, loan agreements, similar agreements with financial institutions or other lenders, including any guarantees, refinancings, amendments, restatements or modifications thereof, in each case set forth on Section 1.1(b) of the Parent Disclosure Letter and (p) Liens arising under the Releasing Indebtedness (and any refinancings, replacements, amendments, restatements or modifications thereof) which, to the extent covering the assets of the Transferred Entities or the Transferred Equity Interests, will be released at or prior to Closing.

“Permitted Transfer Restrictions” means restrictions on transfer arising under the Organizational Documents of the Transferred Companies or under applicable securities Laws.

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity or works council.

“Personal Information” shall mean any information that identifies, relates to, describes, is linked to, is reasonably capable of being associated with, or could reasonably be linked to, directly or indirectly, any identified or identifiable individual, and any information covered by definitions of “personal data,” “personally identifiable information,” “personal information,” or any substantial equivalent of these terms under any Laws.

“Post-Closing Period” shall mean any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Period” shall mean any taxable period ending on or before the Closing Date, and, in the case of any Straddle Period, the portion of such period ending on or before the Closing Date.

“Pre-Closing Tax Returns” shall mean Income Tax Returns for the Transferred Entities and the Joint Ventures that relate to (or include) any Pre-Closing Period and any Straddle Period and that are due after the Closing Date (taking into account extensions).

“Preparing Party” shall mean, with respect to any Parent-Prepared Tax Return, Parent, and with respect to any other Pre-Closing Tax Return, Purchaser.

“Process,” “Processed,” or “Processing” shall mean any operation or set of operations performed, whether by manual or automated means, on data (including Personal Information) or on sets of data (including Personal Information), including the collection, use, sale, storage, transfer, disclosure, analysis, deletion, or modification thereof.

“Purchaser Material Adverse Effect” shall mean any Effect that is or would reasonably be expected to, individually or in the aggregate, prevent or be materially adverse to the ability of Purchaser to consummate the Sale prior to the Outside Date pursuant to this Agreement.

“R&W Insurance Costs” shall mean the premium, underwriting fees, due diligence fees, legal fees of counsel engaged by the underwriter, brokerage commissions and any and all fees, costs and expenses related to the R&W Insurance Policy (together with any Taxes payable pursuant to the R&W Insurance Policy).

“R&W Insurance Policy” shall mean the buyer side representation and warranty liability insurance policy (collectively, with the binder agreement associated therewith and any policies excess thereto), if any, bound in connection with this Agreement.

“Regulatory Approvals” shall mean the expiration or termination of the waiting period or any extension thereof under the HSR Act and the receipt of any other required approvals under Competition Laws and applicable Laws governing foreign direct investment.

“Release” shall mean, with respect to Hazardous Materials, any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping or leaching into the environment.

“Releasing Indebtedness” shall mean each item of Indebtedness included on Schedule II hereto.

“Representatives” of a Person shall mean any Affiliate of such Person and its and their respective officers, directors, employees, financial advisors, attorneys, accountants and other advisors and representatives.

“Restricted Cash” shall mean any cash and cash equivalents that (a) are held in escrow, (b) are required to be held by or at the direction of a Governmental Entity pursuant to a regulatory or contractual requirement or (c) are required by Contract to secure deposits or obligations of the Transferred Entities to customers, suppliers or any other Person in respect of letter of credit, performance bonds, guaranties or similar arrangements.

“Retained Businesses” shall mean the businesses of the Parent Group and its Affiliates (other than the Business).

“Retained Plot” shall have the meaning set forth set forth on Section 1.1(c) of the Parent Disclosure Letter.

“Reviewing Party” shall mean, with respect to any Parent-Prepared Tax Return, Purchaser, and with respect to any other Pre-Closing Tax Return, Parent.

“Sanctioned Jurisdiction” shall mean a country or territory which is, or during the past five years has been, the subject or target of comprehensive U.S. sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” shall mean a Person (i) identified on the United States’ Specially Designated Nationals and Blocked Persons List, the United States’ Denied Persons List, Entity List or Debarred Parties List, the United Nations Security Council Sanctions List, the European Union’s List of Persons, Groups and Entities Subject to Financial Sanctions, the United Kingdom’s Consolidated List of Financial Sanctions Targets, or any other similar list maintained by any Sanctions Authority having jurisdiction over the parties to this Agreement; (ii) located, organized or resident in a Sanctioned Jurisdiction; or (iii) owned, fifty percent (50%) or more, individually or in the aggregate by, controlled by, or acting on behalf of a Person described in clause (i) or (ii) above.

“Sanctions Authority” shall mean the United States government, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union, any Member State of the European Union and the competent national authorities thereof, the United Kingdom, the Office of Financial Sanctions Implementation of His Majesty’s Treasury, the Export Control Joint Unit of the UK Department of International Trade, and any other relevant governmental, intergovernmental or supranational body, agency or authority with jurisdiction over the parties to this Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Section 174A Acceleration Election” shall mean any election described in sub-section (f) (Transition Rules) of Section 70302 (Full Expensing of Domestic Research and Experimental Expenditures) of the One Big Beautiful Act or any similar election that would permit any domestic research or experimental expenditure incurred after December 31, 2021 and before January 1, 2025 to be deductible for Income Tax purposes under U.S. federal, state, or local Tax law.

“Section 174A Amortization Election” shall mean any election described in Section 174A(c) of the Code or any similar election that would charge any domestic research or experimental expenditure that is otherwise deductible for Income Tax purposes to capital account for such Income Tax purposes under U.S. federal, state, or local Tax law.

“Section 174A Rules” shall mean Section 174A(a) of the Code or any similar provision that allows domestic research or experimental expenditures to be deductible for Income Tax purposes under U.S. federal, state, or local Tax law.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Benefit Plan” shall mean any Benefit Plan that is sponsored, maintained, administered, contributed to or required to be contributed to by Sellers or any of their respective Affiliates that is for the benefit of any Transferred Entity Employee (or, in each case, any dependent or beneficiary thereof) or with respect to which any Transferred Entity has or could have any obligation or any direct or indirect Liability (whether contingent or otherwise), in each case, that is not a Transferred Entity Benefit Plan.

“Seller Indemnified Taxes” shall mean, without duplication, (i) Parent Group Taxes, (ii) Taxes solely arising from or with respect to the Retained Business that are incurred in or attributable to any Post-Closing Period, (iii) Taxes of a member of the Parent Tax Group, or any Affiliate or predecessor thereof (in each case, other than the Transferred Entities), including Taxes of any member of the Parent Tax Group, or any Affiliate or predecessor thereof (in each case, other than the Transferred Entities) that could become a liability of, or be assessed or collected against, Purchaser or its Affiliates (including the Transferred Entities), (iv) Taxes for which Parent is liable under Section 8.7, (v) Taxes imposed on any Transferred Entities that arise as a result of the transactions contemplated by Section 6.7, Section 6.8, Section 6.12 and Section 6.17, (vi) any Kansas High Performance Incentive Program Tax Credits that were transferred pursuant to certain Agreement for Purchase and Sale of Kansas High Performance Incentive Program Tax Credits dated as of July 2, 2025 and that are subsequently repaid by Zeolyst International to Kansas Department of Revenue pursuant to a request by Kansas Department of Revenue (such credits, “HPIP Credits”), and (vii) all Taxes solely to the extent resulting from, arising out of or relating to the items set forth on Section 1.1(d) of the Parent Disclosure Letter.

“Seller Material Adverse Effect” shall mean any Effect that is or would reasonably be expected to, individually or in the aggregate, prevent or be materially adverse to the ability of the Sellers to consummate the Sale prior to the Outside Date pursuant to this Agreement.

“Sensitive Business Information” shall mean all technical, economic, environmental, operational, financial or other business information (including books and records, presentations, communications, documents and other information) or material of one party which, prior to or following the Closing Date, has been disclosed by Purchaser or any of its Representatives (including the Transferred Entities following the Closing), on the one hand, or by Parent or its Representatives (excluding the Transferred Entities), on the other hand, to the other party in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other party, in each case including pursuant to the access provisions of Section 6.1 hereof or any other provision of this Agreement or the Transition Services Agreement, including (a) ideas and concepts for existing products, processes and services, (b) specifications for products, equipment and processes, (c) manufacturing and performance specifications and procedures, (d) engineering drawings and graphs, (e) technical, research and engineering data, (f) formulations and material specifications, (g) laboratory studies and benchmark tests, (h) service and operation manuals, (i) quality assurance policies, procedures and specifications, (j) evaluation or validation studies, (k) pending patent applications and all other know-how, methodologies, procedures, techniques and trade secrets related to research, engineering, development and manufacturing and (l) business information, including marketing and development plans, forecasts, projections, research and development agreements and customer and vendor information; provided that, for the avoidance of doubt, the parties acknowledge and agree that, after the Closing, all nonpublic information regarding the Business or the Transferred Entities shall, following the Closing, be deemed “Sensitive Business Information” of Purchaser and its Representatives under this Agreement.

“Shared Contract” shall mean any Contract with any non-affiliated third party to which any Transferred Entity is a party and which benefits (or imposes Liabilities on) both the Business, on the one hand, and the Retained Business, on the other hand.

“Shared Parent Contract” shall mean any Contract with any non-affiliated third party to which any member of the Parent Group is a party and which benefits (or imposes Liabilities on) both the Business, on the one hand, and the Retained Business, on the other hand.

“Straddle Period” shall mean any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, or (b) such first Person is a general partner or managing member. For purposes of this Agreement, no Joint Venture shall be considered a Subsidiary of Parent or of any Subsidiary of Parent.

“Tax” shall mean any tax of any kind, including any federal, state, provincial, local or foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, real property, personal property, premium, customs, duties, unemployment, disability, margin, ad valorem, goods and services, service use, branch, healthcare, insurance, workers compensation, compensation, utility, transaction, gains taxes, lease, excise, value added, estimated, stamp, alternative or add-on minimum or withholding tax, and any other duty, fee, impost, levy, assessment or charge in the nature of a tax and imposed by a taxing authority, whether disputed or not, together with all interest and penalties imposed with respect to such amounts.

“Tax Proceeding” shall mean any claim, audit, examination, contest, inquiry, litigation or other Action with or against any taxing authority.

“Tax Return” shall mean any return, declaration, report, statement, claim for refund or information return or statement (including any attachments thereto) filed or required to be filed with any taxing authority relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Tax Sharing Agreement” shall mean any Tax sharing, Tax indemnity, Tax receivable, Tax allocation or similar agreement or Contract, including in respect of any Liability relating to Tax which is the primary Liability of any other person.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction Expenses” shall mean, without duplication, (a) any fees, costs, non-recoverable Taxes and expenses directly or indirectly incurred, payable or otherwise subject to reimbursement by the Transferred Entities in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement and the Transition Services Agreement (or the sale process leading to the negotiation and documentation thereof, whether with Purchaser or any other Person, and including the Pre-Closing Restructuring), including such fees and expenses that are payable to (i) Ropes & Gray LLP, Babst, Calland, Clements and Zomnir, P.C., White & Case LLP and any other outside legal counsel to the Transferred Entities, the Sellers, or the equityholders of Parent or any of their respective Affiliates and (ii) Deloitte Tax LLP, Lazard Frères & Co. LLC and all other third party transaction advisors engaged by the Transferred Entities, Sellers or the equityholders of Parent or any of their respective Affiliates, including financial advisors, investment bankers, brokers, accountants and data room administrators and (b) any change of control payments, transaction or similar bonuses, “single-trigger” severance, and any retention payments due on or prior to January 31, 2026, in each case, payable by a Transferred Entity to any Transferred Entity Employee solely as a result of or in connection with the consummation of the Sale (excluding any severance or termination-related payments due in connection with a subsequent termination of employment by any of the Transferred Entities following the Closing, as well as, for the avoidance of doubt, any retention or similar payments due after January 31, 2026), plus the employer portion of any payroll, employment or similar Taxes associated with such payments (all calculated as if such amounts were payable in full at the Closing Date); provided, that if Parent agrees to pay and be responsible for any expense of the Transferred Entities that would otherwise constitute a Transaction Expense, any such expense shall not be a Transaction Expense hereunder (provided that Parent fully pays any such expense at or prior to the Closing).

“Transaction Tax Deductions” shall mean the aggregate amount of any items of loss or deduction to the extent that such items are deductible by the Transferred Entities or the Joint Ventures relating to or arising from the transactions contemplated by this Agreement, including any item of loss or deduction resulting from or attributable to (i) the payments made or to be made (or associated accrual) with respect to any retention, sale, management or other amount payable to any officer, director or employee in the nature of a transaction or retention bonus or any other compensation payable as a result of the transactions contemplated by this Agreement, (ii) the payment (or associated accrual) of any payroll costs associated with the payments described in clause (i), (iii) the payment (or associated accrual) of amounts included in the Transaction Expenses or amounts included in the Working Capital or Zeolyst Working Capital, (iv) the payment (or associated accrual) of any Indebtedness (including any fees, expenses, premiums and penalties paid or payable with respect to the prepayment of Indebtedness and the write-off or acceleration of the amortization of deferred financing costs), or (v) any other payments, expenses or accruals attributable to the transactions contemplated by this Agreement that are economically borne by any Seller that is not a Transferred Entity.

“Transferred Entity Benefit Plan” shall mean each Benefit Plan that, as of immediately prior to the Closing, (a) is sponsored, maintained, administered, contributed to or required to be contributed to solely by one or more Transferred Entities or to which one or more Transferred Entities is a party or (b) otherwise transfers to, or is inherited by, a Transferred Entity or Purchaser or any of its Affiliates in accordance with this Agreement or applicable Law.

“Transferred Entity Employee” shall mean each employee of a Transferred Entity as of immediately prior to the Closing, including (i) any such employee who is on sick leave, military leave, vacation, holiday, short-term disability or other similar leave of absence and, (ii) for purposes of Section 7.1, any such employee employed through an employer of record.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into at the Closing, substantially in the form of Exhibit C hereto, with such changes as may be mutually agreed upon between the parties hereto.

“UK Transferred Subsidiary” means Ecovyst Catalyst Technologies UK Limited.

“United States” shall mean the United States of America, including any State thereof and the District of Columbia.

“Unpaid Income Tax Amount” shall mean an amount (which may not be less than zero) equal to the sum of (i) the unpaid Income Taxes of each Transferred Entity (including for this purpose, a Transferred Entity’s allocable share of unpaid Income Taxes attributable to Parent’s Affiliates’ fifty percent (50%) interest in Zeolyst C.V., and (ii) the unpaid Texas Income Taxes (Texas Franchise Tax) attributable to Parent’s fifty percent (50%) interest in Zeolyst International, calculated, in each case, on a separate or standalone basis for any non-consolidated Transferred Entity or Zeolyst International with respect to Texas Income Taxes (Texas Franchise Tax) (which amount may not be less than zero), with respect to any Pre-Closing Period for which, as of the Closing, either (i) those Income Taxes pertain to an Income Tax Return due to be filed (or that was due to be filed) in respect of a taxable period (or portion thereof) that begins on or after January 1, 2024 (but which Income Tax Return has not yet been filed) or (ii) those Income Taxes set forth on an Income Tax Return that has been filed and shown as due but that have not been paid in full to the relevant Governmental Entity; provided, that the calculation of Unpaid Income Tax Amount will be determined (a) by including the Transaction Tax Deductions and assuming the Transaction Tax Deductions are, to the maximum extent permitted under applicable Law, deducted in the Pre-Closing Period and any success-based fees are treated as deductible in accordance with Rev. Proc. 2011-29, (b) by excluding any liabilities for accruals or reserves established or required to be established under GAAP methodologies for contingent Taxes or with respect to uncertain Tax positions, (c) by excluding any Income Taxes arising from any action taken, at the direction of Purchaser or any of their Affiliates, by any Transferred Entity or any Joint Venture on the Closing Date after the Closing outside of the ordinary course of business (except to the extent specifically contemplated by this Agreement), (d) in accordance with past practices (including reporting positions, elections, and Tax accounting methods) of the Transferred Entities and the Joint Ventures in preparing their applicable Tax Returns (other than explicitly contemplated otherwise by this Agreement), (e) by taking into account any applicable estimated Income Tax payments, overpayments or refunds made by the Transferred Entities or fifty percent (50%) of such amounts made by the Joint Ventures before the Closing to the extent that such amounts are available, at a “more likely than not” or higher level of comfort which, if disputed, may be supported by an opinion of a nationally recognized tax advisor, (f) by excluding any Taxes included in the definitions of Cash, Working Capital, Transaction Expenses, or any type of Indebtedness, (g) without regard to the content of any Tax Returns filed or amended after the Closing, (h) by excluding any amounts that result from an Action (including any voluntary disclosure program) with respect to Taxes commenced or completed after the Closing, and (i) by assuming any Section 174A Acceleration Election is made with respect to the Joint Ventures and taking into account the effect of Section 174A Rules attributable to the Joint Ventures.

“VAT” shall mean within the European Union any Tax as may be levied in accordance with (but subject to derogations from) Directive 2006/112/EC and outside the European Union any Tax levied by reference to added value, sales or consumption of a similar nature.

“Working Capital” shall mean (a) the current assets of the Transferred Entities that are included in the line item categories of current assets specifically identified in Exhibit B, in each case as of the Calculation Time, less (b) the current liabilities of the Transferred Entities that are included in the line item categories of current liabilities specifically identified in Exhibit B, in each case as of the Calculation Time; and in each case, without duplication and without giving effect to the Sale, and calculated in accordance with the Accounting Principles; provided that in no event shall “Working Capital” include any amounts to the extent included in or with respect to (i) Indebtedness, Transaction Expenses, Cash or Restricted Cash, (ii) amounts outstanding pursuant to intercompany accounts or Contracts to be settled or eliminated at or prior to the Closing pursuant to Section 6.7 or Section 6.8 to the extent so settled or eliminated, or (iii) Liabilities or payments that are expressly required to be paid at or following the Closing by Parent or any of its Affiliates pursuant to this Agreement; provided, further, that in no event shall “Working Capital” include any amounts with respect to current or deferred Tax assets or current or deferred Tax liabilities.

“Zeolyst C.V.” shall mean Zeolyst C.V., a limited partnership (commanditaire vennootschap) organized and existing under the laws of The Netherlands.

“Zeolyst International” shall mean Zeolyst International, a Kansas general partnership.

“Zeolyst Working Capital” shall mean (a) the current assets of each of Zeolyst International and Zeolyst C.V. that are included in the line item categories of current assets specifically identified in Exhibit B, in each case as of the Calculation Time, less (b) the current liabilities of each of Zeolyst International and Zeolyst C.V. that are included in the line item categories of current liabilities specifically identified in Exhibit B, in each case as of the Calculation Time; and in each case, without duplication and without giving effect to the Sale, and calculated in accordance with the Accounting Principles; provided that in no event shall “Zeolyst Working Capital” include any amounts to the extent included in or with respect to (i) Indebtedness, Transaction Expenses, Cash or Restricted Cash, (ii) amounts outstanding pursuant to intercompany accounts or Contracts to be settled or eliminated at or prior to the Closing pursuant to Section 6.7 or Section 6.8 to the extent so settled or eliminated, or (iii) Liabilities or payments that are expressly required to be paid at or following the Closing by Parent or any of its Affiliates pursuant to this Agreement; provided, further, that in no event shall “Zeolyst Working Capital” include any amounts with respect to current or deferred Tax assets or current or deferred Tax liabilities.

Section 1.2 Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Term	Section / Article

Acquisition Transaction	6.21
Agreement	Preamble
Allocation	8.1
Anticorruption Laws	4.9(c)
Balance Sheet Date	4.7
Business Financial Statements	4.6(a)
Business Intellectual Property	4.18(c)
Business IT Systems	4.18(h)
Business Leased Real Property	4.17(b)
Business Liabilities	6.19(b)
Business Material Contract	4.10(a)
Business Owned Real Property	4.17(a)
Business Trade Secrets	4.18(e)
Capital Budget	4.10(a)(vi)
Closing	2.1
Closing Certain Zeolyst Inventory Schedule	2.4
Closing Date	2.3(a)
Closing Purchase Price	2.2

Closing Transaction Expenses Payoff Instructions	2.4
Competing Business	6.15(c)
Continuation Period	7.3
Data Room	11.1(b)
DPA	4.26
Enforceability Exceptions	3.2
Environmental Reports	4.20(b)
Estimated Closing Cash Amount	2.4
Estimated Closing Indebtedness Amount	2.4
Estimated Closing Statement	2.4
Estimated Combined Working Capital Adjustment Amount	2.4
Estimated Transaction Expense Amount	2.4
Existing Business Content	6.14(c)
Final Closing Statement	2.6(c)
Final Purchase Price	2.7
Guarantees	6.9(a)
HPIP Audit	8.10
Independent Accounting Firm	2.6(c)
Initial Closing Statement	2.5(a)
Insurance Policy	4.15
Intercompany Account	4.23
Intracompany Account	4.23
IRS Form 8023	8.11(b)
Labor Agreement	4.12(b)
Labor Union	4.12(b)
Legal Restraints	9.1(b)
Lookback Date	4.9(a)
Material Customers	4.24
Material Suppliers	4.24
Month-End Closing	2.3
New Bank Account	6.22(a)
Notice of Disagreement	2.6(a)
Outside Date	10.1(b)
Pandemic Measures	4.13(n)
Parent	Preamble
Parent Disclosure Letter	Article III
Parent Group’s Counsel	11.14
Parent Incentive Plan	7.7(a)
Parent Indemnitees	6.19(b)
Parent LinkedIn Account	6.14(c)
Parent Names	6.14(a)
Parent Releasees	6.16(a)
Parent’s Allocation	8.1
Parent-Prepared Tax Returns	8.3
Post-Closing Adjustment	2.7
Pre-Closing Occurrences	6.10(a)

Pre-Closing Restructuring	6.17
Proration Waiver	7.8(b)
Purchase Price Allocation Schedule	8.1
Purchaser	Preamble
Purchaser DC Plan	7.5
Purchaser Disclosure Letter	Article V
Purchaser Indemnitees	6.19(a)
Purchaser Plans	7.4
Purchaser’s Allocation Notice	8.1
Registered Intellectual Property	4.18(a)
Replacement Award	7.8(c)
Required Regulatory Approvals	5.3
Resolution Period	2.6(b)
Retained Liabilities	6.19(a)
Retained Plot Sale	6.24(a)
Retained Plot Sale Delayed Closing	2.3
Retained Policies	6.10(a)
Sale	2.1
Section 338(g) Election	8.6(b)
Section 338(h)(10) Election	8.11(a)
Section 338(h)(10) Forms	8.11(b)
Security Incident	4.19(c)
Seller	Recitals
Seller DC Plan	7.5
Seller Related Parties	6.20(b)
Sellers	Recitals
Solvent	5.7
Tax Refunds	8.8
Transfer Taxes	8.7
Transferred Business Employee	7.1
Transferred Company	Recitals
Transferred Entities	Recitals
Transferred Entity	Recitals
Transferred Equity Interests	Recitals
Transferred Releasees	6.16(b)
UK Transferred Entity	4.13(w)
Warn Act	4.12(f)
WTP	7.9
ZCV Joint Venture Financial Statements	4.6(b)
ZI Joint Venture Financial Statements	4.6(b)

ARTICLE II

THE SALE

Section 2.1 Sale and Purchase of Transferred Equity Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), Parent shall, and shall cause the Seller Subsidiary to, transfer, convey, assign and deliver to Purchaser (or its permitted assignees listed on Schedule I hereto under the heading “Purchaser Entities”), and Purchaser shall, or shall cause such permitted assignees to, purchase and acquire from the Sellers, all of the Transferred Equity Interests, free and clear of all Liens (other than Permitted Transfer Restrictions) (the “Sale”).

Section 2.2 Closing Purchase Price. In consideration for the Transferred Equity Interests, at the Closing, Purchaser shall deliver to Parent (and/or one or more of Parent’s designees), on behalf of the Sellers, in cash, an aggregate amount of (a) $556,000,000, plus (b) the Estimated Combined Working Capital Adjustment Amount, plus (c) the Estimated Closing Cash Amount, minus (d) the Estimated Closing Indebtedness Amount, minus (e) the Estimated Transaction Expense Amount (the aggregate amount determined pursuant to this Section 2.2, the “Closing Purchase Price”).

Section 2.3 Closing.

(a) The Closing shall take place remotely by conference call and electronic exchange and delivery of signatures and documents (i.e., email of PDF documents), on (i) the date that is five (5) Business Days after the date on which all of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents, or waived, on the Closing Date, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or (ii) at such other place, time or date as may be mutually agreed upon in writing by Parent and Purchaser; provided, that, (A) notwithstanding anything to the contrary contained herein, but subject to Section 9.4, Purchaser shall have the right to require that the Closing occur on the last Business Day of the month during which the Closing would otherwise be required to occur in the absence of this clause (A) (a “Month-End Closing”) so long as such Month-End Closing occurs no earlier than the date that is five (5) Business Days after the date on which all of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents, or waived, on the Closing Date, but subject to the satisfaction or waiver of those conditions) are satisfied or waived and (B) subject to Section 9.4 and clause (A) of this proviso, if neither the consummation of the Retained Plot Sale has occurred nor has Parent procured that the Retained Plot has been transferred in accordance with Section 6.24(a)) by the date on which the Closing would otherwise be required to occur in the absence of clause (A) and this clause (B) of this proviso, Parent shall have the right to require, solely for the purpose of consummating the Retained Plot Sale or such transfer, that the Closing occurs on the earlier to occur of (I) that date that is the fifth (5th) Business Days after the consummation of the Retained Plot Sale or such transfer and (II) the date that is the thirtieth (30th) day after the Closing would otherwise be required to occur in the absence of clause (A) and this clause (B) of this proviso (a “Retained Plot Sale Delayed Closing”). The date on which the Closing actually occurs is referred to as the “Closing Date”.

(b) At the Closing:

(i) Parent shall, or shall cause the Seller Subsidiary to:

(A) deliver to Purchaser unit assignments evidencing the transfer of the Transferred Equity Interests or, to the extent the Transferred Equity Interests relate to a Transferred Company that is formed in a jurisdiction other than the United States, such documents, instruments and notarizations as required by applicable Law to sell and transfer such Transferred Equity Interests to Purchaser (or its permitted assignees) at the Closing or, to the extent that the Transferred Equity Interests are certificated, certificates representing such Transferred Equity Interests and customary instruments of transfer and assignment, duly executed by the Seller Subsidiary, in each case, in form and substance reasonably acceptable to Purchaser;

(B) deliver to Purchaser a duly executed counterpart to the Transition Services Agreement;

(C) deliver to Purchaser a properly completed and duly executed IRS Form W-9 of Parent and the Seller Subsidiary verifying that none of the payments made hereunder is subject to backup withholding;

(D) deliver to Purchaser reasonable evidence of arrangements for (a) the release of Liens arising under the Releasing Indebtedness with respect to (i) the assets of the Transferred Entities and (ii) the Transferred Equity Interests, (b) the release of each Transferred Entity as an obligor, whether as borrower or guarantor, under the Releasing Indebtedness and (c) authorization for Sellers and/or Purchaser (or their respective designees) to make, and/or confirmation that the holders of such Releasing Indebtedness will make, any and all filings or recordings necessary to terminate the security interests related thereto in accordance with the applicable Law, in each case, in form and substance reasonably acceptable to Purchaser;

(E) deliver to Purchaser correct and complete copies of all material documents effecting the Pre-Closing Restructuring; and

(F) deliver to Purchaser (i) an executed copy of the transfer of the Retained Plot to a member of the Parent Group pursuant to Section 6.24(a) (or, if the Retained Plot Sale has occurred, the transfer of the Retained Plot to the third-party buyer) and (ii) evidence that all necessary applications to the land registry to register the transfer of the Retained Plot (together with payment of applicable registration fees)and, if applicable, lodging with His Majesty’s Revenue and Customs of a stamp duty land tax return and payment of the stamp duty land tax in respect of the same have been submitted or paid.

(ii) Purchaser shall:

(A) deliver to Parent (or to any Affiliate designated by Parent) on behalf of the Sellers by wire transfer, to an account or accounts designated by Parent (or by such Affiliate) prior to the Closing, immediately available funds in an aggregate amount equal to the Closing Purchase Price;

(B) deliver to Parent on behalf of the Sellers a duly executed counterpart to the Transition Services Agreement; and

(C) pay (on behalf of the Transferred Entities), by wire transfer of immediately available funds, an aggregate amount equal to the Estimated Transaction Expense Amount to the accounts and in the amounts specified with respect to each such payee in the Closing Transaction Expenses Payoff Instructions and this Agreement delivered to Purchaser pursuant to Section 2.4; provided, that any estimated Transaction Expenses or other Liabilities that constitute compensatory payments to employees or other individual service providers of the Transferred Entities shall be paid by Purchaser to the applicable Transferred Entity, and the applicable Transferred Entity shall pay such amounts, less any required withholding Taxes, to such employees or other individual service providers through the payroll systems of such Transferred Entity as soon as reasonably practicable following the Closing.

Section 2.4 Closing Statement. Not less than five (5) Business Days prior to the anticipated Closing Date, Parent shall provide Purchaser with a statement that contains Parent’s good faith estimate of, and reasonable detail and support for, each of (i) the Combined Working Capital Adjustment Amount (the “Estimated Combined Working Capital Adjustment Amount”), (ii) the Closing Cash Amount (the “Estimated Closing Cash Amount”), (iii) the Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”), and (iv) the Closing Transaction Expense Amount (the “Estimated Transaction Expense Amount”, and such statement, the “Estimated Closing Statement”), which shall be accompanied by a notice that sets forth (i) Parent’s determination of the Closing Purchase Price based on such estimates, and (ii) the account or accounts to which Purchaser shall transfer the Closing Purchase Price and any other amounts to be paid or delivered pursuant to Section 2.3 (and the amount to be transferred to each such account). The Estimated Closing Statement shall be prepared in accordance with the definitions set forth herein (including the Accounting Principles, as applicable) and shall be based on the books and records of the Transferred Entities. Not less than three (3) Business Days prior to the anticipated Closing Date, Parent shall deliver to Purchaser a schedule setting forth an itemized list of all, and amounts of all, estimated Transaction Expenses, including the identity of each payee, estimated dollar amounts owed, wire instructions and any other information necessary to effect the payment thereof (the “Closing Transaction Expenses Payoff Instructions”), and Purchaser shall be entitled to rely, without any independent investigation or inquiry, on the names, amounts, wire instructions and other information set forth in the Closing Transaction Expenses Payoff Instructions. Following delivery of the Estimated Closing Statement, Purchaser and its Representatives shall be permitted to access and review the books, records and work papers of Parent and its Subsidiaries to the extent used or relied on in the calculations of the Estimated Combined Working Capital Adjustment Amount, the Estimated Closing Cash Amount, the

Estimated Closing Indebtedness Amount, and the Estimated Transaction Expense Amount, and Parent shall, and shall cause its Subsidiaries (including the Transferred Entities) and its and their respective employees, accountants and other Representatives to, reasonably cooperate with and assist Purchaser and its Representatives in connection with such review, including by providing reasonable access to such books, records and work papers and making available appropriate personnel to the extent reasonably requested in writing, in each case, upon reasonable advance notice and during normal business hours and, in the case of any Representatives of Purchaser, subject to the execution of customary access letters. Prior to the Business Day immediately preceding the anticipated Closing Date, Purchaser may, in good faith, object in writing to a calculation in the Estimated Closing Statement, and Parent shall, to the extent practicable, in good faith consider Purchaser’s objections and may, in its sole discretion, modify such disputed items as it deems appropriate; provided, that the parties shall proceed to close based upon the Estimated Closing Statement as prepared by Parent (with such modifications made by Parent in accordance with this Section 2.4) or as otherwise agreed to by Parent and Purchaser before the Closing. For the avoidance of doubt, any failure of Purchaser to raise any objection or dispute with the Estimated Closing Statement prior to Closing shall not in any way prejudice Purchaser’s right to raise any matter in the Initial Closing Statement or Final Closing Statement. Parent has delivered to Purchaser the Certain Zeolyst Inventory Schedule, dated as of the date of this Agreement. Not less than five (5) Business Days prior to the anticipated Closing Date, Parent shall provide Purchaser with an updated Certain Zeolyst Inventory Schedule, dated as of the date of delivery (the “Closing Certain Zeolyst Inventory Schedule ”).

Section 2.5 Post-Closing Statements.

(a) Within ninety (90) days after the Closing Date, Purchaser shall, or shall cause the Transferred Entities to, prepare in good faith and deliver to Parent a reasonably detailed statement that sets forth (i) the Combined Working Capital Adjustment Amount, (ii) the Closing Cash Amount, (iii) the Closing Indebtedness Amount, and (iv) the Closing Transaction Expense Amount, together with reasonable detail and supporting evidence of Purchaser’s calculations of such amounts (such statement, the “Initial Closing Statement”). The Initial Closing Statement shall be prepared based upon the books and records of the Transferred Entities in accordance with the Accounting Principles and in a manner consistent with the applicable definitions contained in this Agreement, and shall be prepared so as not to take into account the effects of any purchase accounting in connection with this Agreement or the Transition Services Agreement or the transactions contemplated hereby or thereby.

(b) Following the delivery of the Initial Closing Statement through the date that the Initial Closing Statement has become final and binding in accordance with Section 2.6, Parent and its Representatives shall be permitted to access and review the books, records and work papers of the Transferred Entities and Purchaser, in each case to the extent used or relied on in the calculations of the Combined Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount and the Closing Transaction Expense Amount, and Purchaser shall, and shall cause its Subsidiaries (including the Transferred Entities) and its and their respective employees, accountants and other Representatives to, reasonably cooperate with and assist Parent and its Representatives in connection with such review, including by providing reasonable access to such books, records and work papers and making available appropriate personnel to the extent reasonably requested, in each case, upon reasonable advance notice and during normal business hours and, in the case of any Representatives of Parent, subject to the execution of customary access letters.

(c) Purchaser agrees that, unless otherwise required by Law, following the Closing through the date that the Initial Closing Statement becomes final and binding in accordance with Section 2.6, it will not take or permit to be taken any actions with respect to any accounting books, records, policies or procedures on which the Business Financial Statements or the Initial Closing Statement are based, or on which the Final Closing Statement is to be based, with the primary intent and knowledge that the taking of such actions would impede or delay the determination of the amount of the Combined Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount or the Closing Transaction Expense Amount or the preparation of any Notice of Disagreement or the Final Closing Statement in the manner and utilizing the methods provided by this Agreement.

Section 2.6 Reconciliation of Initial Closing Statement.

(a) Parent shall notify Purchaser in writing no later than sixty (60) days after Parent’s receipt of the Initial Closing Statement if Parent disagrees with the Initial Closing Statement, which notice shall describe the basis for such disagreement in reasonable detail and, if then known or reasonably ascertainable, the amount of each item underlying such disagreement, including the specific items of disagreement and the specific basis therefor (the “Notice of Disagreement”). If no Notice of Disagreement is delivered to Purchaser within such forty-five (45) day period, then the Initial Closing Statement shall become final and binding upon the parties in accordance with this Section 2.6. If a Notice of Disagreement is delivered to Purchaser within such sixty (60) day period, then only such portions of the Initial Closing Statement that Parent does not identify or disagree with in the Notice of Disagreement shall become final and binding upon the parties in accordance with this Section 2.6.

(b) During the thirty (30) days immediately following the delivery of a Notice of Disagreement (the “Resolution Period”), Parent and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the matters identified in the Notice of Disagreement.

(c) If, at the end of the Resolution Period, Parent and Purchaser have been unable to resolve any differences that they may have with respect to the matters identified in the Notice of Disagreement, Parent and Purchaser shall submit all matters that remain in dispute with respect to the Notice of Disagreement to KPMG LLP or, if such firm is unwilling or unable to fulfill such role, (i) another independent certified public accounting firm in the United States of national reputation mutually acceptable to Parent and Purchaser, or (ii) if Parent and Purchaser are unable to agree upon another such firm within ten (10) Business Days after the end of the Resolution Period, then within an additional ten (10) Business Days, Parent and Purchaser shall each select one such firm and those two firms shall, within ten (10) Business Days after their selection, select a third (3rd) such firm (the firm selected in accordance with clause (i) or the third firm selected in accordance with clause (ii), as applicable, the “Independent Accounting Firm”). Within thirty (30) days after the Independent Accounting Firm’s selection, the Independent Accounting Firm shall make a final determination in accordance with the definitions contained in this Agreement (including the Accounting Principles, as applicable) and based solely on the written submissions of the parties and not an independent review, binding on the parties to this Agreement, of the appropriate amount of each of the matters that remain in dispute solely to the extent indicated in the Notice of Disagreement that Parent and Purchaser have submitted to the Independent Accounting Firm. With respect to each disputed matter, such determination, if not in accordance with the position of either Parent or Purchaser, shall not be in excess of the higher, or less than the lower, of the amounts advocated by Parent in the Notice of Disagreement or by Purchaser in the Initial Closing Statement with respect to such disputed matter. For the avoidance of doubt, the Independent Accounting Firm shall not review or make any determination with respect to any matter other than the matters that remain in dispute to the extent indicated in the Notice of Disagreement. The Initial Closing Statement as finally determined either through agreement of the parties pursuant to Section 2.6(a) or Section 2.6(b) or through the action of the Independent Accounting Firm pursuant to this Section 2.6(c), shall be the “Final Closing Statement.” The final determination by the Independent Accounting Firm of the matters submitted to it pursuant to this Section 2.6(c) shall be in writing and shall include (x) the Independent Accounting Firm’s determination of the Final Closing Statement, (y) its determination of each matter submitted to it pursuant to this Section 2.6(c), along with a detailed explanation of the reasons therefor, and (z) a determination regarding the apportionment of its fees and expenses pursuant to Section 2.6(d) below.

(d) All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne on a proportionate basis by Parent, on the one hand, and Purchaser, on the other hand, based on the percentage which the portion of the contested amount not awarded to such Person bears to the amount actually contested; provided that any initial engagement fee shall be borne fifty percent (50%) each by Parent, on the one hand, and Purchaser, on the other hand. During the review by the Independent Accounting Firm, each of Purchaser and Parent agree to execute a customary engagement letter, if such letter is required by the Independent Accounting Firm, and shall each cause its respective Subsidiaries (including, in the case of Purchaser, the Transferred Entities) and its and their respective employees, accountants and other Representatives to, reasonably cooperate with the Independent Accounting Firm during the terms of its engagement, including making available to the Independent Accounting Firm such information, books and records and work papers, as may be reasonably requested by the Independent Accounting Firm to fulfill its obligations under Section 2.6(c). In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of an arbitrator, it being understood that in acting under this Agreement, the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator. A copy of all materials submitted to the Independent Accounting Firm by Parent or Purchaser, as applicable, shall be provided to the other party concurrently with the submission thereof to the Independent Accounting Firm. In the event any party shall participate in teleconferences or meetings with, or make presentations to, or otherwise have any discussions or communications with, the Independent Accounting Firm, the other party shall be entitled to participate in such teleconferences, meetings, presentations, discussions or communications.

(e) Except in the case of Fraud, the process set forth in Section 2.5 and this Section 2.6 shall be the sole and exclusive remedy of any of the parties and their respective Affiliates for any disputes related to the Combined Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount, the Closing Transaction Expense Amount, the Post-Closing Adjustment, and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties contained in this Agreement. Absent manifest error, the resolution of disputed items by the Independent Accounting Firm shall be final and binding, and the determination of the Independent Accounting Firm shall constitute an arbitral award that is final, binding and non-appealable and upon which an Order may be entered by a court having jurisdiction over the party against which such determination is to be enforced.

Section 2.7 Post-Closing Adjustment. The “Post-Closing Adjustment” may be either a positive or negative amount, and shall be equal to (a) (i) the Combined Working Capital Adjustment Amount set forth in the Final Closing Statement, minus (ii) the Combined Working Capital Adjustment Amount set forth in the Estimated Closing Statement, plus (b) (i) the Closing Indebtedness Amount set forth in the Estimated Closing Statement, minus (ii) the Closing Indebtedness Amount set forth in the Final Closing Statement, plus (c) (i) the Closing Cash Amount set forth in the Final Closing Statement, minus (ii) the Closing Cash Amount set forth in the Estimated Closing Statement, plus (d) (i) the Closing Transaction Expense Amount set forth in the Estimated Closing Statement, minus (ii) the Closing Transaction Expense Amount set forth in the Final Closing Statement. If the Post-Closing Adjustment is a positive amount, then Purchaser (or its permitted assignees) shall pay in cash to Parent (or to one or more Affiliates, in each case as designated by Parent) the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then Parent (or an Affiliate designated by Parent) shall pay in cash to Purchaser (or its permitted assignees designated by Purchaser and on behalf of the Sellers as designated by Parent) the absolute value of the amount of the Post-Closing Adjustment. The Closing Purchase Price, as adjusted by the Post-Closing Adjustment, shall be the “Final Purchase Price.” Any such payment pursuant to this Section 2.7 shall be made by wire transfer of immediately available funds within five (5) Business Days after the determination of the Final Closing Statement to an account designated in writing by the party entitled to such payment within three (3) Business Days after the determination of the Final Closing Statement.

Section 2.8 Withholding Rights. Parent, the Sellers, the Transferred Entities, Purchaser, and any other applicable withholding agent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any payment made pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Law related to Taxes. To the extent that amounts are so deducted, withheld and paid over to the relevant taxing authorities, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made. The applicable withholding agent shall use reasonable efforts to provide the payee against whom such withholding is proposed with five (5) Business Days advance written notice of any amounts that any such party intends to withhold under this Section 2.8, and the parties shall reasonably cooperate with each other, as and to the extent reasonably requested by the other party, to minimize or eliminate any potential deductions or withholdings. Notwithstanding the foregoing, any compensatory amounts payable pursuant to or as contemplated by this Agreement shall be payable through the relevant Transferred Entity’s regular payroll procedures.

Section 2.9 Determination of Amounts. Notwithstanding anything herein to the contrary, the parties hereto agree that the Pre-Closing Restructuring shall have been deemed to be completed in all respects for purposes of determining the Estimated Closing Cash Amount, Closing Cash Amount, the Estimated Transaction Expense Amount, the Closing Transaction Expense Amount, the Estimated Closing Indebtedness Amount, the Closing Indebtedness Amount, the Estimated Combined Working Capital Adjustment Amount, the Combined Working Capital Adjustment Amount, the Post-Closing Adjustment, the Closing Purchase Price and the Final Purchase Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Except as set forth in the disclosure letter delivered to Purchaser prior to the execution of this Agreement (the “Parent Disclosure Letter”), it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, Parent hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing, as follows:

Section 3.1 Organization and Qualification. Each of Parent and the Seller Subsidiary is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (or its equivalent, if any), and has all requisite corporate or other organizational power and authority to carry on its businesses as it is currently being conducted (including, as applicable, the Business). Each of Parent and the Seller Subsidiary is qualified to do business and is in good standing (or its equivalent, if any) as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case, except as would not reasonably be expected to have a Seller Material Adverse Effect.

Section 3.2 Authority Relative to this Agreement. Each of Parent and the Seller Subsidiary has (or with respect to the Transition Services Agreement, will have at the Closing) all necessary corporate or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and the Transition Services Agreement, in each case, to the extent such Person is (or with respect to the Transition Services Agreement, will be when executed and delivered) a party to such Contract, and to consummate the Sale. This Agreement has been duly and validly executed and delivered by Parent, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, will constitute, and the Transition Services Agreement when executed and delivered by Parent or the Seller Subsidiary party thereto, and, assuming the due authorization, execution and delivery of the Transition Services Agreement by Purchaser or its Affiliate party thereto, will constitute, a valid, legal and binding agreement of Parent and/or the Seller Subsidiary, as applicable, enforceable against Parent and/or the Seller Subsidiary, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”).

Section 3.3 No Conflicts. No filing with or notice to, and no Permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of any Seller for the execution, delivery and performance by such Seller of this Agreement or the Transition Services Agreement to which such Seller is a party, or the consummation by such Seller, as applicable, of the transactions contemplated hereby or thereby, except (a) the Regulatory Approvals or (b) any such filings, notices, Permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to be material to the Business and the Transferred Entities, taken as a whole, or have a Seller Material Adverse Effect. Assuming compliance with the items described in clauses (a) and (b) of the preceding sentence, including the taking of each action by, or in respect of, and the making of all necessary filings with, Governmental Entities (including the Regulatory Approvals), neither the execution, delivery and performance of this Agreement (or with respect to the Transition Services Agreement, will be when executed and delivered) a party, nor the consummation by the Sellers, as applicable, of the transactions contemplated hereby or thereby, as applicable, will (i) conflict with or result in any breach, violation or infringement of any provision of the Organizational Documents of such Seller, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, suspension, cancellation or acceleration) under, or require any consent under, any of the terms, conditions or provisions of any Contract to which such Seller or any of its respective properties or assets are bound, or (iii) violate any provision of, or result in the breach of, any Law or Order applicable to such Seller or any of its properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to be material to the Business and the Transferred Entities, taken as a whole, or have a Seller Material Adverse Effect.

Section 3.4 Ownership of Transferred Equity Interests; Title. As of the date hereof, Parent holds, and following the Pre-Closing Restructuring, Parent will hold, in each case, directly and indirectly through the Seller Subsidiary, good and valid title to all of the Equity Interests of the Transferred Entities and good and valid title to fifty percent (50%) of the Equity Interests of each Joint Venture. Immediately prior to the Closing, except with respect to any dormant Transferred Entity that Parent and its Affiliates are permitted to dissolve pursuant to Section 6.4(a)(viii), the Seller Subsidiary will be the record and beneficial owner of the Transferred Equity Interests set forth opposite the Seller Subsidiary’s name on Schedule I, and shall have good and valid title to such Transferred Equity Interests free and clear of all Liens other than Permitted Liens, with full right, power and authority to transfer and deliver to Purchaser good and valid title to the Transferred Equity Interests, free and clear of all Liens other than Permitted Transfer Restrictions. The Transferred Equity Interests that the Seller Subsidiary will transfer, convey, assign and deliver to Purchaser pursuant to Section 2.1 will comprise 100% of the Equity Interests of the Transferred Entities as of immediately prior to the Closing. No Seller is party to (i) any option, warrant, purchase right, right of first refusal, call, put or other contract (other than this Agreement) that would reasonably be expected to require such Seller to sell, transfer or otherwise dispose of any Transferred Equity Interests or (ii) any voting trust, proxy or other contract relating to the voting of any Transferred Equity Interests. Immediately following the Closing, Purchaser or its designee, as applicable, will be the record and beneficial owner of the Transferred Equity Interests, and have good and valid title to the Transferred Equity Interests, free and clear of all Liens, except as are imposed by Purchaser or its Affiliates and Permitted Transfer Restrictions.

Section 3.5 Litigation. (a) There is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would reasonably be expected to have a Seller Material Adverse Effect, and (b) neither Parent nor any of its Subsidiaries is subject to any outstanding Order that would reasonably be expected to have a Seller Material Adverse Effect.

Section 3.6 No Vote Required. No vote or other approval of the stockholders of Parent is required to authorize or approve this Agreement and the Transition Services Agreement or to consummate the transactions contemplated by this Agreement or the Transition Services Agreement, whether by reason of applicable Law, the Organizational Documents of Parent, or the rules or requirements of any securities exchange.

Section 3.7 No Additional Representation or Warranties. Except as provided in this Article III, and Article IV, the Transition Services Agreement and any certificates delivered hereunder or thereunder, (a) Parent is not making, and none of its directors, officers, managers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Purchaser or its Affiliates regarding the Sellers and (b) subject to Section 6.16, no such Person shall be liable in respect of the accuracy or completeness of any information provided to Purchaser or its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE TRANSFERRED ENTITIES

Except as disclosed in the Parent Disclosure Letter, it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, Parent hereby represents and warrants to Purchaser, as of the date hereof with respect to the Business and each Transferred Entity in existence as of the date hereof and as of the Closing with respect to the Business and each Transferred Entity in existence as of the Closing, as follows:

Section 4.1 Organization of the Transferred Entities.

(a) Each Transferred Entity and each Joint Venture is (i) duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization (or its equivalent, if any) and (ii) has all requisite corporate or other organizational power and authority to carry on its businesses as it is currently being conducted (including, as applicable, the Business) and to own, lease or operate its properties and assets now owned, operated or leased by it. Each Transferred Entity and each Joint Venture is duly qualified or licensed to do business and is in good standing (or its equivalent, if any) in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, has not been and would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Transferred Entities and the Joint Ventures taken as a whole. No Transferred Entity or Joint Venture is in default under or in violation of any provision of its Organizational Documents, except for any default that would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Transferred Entities and the Joint Ventures taken as a whole.

(b) Parent has made available to Purchaser true, correct and complete copies of the Organizational Documents of each of the Transferred Entities and each Joint Venture in effect as of the date hereof.

Section 4.2 Due Authorization. Each Transferred Entity has, or will have at the Closing, all necessary corporate or similar power and authority to execute, deliver and perform the Transition Services Agreement if it is a party thereto in accordance with the terms thereof. At the Closing, if the Transition Services Agreement is executed and delivered by a Transferred Entity party thereto it will be duly and validly executed and delivered by such Transferred Entity, and, assuming the due authorization, execution and delivery of the Transition Services Agreement by Purchaser or its applicable Subsidiaries, will constitute a valid, legal and binding agreement of the applicable Transferred Entity, enforceable against it in accordance with the terms thereof, subject to the Enforceability Exceptions.

Section 4.3 No Conflict. Except for the Regulatory Approvals, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.4 below, the execution and delivery of this Agreement by Parent or the Transition Services Agreement to which any Seller or Transferred Entity is (or with respect to the Transition Services Agreement, will be when executed and delivered) a party and the consummation by Parent and its applicable Affiliates (including the Seller Subsidiary and the Transferred Entities) of the transactions contemplated hereby and thereby, as applicable, do not and will not (a) violate any provision of, or result in the breach of, any applicable Law to which any Transferred Entity or any Joint Venture is subject or by which any property or asset of any Transferred Entity or any Joint Venture is bound, (b) conflict with the Organizational Documents of any of the Transferred Entities or Joint Ventures, (c) conflict with, violate any provision of, or result in a breach or infringement of, or require a consent of or notice to any Person under, any Business Material Contract, or terminate or give rise to any right of termination, amendment, modification or cancellation of, accelerate the performance required by, allow the imposition of any fees or penalties under, require the making of any payment under any Transferred Entity or Joint Venture under, any such Business Material Contract, or result in the creation of any Lien under any such Business Material Contract or upon any of the properties, assets or rights of the Transferred Entities or Joint Ventures, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration or creation of a Lien, or (d) result in a violation or revocation of any required license, Permit or approval from any Governmental Entity, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a), (c), or (d) would not reasonably be expected to be material to the Business and the Transferred Entities taken as a whole.

Section 4.4 Governmental Consents. Assuming the truth and completeness of the representations and warranties of Purchaser contained in this Agreement, and except as may result from any facts or circumstances relating solely to Purchaser and its Affiliates, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Parent, any of its Affiliates or the Transferred Entities or, to the Knowledge of Parent, the Joint Ventures, with respect to the execution or delivery of this Agreement by Parent or the Transition Services Agreement by any Seller or any Transferred Entity to which such Person is a party or the consummation by Parent or any of its Affiliates or the Transferred Entities of the transactions contemplated hereby or thereby, except for (a) the Regulatory Approvals, (b) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Business and the Transferred Entities taken as a whole, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Laws or (d) as otherwise disclosed on Section 4.4 of the Parent Disclosure Letter.

Section 4.5 Capitalization of the Transferred Entities. As of immediately following the Pre-Closing Restructuring, the Transferred Equity Interests will be duly authorized, validly issued, and will have been issued not in violation of preemptive or similar rights of any Person. Immediately prior to the Closing, the Transferred Equity Interests will be owned, directly or indirectly, beneficially and of record by the Seller Subsidiary, and upon the consummation of the Closing, free and clear of all Liens attributable to the Sellers or the Transferred Entities other than Permitted Transfer Restrictions. Section 4.5 of the Parent Disclosure Letter contains a true and correct list, as of the date hereof, of each of the Transferred Entities and each Joint Venture, the Transferred Entity’s and Joint Venture’s form of organization and the jurisdiction of its incorporation or organization, the issued and outstanding Equity Interests of each Transferred Entity and the record and beneficial owner of the outstanding Equity Interests of such Transferred Entity or Joint Venture, as applicable. All Equity Interests of the Transferred Entities other than the Transferred Companies are duly authorized, validly issued, and have been issued not in violation of preemptive or similar rights of any Person. As of immediately prior to the Closing, all Equity Interests of the Transferred Entities other than the Transferred Companies will be owned by another Transferred Entity, as applicable, and free and clear of all Liens attributable to the Sellers or the Transferred Entities other than Permitted Liens. The Equity Interests of each Joint Venture set forth in Section 4.5 of the Parent Disclosure Letter are owned by Seller or a Subsidiary of Seller and, as of immediately prior to the Closing, will be owned by a Transferred Entity, free and clear of all Liens attributable to the Sellers or the Transferred Entities other than Permitted Liens. There are no Equity Interests of any Transferred Entity issued or outstanding other than as set forth in Section 4.5 of the Parent Disclosure Letter. (a) There are no preemptive or other outstanding rights, rights of first refusal or offer, rights of repurchase or forfeiture, rights of participation or similar rights with respect to any Equity Interests of any Transferred Entity or any Joint Venture, (b) there are no Liens or other contractual obligations of the Transferred Entities, including subscriptions, options, warrants, stock appreciation rights, phantom equity interests, profits interests, restricted units or other compensatory equity or equity-linked rights, relating to, the ownership, disposition, redemption, repurchase, transfer or voting of any Equity Interests of any Transferred Entity or obligating any Transferred Entity to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of any Transferred Entity and (c) there are no such rights described in clauses (a) or (b), convertible, exercisable, or exchangeable into securities or other ownership interest in any Transferred Entity or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any Transferred Entity, and no securities evidencing such rights are issued or outstanding. Except for ownership of another Transferred Entity or the Joint Ventures, no Transferred Entity (x) owns, directly or indirectly, any Equity Interest in any Person or (y) is a party to any joint venture, partnership or similar relationship, or buy-sell agreement, stockholders’ agreement or similar Contract. Other than the Organizational Documents of the Transferred Entities, there are no voting proxies or similar arrangements or understandings with respect to the voting of any Equity Interests in any of the Transferred Entities.

Section 4.6 Financial Statements.

(a) Section 4.6(a) of the Parent Disclosure Letter sets forth true, correct and complete copies of the unaudited combined balance sheets of the Business as of December 31, 2024 and 2023 and as of June 30, 2025 and the related unaudited combined statements of operations of the Business for the years ended December 31, 2024 and 2023 and for the six-month period ended June 30, 2025, in each case prepared by the management of Parent (collectively, the “Business Financial Statements”). The Business Financial Statements (i) have been prepared from, and are consistent with, the books and records of Parent of which such books and records have been maintained in accordance with GAAP, (ii) have been prepared in accordance with GAAP and on a management prepared, carve-out accounting basis applied on a consistent basis throughout the accounting periods covered thereby (except as may be indicated in the notes thereto), excluding any allocation of debt and income taxes, and (iii) present fairly, in all material respects, the combined financial position and the combined results of operations of the Business (including elimination of all intercompany flows and positions, and elimination of potential intercompany margins on inventories), as of the dates thereof or the periods then ended, in each case except as may be noted therein (subject to the absence of footnotes); provided that the Business Financial Statements and the foregoing representations and warranties are qualified by the fact that (A) the Business has not operated on a separate stand-alone basis and (B) the Business Financial Statements are not indicative of what the results of operations, financial position and cash flows of the Business or the Transferred Entities will be in the future. Parent has established, administered and maintained a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and that the transactions have been recorded as necessary to permit the preparation of the Business Financial Statements.

(b) Section 4.6(b) of the Parent Disclosure Letter sets forth a true, correct and complete copy of the audited balance sheets of Zeolyst International as of December 31, 2024 and 2023 and the related audited statements of operations and accumulated earnings, statements of cash flows and statements of changes in partners’ capital of Zeolyst International for the years ended December 31, 2024, 2023 and 2022 (collectively, the “ZI Joint Venture Financial Statements”). The ZI Joint Venture Financial Statements (i) have been prepared from, and are consistent with, the books and records of Zeolyst International of which such books and records have been maintained in accordance with GAAP, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the accounting periods covered thereby, and (iii) present fairly, individually and in the aggregate, in all material respects, the financial position and the results of operations of Zeolyst International (including elimination of all intercompany flows and positions, and elimination of potential intercompany margins on inventories), as of the dates thereof or the periods then ended, in each case except as may be noted therein.

(c) Section 4.6(c) of the Parent Disclosure Letter sets forth a true, correct and complete copy of the audited balance sheets of Zeolyst C.V. as of December 31, 2024, 2023 and 2022 and the related audited statements of operations of Zeolyst C.V. for the years ended December 31, 2024, 2023 and 2022 (collectively, the “ZCV Joint Venture Financial Statements”). The ZCV Joint Venture Financial Statements (i) have been prepared from, and are consistent with, the books and records of Zeolyst C.V. of which such books and records have been maintained in accordance with GAAP, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the accounting periods covered thereby, and (iii) present fairly, individually and in the aggregate, in all material respects, the financial position and the results of operations of Zeolyst C.V. (including elimination of all intercompany flows and positions, and elimination of potential intercompany margins on inventories), as of the dates thereof or the periods then ended, in each case except as may be noted therein.

Section 4.7 Undisclosed Liabilities. There is no Liability, debt or obligation of the Transferred Entities or the Joint Ventures, whether or not of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for Liabilities and obligations (a) adequately reflected or adequately reserved for on the Business Financial Statements, the ZI Joint Venture Financial Statements or the ZCV Joint Venture Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Business Financial Statements, the ZI Joint Venture Financial Statements or the ZCV Joint Venture Financial Statements, as applicable, in the Ordinary Course of Business (except to the extent such Liabilities or obligations arise from tortious conduct, infringement, misappropriation, breaches of any Business Material Contract or violations of applicable Law), (c) incurred in connection with this Agreement or the transactions contemplated by this Agreement or the Transition Services Agreement and expenses incurred since June 30, 2025 (the “Balance Sheet Date”) in connection with the process to sell the Business, (d) disclosed in this Agreement (including the Parent Disclosure Letter and the Schedules hereto), (e) arising under the terms of any Business Material Contract to which a Transferred Entity is a party, assuming compliance with the terms of such Business Material Contract, or (f) which would not reasonably be expected to be material to the Business and the Transferred Entities taken as a whole. No Transferred Entity is, or will be as of the Closing, party to any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.8 Litigation and Proceedings. Except for Actions under Environmental Law (as to which certain representations and warranties are made pursuant to Section 4.20), there are no pending or, to the Knowledge of Parent, threatened, Actions at law or in equity, or, to the Knowledge of Parent, investigations before or by any Governmental Entity against any Transferred Entity or, to the Knowledge of Parent, any Joint Venture, that, in each case, if resolved adversely to such Transferred Entity or such Joint Venture, would, individually or in the aggregate, reasonably be expected to be material to the Business, the Transferred Entities and the Joint Ventures taken as a whole.

Section 4.9 Legal Compliance.

(a) Each of the Transferred Entities, to the Knowledge of Parent, the Joint Ventures, and, solely with respect to the Business, Parent or its other Subsidiaries, is, or since January 1, 2022 (the “Lookback Date”) has been, in compliance in all material respects with any Laws or Orders issued by a Governmental Entity applicable to them. None of the Transferred Entities, to the Knowledge of Parent, the Joint Ventures, or, solely with respect to the Business, Parent or its other Subsidiaries has received since the Lookback Date, any written notice from any Governmental Entity that any of the Transferred Entities or, to the Knowledge of Parent, any Joint Ventures is not in compliance in any material respect with any Law or Order applicable to it that would reasonably be expected to be material to the Business, the Transferred Entities and Joint Ventures, taken as a whole.

(b) Parent, the Transferred Entities, and, to the Knowledge of Parent, their respective employees and contractors are and, since the April 24, 2019, have been, in compliance in all material respects with International Trade Laws, and have not taken any action that violates, evades or avoids, or attempts to violate, evade or avoid, International Trade Laws in any material respect. Neither Parent nor any Transferred Entity, nor, to the Knowledge of Parent, any of their respective directors, executives or employees, or any representative or agent acting on behalf of Parent or any Transferred Entity, currently or since the April 24, 2019: (i) is or has been a Sanctioned Person or has acted, directly or knowingly indirectly, on behalf of a Sanctioned Person; (ii) is unlawfully conducting or has unlawfully conducted any business or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; or (iii) is unlawfully dealing in or has unlawfully dealt in, or otherwise engaged in, any transaction relating to, any property or interests in property of any Sanctioned Person, in each case in material noncompliance with International Trade Laws. Additionally:

(i) Parent and the Transferred Entities have not received in writing and there is not any current or, to the Knowledge of Parent, threatened investigation, inquiry, complaint, lawsuit, voluntary or involuntary disclosure, warning letter, penalty notice, or other regulatory action, whether internal, by a government regulator or agency, or a private party, alleging any material violation of International Trade Laws, nor has Parent or any Transferred Entity any of their respective employees or representatives been convicted of violating any International Trade Laws.

(ii) Neither Parent nor any Transferred Entity has, since April 24, 2019, made any voluntary or directed disclosures, or produced records in response to administrative, civil, or criminal subpoenas, with respect to a possible violation of International Trade Laws to any Governmental Entity or Sanctions Authority.

(iii) Parent and the Transferred Entities have adopted and implemented policies and procedures reasonably designed to prevent, detect and deter violations of applicable International Trade Laws.

(c) In the past five (5) years, neither the Parent Group, nor to the Knowledge of Parent, any director, officer, employee, agent, representative, consultant or other Person acting for or on behalf of the Parent Group or in connection with the Business, has violated any applicable Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended and the U.K. Bribery Act 2010, in each case, as in effect at the time of such action (all such Laws, “Anticorruption Laws”). To the Knowledge of Parent, no director, officer, employee, agent, representative, consultant or other Person acting for or on behalf of Parent or any of its Subsidiaries has, with respect to the Business, violated any Anticorruption Law since the Lookback Date.

(d) The Parent Group further represents that since the Lookback Date it has not maintained or had any off-books funds or accounts, nor engaged in, participated in, or facilitated any transactions that are not fairly and accurately reflected in the relevant entity’s financial books and records.

(e) Since the Lookback Date, the Parent Group has not received or become aware of any internal or external accusations, allegations, complaints, investigations, reports, or proceedings, involving the Transferred Entities or the Business relating to violations of Anticorruption Laws.

(f) Section 4.9(f) of the Parent Disclosure Letter sets forth each sales agent engaged by the Transferred Entities and the Parent Group associated with or acting for or on behalf of the Transferred Entities or any member of the Parent Group in connection with the Business as of the date of this Agreement. None of the Transferred Entities, the Parent Group or, to the Knowledge of Parent, any officers, directors, employees or agents associated with or acting for or on behalf of any Transferred Entity, any member of the Parent Group have knowledge of facts or circumstances indicating that any Transferred Entity has violated or is violation of any Anti-Money Laundering Law. The Transferred Entities have been in material compliance with and have not been found by relevant Governmental Entities or Tax authorities to have violated, or been in violation of, any provision of the Anti-Money Laundering Laws. None of the Transferred Entities, the Parent Group or, to the Knowledge of Parent, any officer or director of the Transferred Entities or the Parent Group or any Person authorized to act and acting on behalf of any Transferred Entity or any member of the Parent Group is or has been the subject of any allegation, voluntary disclosure, investigation, inquiry, litigation, judicial or administrative prosecution or enforcement action related to any Anti-Money Laundering Laws.

Section 4.10 Contracts; No Defaults.

(a) Section 4.10(a) of the Parent Disclosure Letter contains a true, correct and complete listing of all Contracts described in clauses (i) through (xxiii) below to which, as of the date of this Agreement, any of the Transferred Entities is a party, or to which any Seller or any of their Affiliates is a party and that relates exclusively to the Business (or with respect to Shared Contracts or Shared Parent Contracts relates primarily to the Business) or solely with respect to clauses (ii), (v) and (xiii) to a Joint Venture (other than purchase orders and invoices (which are governed by the typical terms and conditions of the Business) entered into in the Ordinary Course of Business, Seller Benefit Plans, Contracts relating to insurance policies set forth on Section 4.15 of the Parent Disclosure Letter, Contracts relating to a Joint Venture except for clauses (ii), (v) and, relating solely to the Material Joint Venture Customer Contracts and Material Joint Venture Supplier Contracts, clause (xiii) below, Transferred Entity Benefit Plans, any Contracts relating primarily to the Retained Businesses and any Contracts that will be allocated to the Retained Business in connection with the Pre-Closing Restructuring) (each such Contract, listed or required to be listed, a “Business Material Contract”):

(i) each Contract (other than Contracts of the type described in other clauses of this Section 4.10(a)) that requires or Parent reasonably anticipates will involve aggregate annual payments or consideration furnished by or to a Transferred Entity of more than $1,500,000 which are not cancelable (without penalty, cost or other Liability) within ninety (90) days;

(ii) each (A) note, debenture, letter of credit or other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by or involving the Transferred Entities (other than intercompany indebtedness owing by one Transferred Entity to another Transferred Entity), in each case, having an outstanding principal amount in excess of $1,500,000, and (B) credit or financing agreement for money borrowed by or involving any Joint Venture;

(iii) each Contract for the acquisition of any Person or any business unit thereof or the disposition of any assets of the Transferred Entities (other than sales of inventory or products in the Ordinary Course of Business), in each case, involving payments in excess of $1,000,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no ongoing purchase price, earn-out, material indemnification or other monetary obligations, or other material performance obligations;

(iv) each lease, rental or occupancy agreement, real property license, installment and conditional sale agreement or other Contract that, in each case, (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property and (y) involves annual payments in excess of $500,000;

(v) each joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than with respect to wholly owned Subsidiaries of Parent, but including, for the avoidance of doubt, with respect to each Joint Venture);

(vi) each Contract requiring capital expenditures (or a series of capital expenditures) after the date of this Agreement, that is not included in the capital expenditures budget of the Transferred Entities, including the Joint Ventures, as applicable, for the fiscal year beginning on January 1, 2025 set forth in Section 1.1(e) of the Parent Disclosure Letter (the “Capital Budget”) and is in an amount in excess of $500,000;

(vii) each Contract containing covenants that limit or purport to limit in any material respect the freedom of any Transferred Entity to compete with any Person in a product line or line of business or to operate in any geographic area;

(viii) each Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which the Business or any Transferred Entity has a material obligation with respect to an “earn out,” contingent purchase price or similar contingent payment obligation;

(ix) each Contract pursuant to which a Transferred Entity or Joint Venture (x) is granted from a third party any Intellectual Property license or other right with respect to Intellectual Property, other than (1) non-exclusive click-wrap, shrink-wrap and off-the-shelf object code software licenses, and any other non-exclusive object code software licenses that are commercially available on reasonable terms to the public generally, in each case with license, maintenance, support and other fees less than $500,000 per year, (2) Contracts with employees or independent contractors of a Transferred Entity or a Joint Venture on a Transferred Entity’s or Joint Venture’s form, as applicable, of agreement made available to Purchaser and (3) Contracts containing non-exclusive licenses of Intellectual Property where the license is merely incidental to the primary purpose of the Contract or (y) grants to a third party any license or other right with respect to Intellectual Property, other than Contracts containing non-exclusive licenses of Owned Intellectual Property where the license is merely incidental to the primary purpose of the Contract;

(x) each Contract relating to financial or commodities hedging, swaps or similar arrangements;

(xi) each Contract with “take or pay” provisions, or “requirements” provisions committing a Person to provide the quantity of goods or services required by another Person involving annual payments or consideration in excess of $2,000,000;

(xii) each Contract (A) providing for a Transferred Entity to be the exclusive provider of any product or service to any Person or the exclusive recipient of any product or service of any Person or (B) under which a Transferred Entity has granted “most favored nation” rights to any Person, in each case of (A) and (B), involving annual payments or consideration in excess of $2,000,000;

(xiii) (A) each Contract with a Material Customer or Material Supplier and (B) each Material Joint Venture Customer Contract or Material Joint Venture Supplier Contract;

(xiv) each Labor Agreement;

(xv) each Contract required to be disclosed pursuant to Section 4.22 hereof;

(xvi) each Contract with a Governmental Entity;

(xvii) each Contract that involves a settlement, conciliation or similar agreement relating to any claim or dispute and imposes obligations on any of the Transferred Entities involving (A) a payment in excess of $500,000 made by the Transferred Entities since the Lookback Date, or (B) any material ongoing requirements or restrictions on any of the Transferred Entities (including any injunctive or other non-monetary relief), in each case, other than any obligations or Liabilities under any Contract that have been fully performed;

(xviii) each Shared Contract;

(xix) each Shared Parent Contract;

(xx) each Contract entered into outside the Ordinary Course of Business that results in any Person holding a power of attorney from any Transferred Entity that relates to any Transferred Entity or any of their respective businesses; and

(xxi) each Contract with a premium pension institution (premiepensioeninstelling) administering a pension scheme for any Transferred Entity.

(b) Parent has made available to Purchaser correct and complete copies of each Business Material Contract. All of the Business Material Contracts (i) are in full force and effect, subject to the Enforceability Exceptions, and (ii) represent the valid and binding obligations of the Transferred Entity party thereto and, to the Knowledge of Parent, represent the valid and binding obligations of the other parties thereto. Except, in each case, where the occurrence of such breach or default is not, and would not reasonably be expected to be, material to the Business and the Transferred Entities, taken as a whole, (x) neither the Transferred Entities nor, to the Knowledge of Parent, any other party thereto is in breach of or default under any Business Material Contract, (y) neither Parent nor the Transferred Entities have received any claim or notice of material breach of or material default under any Business Material Contract, and (z) to the Knowledge of Parent, no event has occurred which individually or together with other events would reasonably be expected to result in a breach of or a default under any Business Material Contract (in each case, with or without notice or lapse of time or both). No Transferred Entity nor, to the Knowledge of Parent, any other party to any Business Material Contract has provided or received any written notice of (i) waiving any material right under any Business Material Contract or (ii) any intention to terminate, fail to renew or renegotiate, or cancel any Business Material Contract.

Section 4.11 Benefit Plans.

(a) Section 4.11(a) of the Parent Disclosure Letter sets forth a correct and complete list of each material Transferred Entity Benefit Plan and each material Seller Benefit Plan. With respect to each Transferred Entity Benefit Plan, the Sellers have delivered or made available to Purchaser copies (if applicable) of: (i) the most recent plan document and any related trust agreement (or, in the case of an unwritten plan, a written description of the material terms thereof) and all material amendments thereto, (ii) the most recent summary plan description, (iii) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Transferred Entity Benefit Plan, (iv) the most recent annual report, with accompanying schedules and attachments, filed with the IRS or other equivalent Governmental Entity for jurisdictions outside the United States, and (v) all material, non-routine correspondence related thereto received from or provided to the IRS, the U.S. Department of Labor, or any other similar Governmental Entity during the last three years. Notwithstanding the foregoing, any Transferred Entity Benefit Plan or Seller Benefit Plan that (A) relates to a Transferred Entity Employee or service provider whose annual base salary does not exceed $200,000 as of the date of this Agreement, (B) is in all material respects in a form of agreement or arrangement of the type that is identified on Section 4.11 of the Parent Disclosure Letter and has been made available to Purchaser, and (C) does not provide any severance or notice period in excess of thirty (30) days (or such longer period as required by applicable Law) or any transaction, retention or change in control payments will be deemed immaterial and will not be specifically set forth on Section 4.11(a) of the Parent Disclosure Letter.

(b) Each Transferred Entity Benefit Plan and, except as would not reasonably be expected to result in material liability to any Transferred Entity, each Seller Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. All contributions, premiums and payments required to be made with respect to any Transferred Entity Benefit Plan on or before the date hereof have been made in all material respects, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are accrued to the extent required to be accrued under applicable accounting principles. Each Transferred Entity Benefit Plan and Seller Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received or is entitled to rely upon a favorable determination or opinion letter as to its qualification, and, to the Knowledge of Parent, nothing has occurred and no circumstances exist that would reasonably be expected to adversely affect the qualified status of such Benefit Plan. With respect to any Transferred Entity Benefit Plan, there have been no non-exempt prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code that would reasonably be expected to subject any Transferred Entity to either a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material Tax or material penalty on prohibited transactions imposed by Section 4975 of the Code.

(c) No Transferred Entity Benefit Plan or Seller Benefit Plan is, and none of the Transferred Entities nor any of their respective ERISA Affiliates have, in the past six years, sponsored, maintained, administered, contributed to or been required to contribute to, or have or could reasonably be expected to have any Liability in respect of, (i) a plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA or a defined benefit pension plan (as defined in Section 3(35) of ERISA, whether or not subject to ERISA), (ii) a multiemployer pension plan (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(d) None of the Transferred Entities has any current or projected Liability in respect of, and no Transferred Entity Benefit Plan or, solely with respect to the Transferred Entity Employees, Seller Benefit Plan provides post-employment or post-retirement health or other welfare benefits (whether insured or self-insured), other than coverage mandated by the Consolidated Omnibus Reconciliation Act of 1985 or other applicable Law, for which (i) the covered individual pays the full cost of coverage or (ii) all or a portion of the cost of coverage is covered by a severance arrangement disclosed on Section 4.11(a) of the Parent Disclosure Letter.

(e) With respect to the Transferred Entity Benefit Plans as of the date hereof, no Actions (other than routine claims for benefits in the Ordinary Course of Business) are pending or, to the Knowledge of Parent, threatened, and, to the Knowledge of Parent, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions.

(f) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will, directly or indirectly (i) entitle any Transferred Entity Employee to any payment or benefit, (ii) increase the amount or value of any compensation or benefits payable, or otherwise trigger any payment or funding of compensation or benefits under, any Transferred Entity Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting, or an increase in the amount, of any compensation or benefits due to any Transferred Entity Employee, or (iv) result in any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) being made by any of the Transferred Entities.

(g) No Transferred Entity Employee is entitled to, and no Transferred Entity has any obligation to any employee or other service provider in respect of, any gross-up, indemnification, make-whole or similar payment or reimbursement in respect of any Taxes, including those imposed under Sections 4999 or 409A of the Code or any interest or penalty related thereto.

(h) Each Transferred Entity Benefit Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been established, operated and maintained in compliance in all material respects with, and the Transferred Entities have complied in all material respects in practice and operation with, the applicable requirements of Section 409A of the Code and applicable guidance thereunder, and no amount under any such Transferred Entity Benefit Plan has been, is or could reasonably be expected to be, subject to the interest or additional Tax under Section 409A of the Code.

(i) Each Transferred Entity Benefit Plan and, with respect to the Transferred Entity Employees, Seller Benefit Plan that is subject to the Laws of a jurisdiction outside the United States (i) has been maintained in accordance with applicable Laws in all material respects during the last three years, (ii) if intended to qualify for special tax treatment, has during the last three years met requirements for such treatment, and (iii) if intended to be funded and/or book reserved, has been during the past three years fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 4.12 Employees; Labor Matters.

(a) With respect to each Transferred Entity Employee as of August 8, 2025, Parent has made available to Purchaser in the Data Room, as applicable and to the extent permitted by applicable Law, each such Transferred Entity Employee’s (i) name or identification number, (ii) job title, (iii) work location, (iv) annual salary or hourly rate (as applicable), (v) target bonus or commission opportunity, (vi) if applicable, exempt or non-exempt status under the Fair Labor Standards Act, (vii) employing entity, and (viii) whether full- or part-time and whether active or on leave (and if on leave, the type of leave and the expected return date, if known).

(b) Except as set forth on Section 4.12(b) of the Parent Disclosure Letter, neither Parent nor any of its Affiliates (including any Transferred Entity) is bound to any labor, works council or trade union agreement with respect to the Transferred Entity Employees (each, a “Labor Agreement”) with any labor union, works council, trade union or other employee representative body (each, a “Labor Union”), nor is there presently, nor in the past three (3) years has there been, any pending or threatened attempt to organize the Transferred Entity Employees by or on behalf of any Labor Union. No Transferred Entity nor any member of the Parent Group has any legal or contractual requirement to provide notice or information to, bargain with, enter into any consultation procedure with, or obtain consent from, any Labor Union in connection with the execution of this Agreement or the transactions contemplated hereby.

(c) During the past three (3) years through the date hereof, no strikes, stoppages, slowdowns, or other material labor disputes, disturbances, or controversies have occurred or, to the Knowledge of Parent, have been threatened against or affecting any Transferred Entity or, in respect of the Business, any member of the Parent Group. There is no, and in the past three (3) years has not been any, material unfair labor practice charge or complaint pending or, to the Knowledge of Parent, threatened against any Transferred Entity or, solely in respect of the Business, any member of the Parent Group, in each case, before any Governmental Entity, and no material grievance or arbitration proceeding arising out of or under any Labor Agreement is so pending nor, to the Knowledge of Parent, threatened against any Transferred Entity or, solely in respect of the Business, any member of the Parent Group.

(d) The Transferred Entities are, and during the past three (3) years through the date hereof have been, in compliance in all material respects with all applicable Laws relating to employment of labor with respect to the Transferred Entity Employees, including labor relations, employment and employment practices, workers’ compensation, occupational safety and health requirements, plant closings, employee classification, wages and hours, overtime, employment discrimination, immigration, and visa and work status.

(e) During the past three (3) years, (i) no Action or, to the Knowledge of Parent, material allegation of workplace sexual harassment, unlawful discrimination or sexual misconduct has been made, initiated, filed or, to the Knowledge of Parent, threatened against any Transferred Entity Employee in his or her capacity as such, (ii) to the Knowledge of Parent, no material incidents of workplace sexual harassment, unlawful discrimination or sexual misconduct have occurred with respect to the Business, and (iii) none of the Transferred Entities nor, solely in respect of the Business, any member of the Parent Group has entered into any settlement agreement related to allegations of sexual harassment, unlawful discrimination or sexual misconduct.

(f) During the past three (3) years, no Transferred Entity or member of the Parent Group has engaged in or effectuated any “mass termination”, “collective dismissals”, “plant closing” or “mass layoff” (in each case, as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar foreign, state or local law (collectively, the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Transferred Entity without complying with the WARN Act.

(g) No Transferred Entity or, solely in respect of the Business, any member of the Parent Group is, or during the past three (3) years has been, the subject of any pending or, to the Knowledge of Parent, threatened, audit, investigation or other action from the U.S. Department of Homeland Security, including the U.S. Immigration and Customs Enforcement, (or any predecessor thereto, including the U.S. Customs Service or the Immigration and Naturalization Service) or any other Governmental Entity, concerning compliance with any Laws concerning immigration.

(h) Except as would not reasonably be expected to result in material Liability for any Transferred Entity: (i) the Transferred Entity Employees have fully and timely been paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable to their current or former employees and individual independent contractors, and (ii) each individual who is providing or within the past three (3) years has provided services to a Transferred Entity and is or was classified and treated as an independent contractor is and has been properly classified and treated as such for all applicable purposes and (iii) each Transferred Entity Employee is employed at will and may terminate his or her employment or be terminated from such employment for any or no reason.

(i) To the Knowledge of Parent, no Transferred Entity Employee with annual base compensation in excess of $200,000 has notified a Transferred Entity in writing that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise from the date hereof through the first (1st) anniversary of the Closing Date.

Section 4.13 Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Transferred Entities or the Joint Ventures or with respect to the Business have been duly, correctly and timely filed with or provided to any Governmental Entity, and the Transferred Entities and the Joint Ventures have fully and timely paid all material amounts of Taxes (whether or not shown on any Tax Return), and all such Tax Returns are true, correct and complete in all material respects.

(b) The unpaid Taxes of the Transferred Entities and the Joint Ventures and unpaid Taxes with respect to the Business for periods (or portions thereof) ending on or prior to the date of the Business Financial Statements do not materially exceed the accruals for current Taxes included in the Business Financial Statements (not to include any reserve for deferred Taxes established to reflect timing differences between book and Tax income), and no material amount of unpaid Taxes of the Transferred Entities or the Joint Ventures or Taxes with respect to the Business has been incurred since the date of the Business Financial Statements other than in the Ordinary Course of Business of the Transferred Entities or the Joint Ventures, as applicable, and consistent with such amounts previously paid with respect to such Taxes for similar periods in prior years, adjusted for changes in ordinary course operating results.

(c) There are no Liens for any material amount of Taxes (other than Permitted Liens) upon any property or assets of, or Equity Interests in, the Transferred Entities or the Joint Ventures.

(d) (i) No material deficiency for any Taxes has been asserted or assessed by any Governmental Entity against the Business, the Transferred Entities or the Joint Ventures (or, to the Knowledge of Parent, has been threatened or proposed), except for deficiencies which have been fully and finally satisfied by payment, settled or withdrawn and (ii) as of the date hereof, no Tax Proceeding of the Transferred Entities or the Joint Ventures or with respect to the Business is pending or threatened in writing, in each case, with respect to a material amount of Taxes.

(e) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Transferred Entities or the Joint Ventures or with respect to the Business for any taxable period, other than as a result of any automatic extension of time permitted by applicable Law for filing a Tax Return.

(f) None of the Transferred Entities or the Joint Ventures (i) has been a member of a combined, consolidated, unitary or similar group for Tax purposes (including an “affiliated group” within the meaning of Code 1504(a) filing a consolidated federal income Tax Return or a “fiscal unity” for Dutch corporate income tax or Dutch value added tax purposes), other than an affiliated group of which the common parent was Parent or one of its current Subsidiaries, or (ii) has liability for the Taxes of a Person (other than any of the Transferred Entities or any member of the Parent Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), as a result of transferee or successor liability, under any other applicable Law or by any Tax Sharing Agreement (other than (x) Commercial Tax Agreements and (y) the Transition Services Agreement).

(g) No Tax Sharing Agreement (other than a Commercial Tax Agreement) is currently in effect with respect to any Transferred Entity or Joint Venture, with respect to the Business or any member of the Parent Tax Group (or such member’s Subsidiaries) that would in any manner bind, obligate, or restrict Purchaser or its Affiliates (including the Transferred Entities and the Joint Ventures after the Closing Date).

(h) None of the Transferred Entities has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code), in each case, in the two years prior to the date of this Agreement.

(i) None of the Transferred Entities or the Joint Ventures has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

(j) Each of the Transferred Entities and the Joint Ventures has charged, collected, withheld, deducted or paid all material amounts of Taxes required to have been charged, collected, withheld, deducted or paid in connection with amounts owing to any employee, independent contractor, creditor, stockholder or other third party. Each of the Transferred Entities has timely remitted all material amounts of withheld Taxes to the proper Governmental Entity.

(k) No claim has been made by a Governmental Entity in a jurisdiction where the Transferred Entities or the Joint Ventures do not file a particular kind of Tax Return or pay a particular Tax that indicates that any of the Transferred Entities or any of the Joint Ventures is, or may be, required to file such Tax Return or pay such Tax. The Transferred Entities and the Joint Ventures have not commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled.

(l) None of the Transferred Entities or the Joint Ventures is subject to, nor has any of the Transferred Entities or the Joint Ventures applied for, any private letter ruling of the IRS, request for administrative relief, request for technical advice, request for a change of any method of accounting, or comparable rulings of any Governmental Entity. No Governmental Entity has agreed to operate a ruling or special arrangement or agreement (being an arrangement or agreement, including tax rulings, not based on a strict and correct application of the relevant legislation) in relation to the affairs of any Transferred Entity or Joint Venture or with respect to the Business and no Transferred Entity or Joint Venture has a request pending before a Governmental Entity for any such ruling, arrangement or agreement.

(m) None of the Transferred Entities or the Joint Ventures will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, including as a result of (i) change in method of accounting for Tax purposes (including by reason of Section 481 or 263A of the Code or any similar provisions of state, local or non-U.S. Law) made prior to the Closing Date (other than pursuant to Section 174A Rules), (ii) use of an impermissible method of accounting prior to the Closing Date, (iii) installment sale or open transaction made or entered into prior to the Closing Date, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the Ordinary Course of Business, (v) intercompany transaction entered into prior to the Closing Date, or excess loss account described in Section 1502 of the Code (or any similar provision of state, local or non-U.S. income Law) in existence as of the Closing Date, (vi) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing Date, (vii) excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) existing on the Closing Date, (viii) Section 362(e) of the Code resulting from any property held by a Transferred Entity prior to the Closing Date, or (ix) any gain recognition agreement under Section 367 of the Code entered into by a Transferred Entity prior to the Closing Date.

(n) None of the Transferred Entities or the Joint Ventures will be required to pay any material amount of Tax as a result of an election under Section 965(h) of the Code made prior to the Closing Date or any action taken pursuant to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other similar Law, Order, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to the SARS-CoV-2 virus outbreaks (“Pandemic Measures”) (including as a result of deferral of any Taxes under any Pandemic Measures or any application for or receipt of any loan or other funds pursuant to any Pandemic Measures).

(o) Parent has complied in all material respects with Section 482 of the Code and the Treasury Regulations promulgated thereunder (or any similar provision of state, local or non-U.S. Law) and all material transfer pricing documentation has been kept and filed in all material respects in compliance with relevant Law. To the Knowledge of Parent, there are no circumstances that could cause any Governmental Entity to make any adjustment for Tax purposes, or require any such adjustment to be made to the terms on which such transactions are treated as taking place, and no such adjustment has been made, threatened or attempted.

(p) To the Knowledge of Parent, each Transferred Entity and each Joint Venture has in its possession or under its control all necessary records, invoices and other information relating to material Taxes in respect of all periods, transactions and events which are required by applicable Law to be maintained or which are required to enable the Tax liabilities of each Transferred Entity and each Joint Venture to be calculated accurately in all material respects, and all such records, invoices and information are true and correct in all material respects and are available for inspection at the premises of the relevant Transferred Entity or Joint Venture.

(q) None of the Transferred Entities or the Joint Ventures have been a party to or otherwise involved in, any transaction, scheme or arrangement (or series of transactions, schemes or arrangements) which has no commercial purpose or of which the main purpose or object or one of the main purposes or objects is to avoid or reduce a liability to Tax or to secure a Tax advantage, or which, to the Knowledge of Parent, meets any hallmark set out in Annex IV of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.

(r) Each Transferred Entity is duly registered for the purposes of VAT in its country of incorporation to the extent it is required to be so registered. Each Transferred Entity has complied in all material respects with all statutory provisions, rules, regulations, orders and directions concerning VAT, including the making on time of accurate returns and payments and the maintenance of material records.

(s) Each Transferred Entity and each Joint Venture has properly collected and remitted all material sales, use, value added, and similar Taxes with respect to sales or leases made to, purchases made from, or services provided to their customers or have properly received and retained any appropriate Tax exemption certificates and other documentation for all material services provided, or material sales, leases, purchases made, without charging or remitting sales, use, value added, or similar Taxes that qualify such sales, leases, purchases, or services as exempt from sales, use, value added, and similar Taxes.

(t) Each of the Transferred Entities and each of the Joint Ventures is not, and has never been, a resident in a jurisdiction other than its jurisdiction of formation or incorporation (as applicable) for any Tax purposes. The Transferred Entities and the Joint Ventures do not have any permanent establishments or permanent representatives (within the meaning of an applicable double Tax treaty, or where no such treaty applies, applicable Tax Laws) or any offices or fixed places of business that would, in each case, result in an obligation of the Transferred Entities or the Joint Ventures to pay Taxes or file Tax Returns in a country other than the country in which it is organized and no Governmental Entity has ever sought to assert the same.

(u) No Transferred Entity organized under U.S. domestic law has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(v) Each of the Transferred Entities and each of the Joint Ventures has provided reasonable documentation or other proof of compliance with any applicable Tax holiday or other similar incentives, and such compliance shall not be negatively affected by the transactions contemplated by this Agreement.

(w) There are no Tax credits, refunds owing, grants or similar amounts that are or could be subject to clawback or recapture as a result of (A) the transactions contemplated by this Agreement or (B) a failure by any Seller, any of the Transferred Entities, or any of the Joint Ventures to satisfy one or more requirements on which the credit, refund, grant, or similar amount is or was conditioned.

(x) The U.S. federal tax classification of each Transferred Entity since its formation (including the effective date of any change with respect thereto) is set forth on Section 4.13(x) of the Parent Disclosure Letter.

(y) The Transferred Entity that is incorporated in the United Kingdom (“UK Transferred Entity”) is registered in the United Kingdom for purposes of VAT with quarterly prescribed accounting periods.

(z) The UK Transferred Entity is not nor has it been in the period of four years ending with the date of this Agreement, a member of a group of companies for the purposes of section 43 of the United Kingdom Value Added Tax Act 1994.

(aa) All supplies made by the UK Transferred Entity are taxable supplies. The UK Transferred Entity has not been, or will not be, denied full credit for all input tax paid or suffered by it.

(bb) No Transferred Entity has received any notice, assessment, demand, discovery assessment, determination, information notice, access request or other communication from any Governmental Entity that indicates that the UK Transferred Entity has or may have committed an offence under Part 3 of the United Kingdom Criminal Finance Act 2017.

Section 4.14 Sufficiency of the Assets. Immediately following the Closing, taking into account and giving effect to the Pre-Closing Restructuring, the Transition Services Agreement (including the rights, benefits and services made available in the Transition Services Agreement) and assuming all notices, consents, authorizations, assignments, amendments and Permits set forth on Section 3.3, Section 4.3 or Section 4.4 of the Parent Disclosure Letter, and all consents, authorizations, assignments, amendments and Permits not required to be set forth on Section 3.3, Section 4.3 or Section 4.4 of the Parent Disclosure Letter but otherwise required to be obtained or made in connection with the consummation of the transactions contemplated by this Agreement and the Transition Services Agreement, have been obtained, (a) the Transferred Entities and the Joint Ventures will own or have the right to use (including by means of ownership of rights pursuant to licenses or other Contracts) all of the material assets, properties and rights (excluding the Parent Names and Cash of the Transferred Entities and the Joint Ventures) necessary to conduct the Business in all material respects as conducted as of immediately prior to the Closing and (b) except as would not reasonably be expected to be material to the Business, the Transferred Entities and the Joint Ventures taken as a whole, the Transferred Entities have good, valid and marketable title to or a valid and subsisting leasehold interest in all of the tangible personal property currently owned or leased by, with respect to Parent and its applicable Subsidiaries with respect to the Business and, with respect to the Transferred Entities, by the applicable Transferred Entities, free and clear of any Lien other than Permitted Liens.

Section 4.15 Insurance. Section 4.15 of the Parent Disclosure Letter contains a true, correct and complete list of all material policies of property, fire and casualty, product liability, workers’ compensation, and any other relevant insurance applicable to or held by, or for the benefit of, the Business as of the date of this Agreement (along with, for each policy, the policy type, insurer, policy number, effective date, termination date and list of claims) (each, an “Insurance Policy”). Except as set forth in Section 4.15 of the Parent Disclosure Letter, (a) as of the date of this Agreement, none of Parent, any of the Transferred Entities or, to the Knowledge of Parent, any of the Joint Ventures has received any written notice from any insurer under any Insurance Policy, canceling or materially adversely amending any such Insurance Policy or denying renewal of coverage thereunder, and (b) all premiums on such Insurance Policies due and payable as of the date hereof have been paid. All such Insurance Policies will continue to be in full force and effect immediately following the Closing.

Section 4.16 Licenses, Permits and Authorizations. Parent has provided Purchaser with accurate and complete copies of all material Permits held by each Transferred Entity and, to the Knowledge of Parent, the Joint Ventures. The Transferred Entities and, to the Knowledge of Parent, the Joint Ventures have obtained, and are in compliance with, all Permits necessary under applicable Laws to permit the Transferred Entities and, to the Knowledge of Parent, the Joint Ventures, to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the Business as currently conducted, except where the absence of, or the failure to be in compliance with, any such Permit would not reasonably be expected to be material to the Business, the Transferred Entities and the Joint Ventures taken as a whole. As of the date hereof, there are no Actions or, to the Knowledge of Parent, investigations by or before any Governmental Entity pending or, to the Knowledge of Parent, threatened which would reasonably be expected to result in the revocation or termination of any such Permits, except for any such revocation or termination that would not reasonably be expected to be material to the Business, the Transferred Entities and the Joint Ventures, taken as a whole.

Section 4.17 Real Property.

(a) Section 4.17(a) of the Parent Disclosure Letter lists all real property owned as of the date of this Agreement by any Transferred Entity that is material to the operation of the Business (the “Business Owned Real Property”). Each of the applicable Transferred Entities has fee simple or freehold title to its respective Business Owned Real Property, free and clear of all Liens, except Permitted Liens. Except as would not reasonably be expected to be material to the Business and the Transferred Entities, taken as a whole, neither Parent nor its Subsidiaries has received written notice or, to the Knowledge of Parent, oral notice, of any default by any of the Transferred Entities under any covenants affecting the Business Owned Real Property, and, to the Knowledge of Parent, there has not occurred any event that, with the lapse of time or the giving of notice or both would constitute such a default by any of the Transferred Entities under any covenants affecting the Business Owned Real Property. Other than the Business Owned Real Property, none of the Transferred Entities owns any real property nor is party to any Contract to acquire any interest in any real property. There are, to the Knowledge of Parent, no (i)latent construction defects that would materially affect the operations of the Business and (ii) eminent domain proceedings threatened in writing that affect a material portion of any Business Owned Real Property.

(b) Section 4.17(b) of the Parent Disclosure Letter lists all real property that, as of the date of this Agreement, is leased by any Transferred Entity or any Joint Venture (or by its general partner in its capacity as general partner of such Joint Venture), in each case, as the lessor or lessee (the “Business Leased Real Property”). Parent has delivered to Purchaser true, correct and complete copies of all leases (including, without limitation, all amendments, modifications, and/or assignments thereto in effect as of the date of this Agreement) with respect to any and all Business Leased Real Property. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Transferred Entities and the Joint Ventures taken as a whole, each applicable Transferred Entity and Joint Venture (or its general partner in its capacity as general partner of such Joint Venture) has a valid and subsisting and enforceable leasehold estate in each portion of the Business Leased Real Property leased by such Transferred Entity or Joint Venture (or by its general partner in its capacity as general partner of such Joint Venture), free and clear of all Liens except Permitted Liens, and enjoys peaceful and undisturbed possession of the Business Leased Real Property leased by such Transferred Entity or Joint Venture (or by its general partner in its capacity as general partner of such Joint Venture). As of the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notice from any lessor of such Business Leased Real Property of, nor to the Knowledge of Parent does there exist, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a monetary default or material non-monetary default by the party that is the lessee or lessor of such Business Leased Real Property. Except for Permitted Liens, neither Parent nor any of its relevant Subsidiaries have leased, licensed, subleased, ground leased or otherwise granted to any Person any right that remains outstanding to use or occupy any Business Owned Real Property.

(c) To the Knowledge of Parent, except for Permitted Liens, no Person other than a Transferred Entity or Joint Venture subleases, licenses or otherwise has the right to operate, use or occupy the Business Owned Real Property or the Business Leased Real Property or any material portion thereof (whether as tenants, subtenants, trespassers or otherwise). To the Knowledge of Parent, neither the Business Leased Real Property nor any part thereof is subject to any purchase options or rights of first refusal in favor of third parties.

Section 4.18 Intellectual Property.

(a) Section 4.18(a) of the Parent Disclosure Letter sets forth a list as of the date hereof of each issued, registered, renewed or applied-for (i) Patent, (ii) Mark, (iii) Copyright and (iv) Internet Property, in each case included in the Owned Intellectual Property (collectively, the “Registered Intellectual Property”), including, for each item, the record owner, jurisdiction and issuance, registration and application number, as applicable. One of the Transferred Entities is the sole and exclusive record owner of all Registered Intellectual Property. None of the Transferred Entities, the Joint Ventures, Parent or any other member of the Parent Group has taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Registered Intellectual Property (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of Patent applications), except to the extent the Transferred Entities, Parent or the other members of the Parent Group have elected in their reasonable business judgment to abandon or permit to lapse such item of Registered Intellectual Property. Inventorship of the inventions claimed in the Patents included in the Registered Intellectual Property is properly identified on such Patents. The Transferred Entities, the Joint Ventures, Parent and the other members of the Parent Group have complied in all material respects with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent or trademark office with respect to all Patents included in the Registered Intellectual Property.

(b) Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, the Registered Intellectual Property (other than applications) is valid, subsisting and, to the Knowledge of Parent, enforceable, and no Registered Intellectual Property is subject to any Order adversely affecting the use thereof or rights thereto by or of the Transferred Entities and the Joint Ventures. There is no Action, pending or threatened in writing (or, to the Knowledge of Parent, otherwise threatened), concerning the ownership, validity or enforceability of any Owned Intellectual Property (other than Actions in the Ordinary Course of Business related to the application for any item of Registered Intellectual Property), and, to the Knowledge of Parent, there is no valid basis for the foregoing. None of the Transferred Entities, the Joint Ventures, Parent or any other member of the Parent Group has forfeited or otherwise lost in connection with the Business any right to file or obtain any material Patent in any jurisdiction, such as by failing to meet any filing deadline or otherwise.

(c) Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, the Transferred Entities (i) exclusively own all of the Owned Intellectual Property, free and clear of all Liens and covenants not to sue other than Permitted Liens and (ii) have sufficient rights pursuant to a written Contract to all other Intellectual Property used in or necessary for the operation of the Business (such other Intellectual Property, together with the Owned Intellectual Property, the “Business Intellectual Property”). The Business Intellectual Property shall be available for use by the Transferred Entities and the Joint Ventures immediately after the Closing on identical terms and conditions to those under which the Transferred Entities and the Joint Ventures owned or were permitted to use the Business Intellectual Property immediately prior to the Closing. Neither the execution, delivery or performance of this Agreement or the Transition Services Agreement, nor the consummation of the transactions contemplated hereby or thereby, will give rise to any right of any third party to terminate or re-price or otherwise modify any rights or obligations under any agreement under which any right or license of or under Intellectual Property is granted to or by a Transferred Entity or Joint Venture.

(d) The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Transferred Entities and the Joint Ventures, and the operation of the Business, in each case, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property, and has not done so. To the Knowledge of Parent, no valid basis for any claim of such infringement, misappropriation, dilution or other violation exists. To the Knowledge of Parent, no Person is infringing, misappropriating, diluting or otherwise violating any Business Intellectual Property. None of the Transferred Entities, the Joint Ventures, Parent or any other member of the Parent Group, in connection with the Business, has (i) made any written (or, to the Knowledge of Parent, other) notice or claim to a Person alleging that such Person has infringed, misappropriated, diluted or otherwise violated any material Business Intellectual Property or (ii) received any written (or, to the Knowledge of Parent, other) notice or claim, including in the form of offers or invitations to obtain a license, from a Person alleging any infringement, misappropriation, dilution or other violation of any material Intellectual Property, in each case in connection with the Business. No suit, action, reissue, reexamination, inter-party review, public protest, interference, arbitration, mediation, opposition, cancellation, internet domain name dispute resolution or other proceeding has been threatened (including in the form of offers or invitations to obtain a license), asserted, decided or is pending concerning any claim or position that a Transferred Entity, a Joint Venture or the Business has infringed, misappropriated, diluted or otherwise violated any material Intellectual Property.

(e) The Transferred Entities, the Joint Ventures, Parent and the other members of the Parent Group have used commercially reasonable efforts to enforce, protect, and maintain the Business Intellectual Property, including the secrecy, confidentiality and value of the Trade Secrets included therein (such Trade Secrets, collectively, the “Business Trade Secrets”). No Business Trade Secret has been disclosed or authorized to be disclosed to any Person other than employees, consultants or contractors of the Transferred Entities or the Joint Ventures, as applicable, who had a need to know the Business Trade Secret in the ordinary course of employment or contract performance on behalf of the Transferred Entities or the Joint Ventures, as applicable, in each case pursuant to a legally binding confidentiality obligation that sufficiently protects the interests of the Transferred Entities or the Joint Ventures, as applicable, in and to such matters. No disclosure of the type contemplated by the immediately preceding sentence has resulted in, or is likely to result in, the loss of any Business Trade Secret.

(f) Each Person that has contributed to, developed, or conceived any Intellectual Property for or on behalf of the Business, in whole or in part, has executed a valid and enforceable written contract pursuant to which such Person irrevocably assigned to a Transferred Entity the entire and unencumbered right, title and interest of such Person in and to such Intellectual Property, and providing for the confidentiality and non-disclosure by such Person of all Business Trade Secrets. Neither Parent nor any other member of the Parent Group owns any Intellectual Property that is used in connection with the Business, other than the Intellectual Property in the Parent Names and the Parent LinkedIn Account. No Person has asserted, and no Person other than the Transferred Entities has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Owned Intellectual Property. None of the Transferred Entities, Parent or any other member of the Parent Group is party to any agreement in connection with the Business that confers upon any Person, other than the Transferred Entities, any ownership interest or exclusive right with respect to any Intellectual Property. No Person has any right to use any Owned Intellectual Property other than pursuant to a written, non-exclusive license granted by the Transferred Entities for use in connection with the Business.

(g) No funding from or facilities of any Governmental Entity, university, college, other educational institution or non-profit organization was used in the development of any Owned Intellectual Property, and no Governmental Entity, university, college, other educational institution or non-profit organization has a claim or right to claim title to any Owned Intellectual Property. No employee of the Transferred Entities, the Joint Ventures, Parent or the other members of the Parent Group who has contributed to, developed, or conceived any Intellectual Property for or on behalf of the Business, in whole or in part, has performed services for a Governmental Entity, university, college, other educational institution or non-profit organization during such employee’s employment with the Transferred Entities, the Joint Ventures, Parent or the other members of the Parent Group.

(h) The Transferred Entities and the Joint Ventures own or have sufficient rights pursuant to a written Contract to access and use all IT Systems used in connection with the Business or otherwise necessary for the conduct of the Business (collectively, the “Business IT Systems”). The Transferred Entities, the Joint Ventures, Parent and the other members of the Parent Group have taken reasonable steps in accordance with industry standards to secure the Business IT Systems from unauthorized access or use by any Person, and to cause the continued, uninterrupted and error-free operation of the Business IT Systems. The Business IT Systems are adequate in all material respects for the operation of the Business as currently operated, and are in good working condition (normal wear and tear excepted), and, to the Knowledge of Parent, are free of viruses, worms, Trojan horses and other known contaminants and do not contain any bugs, errors or other problems, in each case that would have a material adverse impact on the operation of the Business IT Systems. There has not been any malfunction or vulnerability with respect to any of the Business IT Systems that has not been remedied or replaced in all material respects. To the Knowledge of Parent, no capital expenditures are necessary with respect to the use of the Business IT Systems other than capital expenditures in the Ordinary Course of Business.

Section 4.19 Data Privacy and Cybersecurity.

(a) (i) The Transferred Entities, (ii) to the Knowledge of Parent, the Joint Ventures, and (iii) to the Knowledge of Parent all Persons that Process or have Processed Personal Information on behalf of the Transferred Entities or the Joint Ventures, in each case, are, and have at all times since the Lookback Date been in compliance in all material respects with all applicable Data Protection Requirements. Since the Lookback Date, the Transferred Entities and, to the Knowledge of Parent, the Joint Ventures, have not received any written notice of, or to the Knowledge of Parent, been subject to any investigation from a Governmental Entity, in each case alleging a material violation of any Data Protection Requirements.

(b) The Transferred Entities and, to the Knowledge of Parent, the Joint Ventures, have established, implemented and at all times since the Lookback Date maintained appropriate technical, physical, administrative and organizational measures and policies designed to protect the confidentiality, integrity, availability and security of Personal Information that is Processed by or on behalf of the Transferred Entities and, to the Knowledge of Parent, the Joint Ventures, relating to the Business, and to prevent any unlawful, accidental or unauthorized access thereto or use, disclosure, acquisition, exfiltration, theft, loss, alteration, modification, corruption, or destruction thereof. The Transferred Entities and, to the Knowledge of Parent, the Joint Ventures, have routinely, on at least an annual basis, monitored and assessed security risks and timely remediated all material threats, deficiencies, weaknesses and vulnerabilities identified by such monitoring and assessment, and to the Knowledge of Parent, there are no outstanding material threats, deficiencies, weaknesses or vulnerabilities relating to the Business.

(c) Since the Lookback Date, the Transferred Entities and, to the Knowledge of Parent, the Joint Ventures, have not experienced any material breach of security, in which any Personal Information that is or was Processed by or, to the Knowledge of Parent, on behalf of the Transferred Entities or, to the Knowledge of Parent, the Joint Ventures, with respect to the Business, was accessed, used, disclosed, acquired, exfiltrated, stolen, lost, altered, modified, corrupted or destroyed unlawfully, accidentally or without authorization (a “Security Incident”). Since the Lookback Date, the Transferred Entities and, to the Knowledge of Parent, the Joint Ventures, have not notified or been required by any Data Protection Requirement to notify any Person (including any Governmental Entity) of a Security Incident involving the Business.

(d) The execution of this Agreement and the consummation of the transactions contemplated hereby will not materially violate, or require any notices to (or consents from) any Person under, any Data Protection Requirements. Immediately following the Closing, Purchaser and the Transferred Entities will have the right to Process, on substantially the same terms and conditions, all Personal Information that was Processed by or on behalf of the Transferred Entities prior to the Closing.

(e) To the extent applicable to the Business, the Transferred Entities and, to the Knowledge of Parent, the Joint Ventures, have since the Lookback Date, established and maintained commercially reasonable security, vendor management, and training practices for the implementation of artificial intelligence by the Transferred Entities or the Joint Ventures. To the Knowledge of Parent, the Transferred Entities and, to the Knowledge of Parent, the Joint Ventures, since the Lookback Date, have not used and are not currently using, including through the Transferred Entities’ or Joint Ventures’ use of products or services licensed from or otherwise provided by a third-party vendor, any artificial intelligence or automated decision-making technology (i) as a component of or in the development, deployment, or provision of any of the Transferred Entities’ or Joint Ventures’, as applicable, products or services, (ii) for any high-risk purposes, as that term, or any substantially equivalent term, is defined by applicable Laws, including significant or consequential decisions concerning a Person or profiling of a Person, or (iii) to develop any Business Intellectual Property intended to be owned by the Transferred Entities or Joint Ventures in a manner that would materially affect the Transferred Entities’ or Joint Ventures’, as applicable, ownership thereof or rights therein.

Section 4.20 Environmental Matters.

(a) Except as would not be material to the Business, the Transferred Entities and the Joint Ventures taken as a whole:

(i) the Business, the Transferred Entities and, to the Knowledge of Parent, the Joint Ventures are, and since the Lookback Date have been, in compliance with all applicable Environmental Laws;

(ii) the Business, the Transferred Entities and, to the Knowledge of Parent, the Joint Ventures hold, and are, and since the Lookback Date have been, in compliance with, all of the licenses, approvals, consents, registrations and Permits required under applicable Environmental Laws to permit the Business, the Transferred Entities and the Joint Ventures to operate their assets in a manner in which they are now operated and maintained and to conduct the Business as currently conducted;

(iii) to the Knowledge of Parent, no Hazardous Materials have been Released or have otherwise come to be located at or under the Business Owned Real Property or the Business Leased Real Property, or any property formerly owned or operated in connection with the Business, with respect to any Transferred Entity or any Joint Venture during the pendency of such ownership or operation by such Transferred Entity or Joint Venture, in a quantity or manner that has resulted in any obligation or Liability, including contamination of the soil, groundwater, surface water or structures that requires investigation, removal, remediation or other response action under applicable Environmental Laws or would result in any obligation or Liability under Environmental Laws of the Business, the Transferred Entities or the Joint Ventures;

(iv) the Business, the Transferred Entities and, to the Knowledge of Parent, the Joint Ventures have not handled, generated, treated, stored, Released, transported, disposed of or arranged for transportation or disposal of, or exposed any Person to, any Hazardous Material at, to or from any location or in any product, except in compliance with Environmental Laws and as would not result in any obligation or Liability under Environmental Laws of the Business, the Transferred Entities or the Joint Ventures; and

(v) there are no written claims or notices of violation, Actions or investigations pending or, to the Knowledge of Parent, threatened in writing against the Business, the Transferred Entities or the Joint Ventures alleging or relating to violations of or Liability under any Environmental Law.

(b) Parent has previously provided or otherwise made available to Purchaser all material and non-privileged environmental audits, reports and assessments concerning the Business Owned Real Property or the Business Leased Real Property made in the last three (3) years and that are in Parent’s and/or its Subsidiaries’ possession, custody or control as of the date hereof (collectively, the “Environmental Reports”).

Section 4.21 Absence of Changes.

(a) Since the Balance Sheet Date through the date hereof, there has not been any Business Material Adverse Effect.

(b) Except as otherwise contemplated by this Agreement (including the Pre-Closing Restructuring), from the Balance Sheet Date through the date of this Agreement, (A) the Business has been, and the Transferred Entities and the Joint Ventures have, operated in the Ordinary Course of Business in all material respects and (B) neither the Business nor any Transferred Entity nor any Joint Venture has suffered any material loss, damage, destruction or other casualty affecting any of its material tangible properties or assets, whether or not covered by insurance.

(c) Since the Balance Sheet Date and through the date of this Agreement, there has not been any action taken by Parent, its Affiliates or the Transferred Entities that, if taken during the period from the date of this Agreement through the Closing Date without Purchaser’s consent would have been prohibited by Section 6.4(a)(ii), Section 6.4(a)(iii), Section 6.4(a)(iv), Section 6.4(a)(vi), Section 6.4(a)(vii), Section 6.4(a)(ix), Section 6.4(a)(xi), Section 6.4(a)(xii), Section 6.4(a)(xiv), Section 6.4(a)(xvi) or, as it relates to such clauses only, Section 6.4(a)(xvii).

Section 4.22 Affiliate Matters. Except for (a) the Transferred Entity Benefit Plans and (b) Contracts solely between or among the Transferred Entities, none of the Transferred Entities (x) is party to or otherwise bound by any Business Material Contract with, (y) has borrowed money from or loaned money to or (z) has any Action pending against any (i) present or former employee, officer, manager, partner or director of Parent or any of its Subsidiaries or Affiliates or (ii) Affiliate of Parent.

Section 4.23 Intercompany Arrangements. Except for any Contracts to be terminated pursuant to Section 6.8, and other than Contracts to provide the services that are to be provided in accordance with the Transition Services Agreement, Section 4.23 of the Parent Disclosure Letter sets forth a list, which is true, correct and complete, of all Contracts (a) between or among any Transferred Entity or any Joint Venture (or its general partner in its capacity as general partner of such Joint Venture), on the one hand, and any member of the Parent Group, on the other hand (each, an “Intercompany Account”) and (b) between and among any of the Transferred Entities (each, an “Intracompany Account”).

Section 4.24 Significant Customers and Suppliers.

Section 4.24(a) of the Parent Disclosure Letter lists: (a) the fifteen (15) largest customers of the Business (measured by aggregate billings) during the fiscal year ended December 31, 2024 (the “Material Customers”) and the customers pursuant to the Material Joint Venture Customer Contracts (b) the fifteen (15) largest suppliers of materials, products or services to the Business and (measured by aggregate dollars spent) during the fiscal year ended December 31, 2024 (the “Material Suppliers”) and the customers pursuant to the Material Joint Venture Supplier Contracts. Each of the Material Customers and the Material Suppliers have entered into written Contracts with a Transferred Entity set forth on Section 4.10(a) of the Parent Disclosure Letter. Section 4.10(a) of the Parent Disclosure Letter sets forth the Material Joint Venture Customer Contracts and the Material Joint Venture Supplier Contracts. Except as would not otherwise be material to the Business, the Transferred Entities and the Joint Ventures taken as a whole, as of the date hereof, no Material Customer or Material Supplier nor the customers pursuant to the Material Joint Venture Customer Contracts and the Material Joint Venture Supplier Contracts has cancelled, terminated or materially adversely changed the pricing or other terms of its business relationship with the Transferred Entities or the Joint Ventures since December 31, 2024, or notified the Transferred Entities in writing since December 31, 2024, of any intent to do so.

Section 4.25 Brokers’ Fees. Other than as set forth in Section 4.25 of the Parent Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which any Transferred Entity would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent or any of its Affiliates.

Section 4.26 No TID U.S. Business. None of the Transferred Entities or the Joint Ventures engages in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of Section 721 of the U.S. Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) ownership, operation, maintenance, supply, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. None of the Transferred Entities or the Joint Ventures have any current intention of engaging in such activities in the future.

Section 4.27 Bank Relations. Section 4.27 of the Parent Disclosure Letter sets forth the name of each financial institution in which each Transferred Entity has borrowing or investment arrangements, deposit or checking accounts or safe deposit boxes under the control or for the benefit of the Transferred Entities.

Section 4.28 No Additional Representation or Warranties. Except as provided in Article III, this Article IV, the Transition Services Agreement and any certificates delivered hereunder or thereunder, (a) neither Parent nor any of its Affiliates or the Joint Ventures, nor any of their respective directors, officers, managers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Purchaser or its Affiliates regarding the Transferred Entities or the Joint Ventures and (b) subject to Section 6.16, no such Person shall be liable in respect of the accuracy or completeness of any information provided to Purchaser or its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

REGARDING PURCHASER

Except as set forth in the disclosure letter delivered to Parent prior to the execution of this Agreement (the “Purchaser Disclosure Letter”), it being agreed that disclosure of any item in any section or subsection of the Purchaser Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, Purchaser hereby represents and warrants to Parent, as of the date hereof and as of the Closing, as follows:

Section 5.1 Organization and Qualification. Purchaser and each Subsidiary of Purchaser that is a party to the Transition Services Agreement is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (or its equivalent, if any), and has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing (or its equivalent, if any) as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case, except as would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.2 Authority Relative to this Agreement. Purchaser and each Subsidiary of Purchaser that is a party to the Transition Services Agreement has all necessary corporate or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and the Transition Services Agreement and to consummate the transactions contemplated by this Agreement and the Transition Services Agreement in accordance with the terms hereof and thereof. No vote or other approval of the stockholders of Purchaser is required in connection with the execution, delivery or performance of this Agreement and the Transition Services Agreement or to consummate the transactions contemplated by this Agreement and the Transition Services Agreement in accordance with the terms hereof and thereof, whether by reason of applicable Law, the Organizational Documents of Purchaser, the rules or requirements of any securities exchange, or otherwise. This Agreement has been duly and validly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by Parent, will constitute, and the Transition Services Agreement when executed and delivered by Purchaser or its applicable Subsidiaries, and, assuming the due authorization, execution and delivery of the Transition Services Agreement by the applicable Subsidiary of Parent, will constitute, a valid, legal and binding agreement of Purchaser and/or its applicable Subsidiaries, enforceable against Purchaser and/or such Subsidiaries in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3 No Conflicts. No filing with or notice to, and no Permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser or any of its Subsidiaries for the execution, delivery and performance by Purchaser and/or its Subsidiaries, as applicable, of this Agreement or the Transition Services Agreement or the consummation by Purchaser and/or its Subsidiaries, as applicable, of the transactions contemplated hereby or thereby, except (a) the Regulatory Approvals set forth in Section 5.3 of the Purchaser Disclosure Letter (the “Required Regulatory Approvals”), (b) compliance with any Permits relating to the Business, or (c) any such filings, notices, Permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have a Purchaser Material Adverse Effect. Assuming compliance with the items described in clauses (a) through (c) of the preceding sentence, neither the execution, delivery and performance of this Agreement or the Transition Services Agreement by Purchaser and/or its Subsidiaries, as applicable, nor the consummation by Purchaser and/or its Subsidiaries, as applicable, of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach, violation or infringement of any provision of the respective Organizational Documents of Purchaser or its applicable Subsidiaries, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its applicable Subsidiaries or any of their respective properties or assets are bound, or (iii) violate any Law applicable to Purchaser or any of its applicable Subsidiaries or any of their respective properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.4 Litigation. As of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Purchaser, threatened, against Purchaser or any of its Subsidiaries except as would not reasonably be expected to have a Purchaser Material Adverse Effect, and (b) neither Purchaser nor any of its Subsidiaries is subject to any outstanding Order, except as would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.5 Brokers’ Fees. Except for Evercore Partners International LLP, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and the Transition Services Agreement.

Section 5.6 Investment Decision. Purchaser is acquiring the Transferred Equity Interests for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such Transferred Equity Interests. Purchaser acknowledges that the Transferred Equity Interests have not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that such Transferred Equity Interests may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.

Section 5.7 Solvency. Assuming the accuracy of the representations and warranties of Parent set forth in Article III and Article IV, immediately after giving effect to the consummation of the Sale, Purchaser and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 5.7, “Solvent” shall mean, with respect to Purchaser and its Subsidiaries, taken as a whole, that: (i) the fair saleable value (determined on a going concern basis) of the assets of Purchaser and its Subsidiaries, taken as a whole, shall be greater than the total amount of the Liabilities (including a reasonable estimate of the amount of all contingent Liabilities) of Purchaser and its Subsidiaries, taken as a whole, (ii) Purchaser and its Subsidiaries, taken as a whole, shall be able to pay their debts and obligations in the Ordinary Course of Business as they become due, and (iii) Purchaser and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.

Section 5.8 Funds. Purchaser has, and on the Closing Date will continue to have, cash on the Closing Date sufficient to enable Purchaser to perform all of its obligations under this Agreement and the Transition Services Agreement on the terms and subject to the conditions contemplated hereby. Purchaser’s obligations hereunder are not subject to any conditions regarding Purchaser’s or any other Person’s ability to obtain financing for the consummation of the Sale and the other transactions contemplated by this Agreement.

Section 5.9 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology, management and prospects of the Business, the Transferred Entities and the Joint Ventures, which investigation, review and analysis were done by Purchaser and its Representatives. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis, and the representations and warranties of Parent contained in Article III, Article IV, the Transition Services Agreement and any certificates delivered hereunder or thereunder, and not on any factual representations or opinions of any of the Sellers, the Transferred Entities, the Joint Ventures, their respective Affiliates or any of their respective Representatives (except for the representations and warranties of Parent contained in Article III, Article IV, the Transition Services Agreement and any certificates delivered hereunder or thereunder). Purchaser hereby acknowledges and agrees that none of the Sellers, the Transferred Entities, the Joint Ventures, their respective Affiliates or any of their respective Representatives or any other Person will have or be subject to any Liability to Purchaser, its Affiliates or any of their respective Representatives or shareholders or any other Person resulting from the distribution to Purchaser, its Affiliates or their respective Representatives of, or Purchaser’s, its Affiliates’ or their respective Representatives’ use of, any information relating to the Sellers, the Transferred Entities, the Joint Ventures or the Business, including any information, documents or material made available to Purchaser, its Affiliates or their respective Representatives, whether orally or in writing, in any data room, any management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of Purchaser or its Affiliates or in any other form in connection with the transactions contemplated by this Agreement, except for the representations and warranties of Parent contained in Article III, Article IV, the Transition Services Agreement and any certificates delivered hereunder or thereunder. Purchaser further acknowledges that no representative of the Sellers, the Transferred Entities, the Joint Ventures or their respective Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement, the Transition Services Agreement and any certificates delivered hereunder or thereunder and subject to the limited remedies herein and therein provided. Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the Transferred Entities and the Business and its proportionate share of the Joint Ventures without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement.

Section 5.10 Tax Classification. Purchaser is, and will on the Closing Date be, and any other Person acquiring Transferred Equity Interests of a non-U.S. Transferred Entity from Sellers on the Closing Date shall at all times prior to and as of the Closing Date be, an entity treated as a corporation for U.S. federal income tax purposes.

Section 5.11 No Other Representations or Warranties; No Reliance. Purchaser acknowledges and agrees that, except for the representations and warranties of Parent contained in Article III, Article IV, the Transition Services Agreement and any certificates delivered hereunder or thereunder, (a) none of Parent or any Affiliate thereof, or any other Person or entity on behalf of Parent or any Affiliate thereof, has made or makes, and Purchaser and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Business, Parent, the Transferred Entities, the Joint Ventures or any Affiliate thereof, or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Purchaser or its Affiliates any of their respective Representatives by or on behalf of Parent or any Affiliate or representative thereof and (b) none of Parent or any Affiliate thereof, or any other Person or entity on behalf of Parent or any Affiliate thereof, has made or makes, and Purchaser has not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Purchaser or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Parent, the Transferred Entities, the Joint Ventures or any Affiliates thereof or the Business.

Section 5.12 No Additional Representation or Warranties. Except as provided in this Article V, the Transition Services Agreement or any certificate or other document entered into, made, delivered, or made available in connection herewith or therewith, (a) Purchaser is not making and none of its directors, officers, managers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Parent or its Affiliates and (b) subject to Section 6.16, no such Person shall be liable in respect of the accuracy or completeness of any information provided to Purchaser or its Affiliates.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.1 Access to Books and Records.

(a) After the date of this Agreement until the Closing, and subject to the requirements of applicable Laws, Parent shall, and shall cause the other Sellers and the Transferred Entities to, afford to Representatives of Purchaser reasonable access to the personnel and books and records and properties of the Business and the Transferred Entities, under the supervision of the personnel of Parent or its Subsidiaries, during normal business hours consistent with applicable

Law and in accordance with the reasonable procedures established by Parent, in each case, as is reasonably requested by Purchaser or its Representatives, for purposes of integration planning following the consummation of the transactions contemplated by this Agreement; provided that prior to the Closing, the Sellers and the Transferred Entities shall not be required to make available medical records, workers compensation records, the results of any drug testing or other sensitive or personal information if doing so could result in a violation of applicable Law. In addition, subject to Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Purchaser and its Representatives shall have the right, during normal business hours and upon reasonable advance notice, to carry out a reasonable number of site visits, if any, at any manufacturing sites owned, leased or used by the Business or the Transferred Entities, for the purposes of integration planning in connection with the transactions contemplated by this Agreement. Such site visits shall be conducted in accordance with Parent’s reasonable procedures and under the supervision of Parent’s or its Subsidiaries’ personnel, and shall not unreasonably interfere with the operation of the Business or any other business of Parent or its Affiliates. Notwithstanding anything to the contrary contained in this Section 6.1(a), the Sellers and the Transferred Entities may withhold any document (or portions thereof) or information (i) that is subject to the terms of a non-disclosure agreement or similar undertaking with a third party in effect on the date hereof, (ii) that would reasonably be expected to constitute privileged attorney-client communications or attorney work product, (iii) that is of a competitively sensitive nature, (iv) if the provision of access to such document (or portion thereof) or information, as determined by Parent in good faith, could reasonably be expected to conflict with applicable Laws, or (v) that is reasonably pertinent to any adverse legal proceeding or potential proceeding between Parent and its Affiliates on the one hand and Purchaser and its Affiliates on the other hand; provided that, in each case, Parent shall, and shall cause the other Sellers and the Transferred Entities to, use commercially reasonable efforts to provide alternative means of disclosing such withheld information to the extent reasonably practicable. All information and documents provided pursuant to this Section 6.1(a) will be subject to the terms of Section 6.2.

(b) Purchaser agrees that any access granted under Section 6.1(a) shall not interfere unreasonably with the operation of the Business or any other business of Parent or its Affiliates. Purchaser and its Affiliates and its and their respective Representatives shall not communicate with any of the employees, customers, suppliers, financing sources, lenders and other business relations of Parent or its Affiliates regarding the transactions contemplated by this Agreement, the Business or Parent and its Affiliates without the prior written consent of Parent. Notwithstanding the foregoing, Parent shall reasonably cooperate with Purchaser in arranging for calls or meetings with representatives of each of the Material Customers and Material Suppliers; provided that such calls or meetings are to occur during normal working hours and Parent is provided reasonable advance notice (at least two (2) Business Days) to arrange any such calls or meetings.

(c) As soon as reasonably practical (but no later than thirty (30) days) after the Closing Date, Parent shall deliver to Purchaser the originals (and if the originals are not in Parent’s possession or control, copies or digital copies) of the books and records exclusively related to the Business and the Transferred Entities to the extent not in the possession or control of the Transferred Entities at the Closing.

(d) Except as otherwise provided in Section 8.2, at and after the Closing, each party shall, and shall cause its Subsidiaries to, afford the other party and such other party’s Representatives, during normal business hours, upon reasonable advance notice, access on a confidential basis to the books, records, properties and employees relating to the Business and the Transferred Entities for the period prior to the Closing (or to any Pre-Closing Occurrences) to the extent that such access may be reasonably necessary in connection with financial statements, Taxes, any potential Action or investigation by or before a Governmental Entity (including in connection with the matters covered under Section 6.11), SEC or other Governmental Entity reporting obligations or in connection with securing insurance policies or renewals thereof; provided that nothing in this Agreement shall limit any rights of discovery of either party or its Affiliates.

(e) Each party agrees to hold, and to cause its applicable Subsidiaries to hold, all the books and records of the Business existing on the Closing Date and not to destroy or dispose of any portion thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by applicable Law, and thereafter, if any of them desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to the other party.

(f) As promptly as practicable, but no later than ten (10) Business Days following the Closing Date, Parent shall deliver, or cause to be delivered, to Purchaser an electronic copy of the Data Room, as of the Closing Date.

(g) At the Closing, Parent shall (and shall cause its Affiliates and Representatives to) transfer, convey, assign, and deliver to Purchaser or its permitted designee all technical documentation, specifications, lab notebooks, reports, drawings, layouts, designs, patent disclosures, invention disclosures, patent prosecution and other Intellectual Property filing and prosecution records, and other documentation and records (in any form or medium) in the possession, custody or control of Sellers or any of its Affiliates and Representatives and relating to the Business Intellectual Property.

Section 6.2 Confidentiality.

(a) The parties hereto expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, the terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing; provided that, any action taken by Purchaser or its Representatives, on the one hand, or Parent or its Representatives, on the other hand, to the extent necessary to comply with the terms of this Agreement shall not be deemed to be in violation of this Section 6.2(a) or the Confidentiality Agreement. The parties hereto expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Sale is not consummated, the Confidentiality Agreement shall continue in full force and effect for a period of twenty-four (24) months following termination of this Agreement and otherwise in accordance with its terms.

(b) For a period of three (3) years from the Closing Date, Parent shall, and shall cause its Representatives to, hold in strict confidence and not to disclose, release, or use without the prior written consent of Purchaser, any and all Sensitive Business Information of Purchaser or any of its Representatives; provided that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to Parent or any of its Affiliates from and after the Closing from a third-party source that is not known by Parent or its applicable Affiliates to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain through no fault of Parent or any of its Affiliates, (iii) to the extent used by Parent or any of its Affiliates to comply with the terms of this Agreement or any of the Transition Services Agreement or any other Contract between Parent or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, (iv) that is, following the Closing, independently derived by Parent or any of its Affiliates without use of or reliance on such Sensitive Business Information or (v) subject to the immediately following sentence, that Parent or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose. In the event that Parent or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose such information, Parent shall reasonably promptly notify Purchaser in writing unless not permitted by Law or such legal or regulatory process to so notify, which notification shall include the nature of such legal or regulatory requirement or request, as applicable, and the extent of the required or requested disclosure, and will use commercially reasonable efforts to cooperate with Purchaser, at Purchaser’s expense, to preserve to the extent reasonably practicable the confidentiality of such information. For the avoidance of doubt, nothing contained in this Agreement shall limit, restrict, require prior notice with respect to, or in any other way affect Parent or its Representatives communications with any Governmental Entity, or communications with any official or staff person of a Governmental Entity, concerning matters relevant to such Governmental Entity. For the avoidance of doubt, nothing in this Section 6.2(b) or Section 6.6 shall prohibit Parent from making disclosures in accordance with, and as contemplated by, Section 6.6 hereof.

(c) For a period of three (3) years from the Closing Date, Purchaser shall, and shall cause its Representatives to, hold in strict confidence and not to disclose, release or use without the prior written consent of Parent, any and all Sensitive Business Information of Parent or any of its Representatives; provided that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to Purchaser or any of its Affiliates from and after the Closing from a third-party source that is not known by Purchaser or its applicable Affiliates to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain through no fault of Purchaser or any of its Affiliates, (iii) to the extent used by Purchaser or any of its Affiliates to comply with the terms of this Agreement or the Transition Services Agreement or any other Contract between Purchaser or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, (iv) that is, following the Closing, independently derived by Purchaser or any of its Affiliates without use of or reliance on such Sensitive Business Information or (v) subject to the immediately following sentence, that Purchaser or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose. In the event that Purchaser or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose such information, Purchaser shall reasonably promptly notify Parent in writing unless not permitted by Law or such legal or regulatory process to so notify, which notification shall include the nature of such legal or regulatory requirement or request, as applicable, and the extent of the required or requested disclosure, and will use commercially reasonable efforts to cooperate with Parent, at Parent’s expense, to preserve to the extent reasonably practicable the confidentiality of such information. For the avoidance of doubt, nothing contained in this Agreement shall limit, restrict, require prior notice with respect to, or in any other way affect Purchaser or its Representatives communications with any Governmental Entity, or communications with any official or staff person of a Governmental Entity, concerning matters relevant to such Governmental Entity. For the avoidance of doubt, nothing in this Section 6.2(c) shall prohibit Purchaser or any of its Representatives from making disclosures in accordance with, and as contemplated by, Section 6.6 hereof.

Section 6.3 Required Actions.

(a) Subject to the terms and conditions of this Agreement, Purchaser and Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in an expeditious manner the Sale and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Sale and the other transactions contemplated by this Agreement, (ii) taking all actions necessary to obtain (and cooperating with each other in obtaining) any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity (which actions shall include furnishing all information required under any Competition Laws or applicable Laws governing foreign direct investment) required to be obtained or made by Purchaser or Parent or any of their respective Subsidiaries in connection with the Sale and the other transactions contemplated by this Agreement; provided that the Purchaser’s obligation to submit filings and/or notifications under applicable Competition Laws shall be limited to the Required Regulatory Approvals, and (iii) the execution and delivery of any additional instruments necessary to consummate the Sale and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Additionally, subject to the terms and conditions of this Agreement, each of Parent and Purchaser shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to fulfill all conditions precedent to this Agreement and shall use reasonable best efforts to not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity necessary to be obtained at or prior to the Closing.

(b) Prior to the Closing, to the extent not prohibited by applicable Law, Purchaser and Parent shall each keep the other reasonably apprised of the status of matters relating to the completion of the Sale and the other transactions contemplated by this Agreement and, subject to the terms and conditions of this Agreement, work cooperatively in connection with obtaining all required consents, clearances, expirations or terminations of waiting periods, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity. In that regard, prior to the Closing, subject to the Confidentiality Agreement and Section 6.2, to the extent not prohibited by applicable Law, each of Parent and Purchaser shall promptly consult with the other party to provide any reasonably necessary information with respect to (and, in the case of correspondence, provide the other party (or their counsel) copies of) all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement, the Sale and the other transactions contemplated by this Agreement. Subject to the Confidentiality Agreement and

Section 6.2, to the extent not prohibited by applicable Law, each party to this Agreement shall promptly inform the other party to this Agreement, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party of) any communication from any Governmental Entity regarding the Sale or the other transactions contemplated by this Agreement, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written or oral communication or submission with or to any such Governmental Entity. If any party to this Agreement or any representative of such party receives a request for additional information or documentary material (or similar request) from any Governmental Entity with respect to the Sale or the other transactions contemplated by this Agreement, then such party will make, or cause to be made, promptly and after consultation with the other party to this Agreement, an appropriate response which is, at a minimum, in substantial compliance with such request. Purchaser, on one hand, and Parent, on the other hand, shall not participate in any meeting with any Governmental Entity in connection with this Agreement or the Sale, or with any other Person in connection with any Action by a private party relating to any Competition Laws or applicable Laws governing foreign direct investment in connection with this Agreement or the Sale, or make oral submissions at meetings or in telephone or other conversations, unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Purchaser and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party under this Agreement as “outside counsel/in-house counsel only.” Such designated materials and any materials provided by Purchaser to Parent or by Parent to Purchaser pursuant to this Section 6.3, and the information contained therein, shall be given only to the outside legal counsel and in-house counsel of the recipient and shall not be disclosed by such outside counsel and in-house counsel to employees (other than in-house counsel), officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Parent, as the case may be) or its legal counsel; it being understood that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual arrangements or Competition Laws or applicable Laws governing foreign direct investment and (iii) as necessary to address reasonable privilege concerns. Parent’s obligation to cooperate with Purchaser shall equally extend to any filings and/or notifications submitted pursuant to the Competition Laws listed in Section 6.3(b) of the Parent Disclosure Letter after the Closing. Purchaser shall determine in its own discretion whether any such post-Closing filings or notifications will be made.

(c) Purchaser and Parent shall file or cause to be filed, as promptly as practicable, but in any event no later than thirty (30) days after the date of this Agreement, notifications under the HSR Act (and shall request early termination of the HSR waiting period), and Purchaser and Parent shall file or cause to be filed, as soon as reasonably practical, any other filings and/or notifications under applicable Competition Laws or applicable Laws governing foreign direct investment with respect to the other Required Regulatory Approvals.

(d) Purchaser and Parent shall consult with each other in good faith with respect to the regulatory filings strategy; provided that Purchaser shall have the final authority to determine such strategy. No filings, submissions or other material communications shall be submitted to any Governmental Entity without Purchaser’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed).

(e) Subject to the terms and conditions of this Agreement, Purchaser shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Sale and the other transactions contemplated by this Agreement under any Laws, including Competition Laws and applicable Laws governing foreign direct investment, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade. In connection therewith, if any Action is instituted (or threatened to be instituted) by a U.S. federal Governmental Entity challenging the Sale or the other transactions contemplated by this Agreement as violative of any U.S. federal Competition Laws, Purchaser shall use its reasonable best efforts to initiate and/or participate in any such Actions, whether judicial or administrative, to (i) oppose or defend against such Action to prevent or enjoin the consummation of the Sale or the other transactions contemplated by this Agreement and/or (ii) take such action as necessary to overturn any U.S. regulatory Action by any U.S. federal Governmental Entity to block consummation of the Sale or the other transactions contemplated by this Agreement, including by defending any such Action brought by any such U.S. Governmental Entity to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Order that makes illegal or prohibits the consummation of the Sale or the other transactions contemplated by this Agreement resulting from any such Action.

(f) Notwithstanding any other provision of this Agreement, Purchaser shall use reasonable best efforts to take such actions reasonably necessary or advisable to avoid or eliminate each and every impediment under any Competition Laws or applicable Laws governing foreign direct investment so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date), including (i) proposing, negotiating, agreeing to, committing to and effecting, by consent decree, hold separate Order, or otherwise, the sale, divestiture or disposition of any businesses, product lines or assets of the Transferred Entities, and (ii) otherwise taking or committing to take actions that after the Closing would limit the Transferred Entities’ freedom of action with respect to, or its or their ability to retain, any businesses, product lines or assets of the Transferred Entities; provided that Purchaser will not be required to take any of the actions contemplated by clauses (i) and (ii) (x) with respect to any businesses, product lines or assets of Purchaser or its Subsidiaries other than, after the Closing, the Transferred Entities or (y) in the event such action would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, operations or results of operations of the Business and the Transferred Entities, taken as a whole, following the Sale. No actions taken pursuant to this Section 6.3(f) shall be considered for purposes of determining whether a Business Material Adverse Effect has occurred or may occur.

(g) Whether or not the Sale is consummated, Purchaser shall be responsible for all fees and payments (including all filing fees under the HSR Act and other filing fees and legal, economist and other professional fees) to any third party or any Governmental Entity to obtain any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval from a Governmental Entity pursuant to this Section 6.3, other than the fees of and payments to Parent’s legal and professional advisors.

Section 6.4 Conduct of Business.

(a) From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (i) as expressly required or permitted by this Agreement (including any actions, elections or transactions required to be undertaken in connection with the Pre-Closing Restructuring, Section 6.7 or Section 6.8), (ii) as required by or to comply with applicable Law or to comply with a Business Material Contract (including with respect to the Joint Ventures any material contracts that any such Joint Venture (or its general partner in its capacity as general partner of such Joint Venture) is a party thereto), (iii) to the extent relating to any Retained Business or Seller Benefit Plans (other than Seller Benefit Plans providing benefits to Transferred Entity Employees), (iv) as disclosed in Section 6.4(a) of the Parent Disclosure Letter or (v) as otherwise consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed other than with respect to the matters set forth in clauses (ii)(A) or (ii)(C), (iii), (viii) or, solely as it relates to such clauses, (xvii)) Parent shall (solely with respect to clause (i)), and shall cause the Transferred Entities to:

(i) conduct the Business in the Ordinary Course of Business, and use commercially reasonable efforts to (A) preserve intact the present operations of the Business and (B) keep and maintain the Transferred Entities’ assets and properties in good repair and normal operating condition, wear and tear excepted, in all material respects;

(ii) not (A) amend their Organizational Documents in any manner adverse to Purchaser, (B) split, combine or reclassify their outstanding Equity Interests, (C) declare, set aside or pay any non-Cash dividend or non-Cash distribution to any Person other than a Transferred Entity (except as may facilitate the elimination of intercompany accounts contemplated by Section 6.7 or Section 6.8) or (D) form any Subsidiary, partnership or joint venture;

(iii) other than to a Transferred Entity, not issue, sell, pledge, dispose of or subject to a Lien, or agree to issue, sell, pledge, dispose of or subject to a Lien, any Equity Interests (other than pledges or other Liens to be released at Closing or Permitted Liens);

(iv) not (A) incur or guarantee in excess of $500,000 aggregate principal amount of indebtedness for borrowed money outstanding at any time (other than (x) intercompany indebtedness owing by one Transferred Entity to another Transferred Entity in the Ordinary Course of Business or as contemplated by the Pre-Closing Restructuring, (y) any borrowings by Parent, any of its Subsidiaries, including any Transferred Entity or any Joint Venture, under revolving credit facilities or Indebtedness in the Ordinary Course of Business that will be repaid at or prior to Closing (and which if paid at Closing will be included in the Closing Indebtedness Amount) or (z) pursuant to Business Material Contracts); provided that Parent and its Subsidiaries (including the Transferred Entities) may refinance, replace, amend, restate or otherwise modify any Releasing Indebtedness (or obtain commitments with respect to any of the foregoing) prior to the Closing Date so long as any guarantees by, or Liens on the assets of, the Transferred Entities shall be released at or prior to Closing, or (B) settle any Contract relating to financial or commodities hedging, swaps or similar arrangements outside of the Ordinary Course of Business, except in connection with the Pre-Closing Restructuring or as the same relates to the business of the Retained Businesses;

(v) except as may be required by applicable Law, the terms of any Labor Agreement in effect on the date hereof, or the terms of any Seller Benefit Plan or Transferred Entity Benefit Plan in effect on the date hereof and set forth on Section 4.11(a) of the Parent Disclosure Letter, (A) not grant to any Transferred Entity Employee any increase in compensation or benefits or any award under the Parent Incentive Plan, (B) not enter into any employment, consulting, deferred compensation, bonus, change of control, retention, severance, retirement or other similar agreement with any Transferred Entity Employee (or amend any such existing agreement), except for employment or individual consulting agreements entered into in the Ordinary Course of Business for which Parent or its Affiliates (other than a Transferred Entity) will be solely liable with respect to Transferred Entity Employees whose total annual cash compensation is less than $200,000; provided that, Parent shall advise Purchaser of any such agreements promptly after entry into the same and, for the avoidance of doubt, such new agreements may not increase the compensation or benefits of any Transferred Entity Employee above the levels in effect on the date hereof or provide for new or enhanced severance or other termination-related payments or benefits or any change of control, retention and similar bonuses or payments, (C) not adopt, terminate or materially amend any Transferred Entity Benefit Plan (other than ordinary course renewals that do not materially increase costs to the Transferred Entities or to remove entities other than Transferred Entities from participating in such Benefit Plans) or establish or adopt any plan, program, agreement or arrangement that would be a Transferred Entity Benefit Plan if in effect as of the date hereof, (D) not adopt, terminate or materially amend any Seller Benefit Plan or portion thereof except in a manner that affects employees of Parent and its Affiliates in a comparable manner and is not targeted at Transferred Entity Employees; (E) not hire or engage, or terminate (other than for cause) any Transferred Entity Employee with total target annual cash compensation in excess of $200,000, (F) not engage in or effectuate any “plant closing” or employee “mass layoff” (in each case, as defined in the WARN Act), (G) except in accordance with Section 7.1, not transfer the employment of any employee from a status in which such employee would have been a Transferred Entity Employee to a status in which such employee will not be a Transferred Entity Employee, (H) except in accordance with Section 7.1, not transfer the employment of any employee from a status in which such employee would not have been a Transferred Entity Employee to a status in which such employee will be a Transferred Entity Employee or (I) not enter into, materially amend, negotiate or terminate any Labor Agreement or certify or grant recognition to any Labor Union with respect to any Transferred Entity Employees;

(vi) not make any material change to its methods of financial accounting in effect at June 30, 2025, except as required by a change in, or to comply with, GAAP (or any interpretation thereof) or applicable Law;

(vii) (A) except as set forth in the Capital Budget, not commit or authorize any commitment to make any capital expenditures in excess of $1,000,000 in the aggregate, and (B) except as set forth in the Capital Budget, not fail to make and pay for any scheduled capital expenditures or commitments substantially as provided by, and generally at the times and substantially in the amounts set forth in, the Capital Budget with respect to the Transferred Entities (other than deferrals implemented in the Ordinary Course of Business not in excess of $1,000,000 in the aggregate);

(viii) not dissolve, merge or consolidate with any other Person (except with respect to entities that are dormant as of the date hereof) or make a capital investment in, or any loan to, any Person;

(ix) not (A) change or revoke any material Tax election, (B) change any material annual accounting period, (C) change any material method of accounting for Tax purposes (other than filing one or more Form 3115 with respect to Zeolyst International as part of its U.S. federal income Tax Return for the tax year ending December 31, 2024; provided, that such Form 3115(s) shall be consistent with the disclosure set forth on Section 4.13(m) of the Parent Disclosure Letter) or (D) settle any claim or assessment in respect of a material amount of Taxes, in each case except for any action that would not reasonably be expected to result in a material increase in the Tax liability of any Transferred Entity or any Joint Venture in any Post-Closing Period;

(x) not (A) materially amend, voluntarily terminate (other than in accordance with its terms) or cancel any Business Material Contract or (B) enter into any Contract that, if in effect on the date hereof, would be a Business Material Contract, other than, in the case of clauses (A) and (B), in each case, to the extent entered into in the Ordinary Course of Business, Business Material Contracts of the type set forth in Section 4.10(a)(i), Section 4.10(a)(iv), Section 4.10(a)(v), Section 4.10(a)(xi) or Section 4.10(a)(xiii);

(xi) not (1) sell, assign, transfer, lease, license, grant other rights under, abandon, permit to lapse, or otherwise dispose of, permit to be subject to any Lien or covenant not to sue (other than Permitted Liens), any material Intellectual Property, (2) grant any licenses of Intellectual Property except for non-exclusive licenses granted in the Ordinary Course of Business, (3) abandon or cease to prosecute or maintain any of the Registered Intellectual Property or any other Intellectual Property that is material to the conduct of the Business or (4) disclose any Trade Secrets to any Person, other than in the Ordinary Course of Business and pursuant to a written non-disclosure agreement with reasonable confidentiality provisions in favor of, and protecting all material rights of, the Business in and to such Trade Secrets;

(xii) not settle or compromise any Action, or enter into any consent decree or settlement agreement with any Governmental Entity, against or affecting the Business, in each case, other than settlements or compromises of any Action in the Ordinary Course of Business or where the amount paid in settlement or compromise does not exceed $500,000 individually or $1,000,000 in the aggregate, in each case, which involve no finding or admission of any wrongdoing on the part of the Business or any Transferred Entity (or any of their respective Representatives) and include a complete and unconditional release by all plaintiffs and all related parties in favor of the Business and the Transferred Entities (and their respective Representatives, successors and assigns) from all Liabilities with respect to all claims at issue in such Action; provided, that no Transferred Entity shall settle or agree to settle any Action which settlement involves a conduct remedy or injunctive or similar relief in each case that is material to the Business and the Transferred Entities, taken as a whole (it being agreed and understood that this clause (xii) shall not apply with respect to Tax matters, which shall be governed by Section 6.4(a)(ix));

(xiii) subject to Section 6.24, not (A) enter into any lease of real or personal property or any renewals thereof involving a term of more than one (1) year or rental obligation exceeding $250,000 per year in any single case, (B) materially amend, modify or terminate any leases with respect to Business Leased Real Property or waive any material rights of the tenant thereunder, or (C) acquire any ownership interest in real property;

(xiv) subject to Section 6.24, not sell, assign, transfer, convey, license, lease, or otherwise dispose of or subject to a Lien (other than Permitted Liens) any properties or assets that are material to the Business and the Transferred Entities taken as a whole (including any Business Owned Real Property but excluding Intellectual Property and Trade Secrets governed by clause (xi)), other than (A) sales of surplus equipment, (B) sales or transfers of inventory or other assets in the Ordinary Course of Business or (C) sales, leases or other transfers between and among the Transferred Entities;

(xv) not fail to maintain insurance upon all its material assets and properties in such amounts and of such kinds comparable to that in effect as of the date of this Agreement;

(xvi) not make any acquisition of any Person, or any material assets or businesses other than in the Ordinary Course of Business; and

(xvii) not agree, whether or not in writing, to do any of the foregoing.

(b) Purchaser covenants and agrees that, from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (i) as otherwise expressly contemplated by this Agreement, (ii) as required by Law, (iii) as disclosed in Section 6.4(b) of the Purchaser Disclosure Letter, or (iv) as otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries not to, directly or indirectly, do any of the following: (i) acquire or agree to acquire, by merger, consolidation, stock or asset purchase or otherwise, any business or Person or other business organization or division thereof, or dissolve, merge or consolidate with any other Person, if such transaction would reasonably be expected to prevent, materially delay or materially impede the consummation of the Sale or any other transaction contemplated by this Agreement or (ii) take any action that would reasonably be expected to cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied or prevent, materially delay or materially impede the consummation of the Sale or any other transaction contemplated by this Agreement.

(c) Parent covenants and agrees that, from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (i) as otherwise expressly contemplated by this Agreement, (ii) as required by Law or (iii) as otherwise consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause its Subsidiaries not to, directly or indirectly, acquire or agree to acquire, by merger, consolidation, stock or asset purchase or otherwise, any business or Person or other business organization or division thereof, or dissolve, merge or consolidate with any other Person, if such transaction would reasonably be expected to prevent, materially delay or materially impede the consummation of the Sale or any other transaction contemplated by this Agreement.

(d) Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct Parent’s or any of its Affiliates’ (including the Transferred Entities’) businesses or operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Purchaser’s or any of its Affiliates’ businesses or operations.

Section 6.5 Consents.

(a) Parent and Purchaser shall, and shall cause their respective Subsidiaries to, reasonably cooperate, and use their respective commercially reasonable efforts, to obtain any consents, waivers, or approvals required from, and to make any notifications to, any third parties (a) in connection with the transactions contemplated by this Agreement, including under any Business Material Contracts and any Permits and/or (b) holding any right to acquire any interest in the Business Owned Real Property. The provisions of this Section 6.5 shall not apply to those matters specifically addressed in Section 6.3, which shall be governed exclusively by such Section.

(b) Notwithstanding anything to the contrary contained herein and not in limitation of Section 6.3, to the extent that transfers of material permits issued by any Governmental Entity are required to be made to or from a Transferred Entity in connection with the consummation of the transactions contemplated by this Agreement, the parties hereto shall use commercially reasonable efforts to effect such transfers at, after, or prior to the Closing as dictated by each applicable Governmental Entity’s transfer requirements.

(c) Notwithstanding anything to the contrary contained herein, (i) none of Parent, Purchaser or any of their respective Affiliates shall have any obligation to make any payments or incur any Liability (other than de minimis amounts) to obtain any such consent, waiver or approval, or make any such notification, or to effect the transfers or arrangements contemplated by this Section 6.5, and the failure to receive any such consents or to effect any such transfers or arrangements shall not in and of itself be taken into account with respect to whether any condition to the Closing set forth in Article IX shall have been satisfied and (ii) Parent shall not enter into any Contract, amend any Contract in a manner that is adverse to Purchaser, or terminate any Contract, make any payment or grant any concession (or permit any Transferred Entity to make or take any of the foregoing actions), in each case, for the purpose of obtaining any such consent, waiver or approval, or making any such notification, without Purchaser’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 6.6 Public Announcements. No party to this Agreement nor any Representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Law or stock exchange rules (it being acknowledged that Parent will disclose this Agreement and the transactions contemplated hereby, as required under Item 1.01 of Form 8-K, and will file this Agreement with the SEC as an exhibit to its next Form 10-Q filing, and Purchaser will disclose this Agreement and the transactions contemplated hereby as required by EU regulation n° 596/2014 relating to market abuse and the AMF (Autorité des Marchés Financiers) regulation (it being acknowledged, for the avoidance of doubt, that this may include mandatory communication prior to Closing)), (b) to the extent the contents of such release or announcement have previously been released publicly by a party hereto or are consistent in all material respects with materials or disclosures that have previously been released publicly without violation of this Section 6.6 or (c) Parent and Purchaser may disclose the subject matter of this Agreement to the Transferred Entities’ employees, customers and suppliers in a manner approved in advance in writing by the parties hereto or consistent with a communications plan agreed to in advance in writing by the parties hereto. The parties hereto agree that the initial press release to be issued by the parties, simultaneously or in accordance with any timeline agreed to in advance in writing by the parties, with respect to the execution of this Agreement, shall be in the form agreed to by Parent and Purchaser. From and after the date hereof until the earlier of the termination of this Agreement and the Closing Date, Parent shall not, and shall cause its Affiliates to not, make any broad-based announcements or disclosures regarding the transactions contemplated hereby to any employees, customers, suppliers or other business relationships without Purchaser’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed); provided, that, for the avoidance of doubt, such prior written consent shall not be required to the extent that the contents of any such announcements or disclosures have previously been released publicly by a party hereto or are consistent in all material respects with materials or disclosures that have previously been released publicly without violation of this Section 6.6.

Section 6.7 Intercompany Accounts; Cash. At or prior to the Closing, (a) except for Contracts to provide the services that are to be provided in accordance with the Transition Services Agreement and any Intercompany Accounts set forth on Section 6.7 of the Parent Disclosure Letter, which may be amended prior to the Closing upon the mutual agreement of the parties hereto, all intercompany accounts between any member of the Parent Group, on the one hand, and any Transferred Entity, on the other hand, shall be settled or otherwise eliminated (without the use of any assets (other than Cash) of the Business), it being understood that, from and after the Closing, Purchaser and the Transferred Entities shall have no obligation or Liability with respect to any such intercompany accounts, and (b) any and all Cash (other than Restricted Cash) of the Transferred Entities may be extracted from the Transferred Entities by the Sellers or other Affiliates of Parent (including, for the avoidance of doubt, through cash sweeps, dividend payments, distributions, share redemptions, and the settling of intercompany loans accounts), in the case of each of clause (a) and (b), in such a manner as Parent shall reasonably determine in its sole discretion; provided that, Parent shall cause all such intercompany accounts to be settled or otherwise eliminated in a manner such that immediately prior to the Closing, each Transferred Entity is solvent as determined in accordance with applicable Law. Subject to Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, Parent shall be entitled to modify or amend the Intercompany Accounts set forth on Section 6.7 of the Parent Disclosure Letter from time to time prior to the Closing. Except as provided by the Pre-Closing Restructuring (but without limiting the terms of Section 6.17), Parent shall not, and shall cause its Subsidiaries not to, settle, amend, terminate or otherwise eliminate any intercompany account between or among the Transferred Entities without Purchaser’s prior written consent.

Section 6.8 Termination of Intercompany Arrangements. At or prior to the Closing, except for Contracts to provide the services that are to be provided in accordance with the Transition Services Agreement and any Intercompany Accounts set forth on Section 6.7 of the Parent Disclosure Letter, which may be amended prior to the Closing upon the mutual agreement of the parties hereto, Parent shall, and shall cause its Subsidiaries to, terminate or cause to be terminated all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, by any member of the Parent Group, on the one hand, and any Transferred Entity on the other hand, in each case, that are not otherwise covered under Section 6.7, without (i) any party having any continuing obligations or Liability to the other, (ii) the use of any assets (other than Cash) of the Business and (iii) the need for any further documentation after the Closing, except for this Agreement and the Transition Services Agreement. Except as provided by the Pre-Closing Restructuring (but without limiting the terms of Section 6.17), Parent shall not, and shall cause its Subsidiaries not to, settle, amend, terminate or otherwise eliminate any arrangement, understanding or Contract, including any obligation to provide goods, services or other benefits, in each case, between or among the Transferred Entities without Purchaser’s prior written consent.

Section 6.9 Guarantees; Commitments.

(a) From and after the Closing, Parent shall indemnify and hold harmless Purchaser and the Transferred Entities against any Liabilities that Purchaser or any of the Transferred Entities suffer, incur or are liable for by reason of or arising out of or in consequence of any Transferred Entity being a party to any guarantee, indemnity, surety bond, letter of credit, letter of comfort, commitment or other similar obligation relating to the Retained Businesses (collectively, the “Guarantees”).

(b) Without limiting Section 6.9(a) in any respect, Parent shall use commercially reasonable efforts, at its sole expense, to cause itself or its Affiliates to be substituted in all respects for any Transferred Entity, and for such Transferred Entity to be released, effective as of the Closing, in respect of, or otherwise terminate (and cause such Transferred Entity to be released in respect of), all obligations of the Transferred Entities under each Guarantee. For any Guarantees for which Parent or any of its Subsidiaries is not substituted in all respects for a Transferred Entity (or for which a Transferred Entity is not released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with the Transferred Entities to be released in respect thereof), Parent shall continue to use commercially reasonable efforts and shall cause its Affiliates to use commercially reasonable efforts to effect such substitution or termination and release as soon as practicable after the Closing. Without limiting the foregoing, Parent shall not, nor shall it permit any of its Affiliates to, extend or renew any Contract containing or underlying a Guarantee unless, prior to or concurrently with such extension or renewal, Parent or any of its Subsidiaries are substituted in all respects for any Transferred Entity, and such Transferred Entity is released, in respect of all obligations of such Transferred Entity under such Guarantee.

Section 6.10 Insurance.

(a) From and after the Closing, the Transferred Entities shall cease to be insured by the Parent Group’s current and historical insurance policies or programs or by any of its current and historical self-insured programs, and none of the Transferred Entities, Purchaser or its other Affiliates shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of the Transferred Entities or any Liability of the Transferred Entities or of or arising from the operation of the Business, in each case, with respect to any acts, facts, circumstances or omissions after the Closing. The members of the Parent Group may, to be effective at the Closing, amend any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 6.10; provided, that Parent shall not, and shall cause the Parent Group not to, take any action that would cause the Transferred Entities to no longer be eligible for coverage under the Retained Policies in respect of Pre-Closing Occurrences. Subject to the rest of this Section 6.10, from and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for the Transferred Entities and the Business at Purchaser’s sole expense. The parties acknowledge that the Transferred Entities may be entitled to the benefit of coverage under the insurance policies of the Parent Group (the “Retained Policies”) with respect to acts, facts, circumstances or omissions occurring prior to Closing (“Pre-Closing Occurrences”). Purchaser shall provide a written request to Parent, setting forth in reasonable detail any and all Pre-Closing Occurrences arising in connection with the Transferred Entities and for which Purchaser believes that coverage is or may be available under the Retained Policies. Parent agrees, upon receipt of any such written request by Purchaser, to use commercially reasonable efforts to make a report to the applicable insurance provider(s) of the Parent Group in connection therewith if such Pre-Closing Occurrences are or may be covered by one or more of the Retained Policies and to provide Purchaser with a copy of any applicable Retained Policy. With respect to claims for Pre-Closing Occurrences made pursuant to this Section 6.10 (or pending as of the date of this Agreement), (i) Purchaser shall, and shall cause its Affiliates to, comply with the terms of the applicable Retained Policy and (ii) each party shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage and pay such benefit, if any, to Purchaser.

(b) Notwithstanding anything to the contrary in this Agreement, Parent shall, and shall cause its Representatives to, reasonably cooperate with Purchaser and its Representatives to secure, effective as of the Closing Date, separate insurance policies for the Business. The cost of the separate insurance policies obtained pursuant to the foregoing sentence shall be borne by Purchaser.

Section 6.11 Litigation Support. For a period of six (6) years following the Closing, in the event that any party hereto or any of its respective Affiliates is prosecuting, contesting or defending any Action, investigation, charge, claim, or demand by or against a third party (other than an Action brought against or by the other party hereto or any Affiliate of such party) or otherwise addressing, negotiating, disputing, investigating, complying with, mitigating, discharging or otherwise performing or managing any obligation, Liability or loss in connection with (a) any transactions contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Retained Businesses, the Business or the Transferred Entities (including, for the avoidance of doubt, any portion of the Retained Businesses that was historically part of a Transferred Entity), as applicable, Purchaser or Parent, as applicable, shall, and shall cause its respective Affiliates (and its and their officers and employees, and shall use its reasonable best efforts to cause its and their other Representatives) to, cooperate with Purchaser or Parent, as applicable, and its Affiliates and its and their counsel in such prosecution, contest or defense, including making available its personnel, participating in meetings, providing such testimony and access to their books and records and taking such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense; provided that (i) such requested cooperation shall not unreasonably disrupt or interfere with the business or the operations of the cooperating party and (ii) the cooperating party shall not be obligated to provide access to, or disclose, information where such cooperating party determines, upon advice of counsel, that such access or disclosure could jeopardize the attorney-client privilege or contravene any Law (it being understood that such cooperating party shall use its commercially reasonable efforts to provide such access or to make such disclosure in a manner that would not jeopardize such attorney-client privilege or contravene any such Law). Notwithstanding anything to the contrary in this Agreement, for a period of six (6) years following the Closing, (i) Parent hereby agrees to (to the extent applicable) move for substitution or take similar actions under applicable Law for Purchaser or one of its Affiliates to be substituted in any and all Actions primarily related to the Business for any member of the Parent Group, and for such member of the Parent Group to be released from any and all such Actions effective as of the Closing and (ii) Purchaser hereby agrees to, or to cause its Affiliates to, move for substitution or take similar actions under applicable Law for Parent or one or more of its Affiliates to be substituted in any and all Actions not primarily related to the Business for any Transferred Entities, and to move for the Transferred Entities to be released from any and all such Actions. For a period of six (6) years following the Closing, if any member of the Parent Group receives notice of any Action involving or related to the Business or any Transferred Entity, Parent shall promptly notify Purchaser and provide Purchaser with a copy of such notice.

Section 6.12 Transfers of Certain Assets Not Used in the Business. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, the Sellers may transfer (a) any Intellectual Property related to the Parent Name (as defined below), and (b) any rights, properties or assets that (i) are held by the Sellers or any Transferred Entity and (ii) are not part of the Business or are part of the Retained Businesses, to a member of the Parent Group; provided, that to the extent any such transfer would reasonably be expected to affect the operations of the Business or any of the Transferred Entities in any material respect, no such transfer shall be permitted without the prior written consent of Purchaser (which consent will not be unreasonably withheld, conditioned or delayed). Parent shall use commercially reasonable efforts to notify Purchaser in advance of any such transfer.

Section 6.13 Misallocated Assets and Misdirected Payments.

(a) If, following the Closing, any right, property or asset that prior to the Closing is part of the Retained Businesses or as set forth on Section 6.13(a) of the Parent Disclosure Letter is found to have been transferred to Purchaser, or transferred to or retained by the Transferred Entities or their Affiliates, either directly or indirectly, Purchaser shall use reasonable best efforts to transfer, or cause its applicable Affiliate (including the Transferred Entities) to transfer, such right, property or asset to a member of the Parent Group (as directed by Parent) as soon as practicable and, pending such transfer, to provide the full benefit of any such right, property or asset to the applicable member of the Parent Group. If, following the Closing, any right, property or asset that prior to the Closing is part of the Business is found to have been transferred to or retained by a member of the Parent Group, either directly or indirectly, Parent shall use reasonable best efforts to transfer, or cause the applicable member of the Parent Group to transfer, such right, property or asset to Purchaser or one of its Affiliates (as directed by Purchaser) as soon as practicable and, pending such transfer, to provide the full benefit of any such right, property or asset to Purchaser or its applicable Affiliate.

(b) Except as otherwise provided in this Agreement or the Transition Services Agreement, following the Closing, (i) if any payments due with respect to the Business are paid to any member of the Parent Group, Parent shall, or shall cause the applicable member of the Parent Group to, promptly remit by wire or draft such payment to an account designated in writing by Purchaser and (ii) if any payments due with respect to the Retained Businesses are paid to Purchaser, the Transferred Entities or their Affiliates, Purchaser shall, or cause its Affiliates to, promptly remit by wire or draft such payment to an account designated in writing by Parent.

Section 6.14 Use of Marks; License.

(a) Except as expressly provided in this Section 6.14, following the Closing, neither Purchaser nor any of its Affiliates shall have the right to use (or have any other rights in) any Marks of Parent or any of its Affiliates, or any Marks confusingly similar thereto, including Parent’s logo, the word “Ecovyst” and any variations, translations, transliterations, or derivatives thereof (the “Parent Names”).(b) To facilitate an orderly wind-down and re-branding of the Parent Names, Parent hereby grants to the Transferred Entities, for six (6) months after the Closing Date, a worldwide, fully paid-up, royalty-free, non-transferable, non-sublicensable, non-exclusive, limited license to use solely those Parent Names that were used in the Business in the twelve (12) month period immediately prior to the Closing, in connection with the continued operation of the Business, solely in a manner consistent with the Business’s use of such Parent Names in the twelve (12) month period immediately prior to the Closing. Upon the expiration of such license, Purchaser shall cause each of the Transferred Entities to cease and discontinue use of all Parent Names; provided that Purchaser and the Transferred Entities may at all times after the Closing Date retain and use, for their internal business purposes and not in any public or customer-facing manner, databases, records, and other historical or archived documents or systems containing or referencing the Parent Names. For clarity, the foregoing license includes the right for the Transferred Entities to subcontract their rights to use the Parent Names to third-party service providers solely for the purpose of providing services to or on behalf of the Transferred Entities in a manner consistent with the Business’s use of subcontractors in the twelve (12) month period immediately prior to Closing; provided that any action or omission by any such subcontractor that would be a breach of the terms of this Section 6.14 if taken or omitted by Purchaser or any of its Affiliates shall be deemed a breach by Purchaser and its Affiliates hereunder.

(c) Notwithstanding anything to the contrary herein, the foregoing license expressly excludes the right to use the Parent Names as incorporated into any domain names, social media accounts and handles, or email addresses, in each case except to the extent access to such domain names, social media accounts or email addresses is provided to the Transferred Entities as a service under the Transition Services Agreement. All Intellectual Property rights of Parent and its Affiliates not expressly licensed to the Transferred Entities under Section 6.14(b) are reserved for the sole and exclusive benefit of Parent and its Affiliates. Notwithstanding the license grant in

Section 6.14(b), promptly after the Closing Date without undue delay, but in no event later than within thirty (30) days after the Closing Date, Purchaser will cause the Transferred Entities to file all necessary documents with any Governmental Entities to change any corporate entity names or “doing business as” (d/b/a) registrations that consist of or contain any Parent Names. Purchaser acknowledges and agrees that (i) Parent or one of its Affiliates is the owner of the “Ecovyst, Inc.” name and account on the LinkedIn social media platform (the “Parent LinkedIn Account”), (ii) Purchaser and its Affiliates shall have no right to use the Parent LinkedIn Account after Closing; provided that any Intellectual Property rights in any content on the Parent LinkedIn Account that is exclusively related to the Business, but expressly excluding rights in Parent Names (“Existing Business Content”) is hereby deemed Owned Intellectual Property, and (iii) Parent and its Affiliates shall not be required to remove any such Existing Business Content from the Parent LinkedIn Account after Closing and Purchaser (on behalf of itself and the Transferred Entities) consents to such Existing Business Content remaining on the Parent LinkedIn Account after Closing, provided that upon Purchaser’s reasonable request after Closing, Parent and its Affiliates shall use commercially reasonable efforts to remove from the Parent LinkedIn Account any Existing Business Content identified by Purchaser.

(d) At all times from and after the Closing, each party shall, and shall cause its Affiliates to, (i) not hold itself out as having any affiliation with the other party or any of its Affiliates (other than by solely by virtue of use of the Parent Names during the wind-down period as authorized in Section 6.14(b)), and (ii) use commercially reasonable efforts to correct any public or customer confusion regarding any such affiliation. Without limiting the foregoing, for three (3) months following the Closing Date, each party and its Affiliates will include a disclaimer reasonably acceptable to the other party on their websites used in the Business or Retained Business, as the case may be, clarifying that the Transferred Entities are no longer affiliated with Parent.

(e) Purchaser agrees that use of the Parent Names by the Transferred Entities pursuant to this Section 6.14 (i) shall be at a level of quality equal to or greater than that used by the Transferred Entities in the operation of the Business immediately prior to the Closing, (ii) shall comply with all applicable Laws, and (iii) shall not tarnish, degrade, disparage, or reflect adversely on the Parent Names or Parent or any of its Affiliates. All goodwill associated with such use shall inure to the benefit of Parent. From time to time during the term of the license granted in Section 6.14(b), upon Parent’s reasonable request, Purchaser will cause the Transferred Entities to provide samples of their uses of the Parent Names to Parent in order for Parent to confirm the Transferred Entities’ compliance with this Section 6.14(e), Neither Purchaser nor its Affiliates shall take or fail to take any action which, as a result of such action or failure to take such action, would reasonably be expected to tarnish, disparage, or have an adverse effect on the value of any of the Parent Names or the goodwill of Parent and its Affiliates associated therewith. Purchaser and its Affiliates shall not (A) register or file applications to register in any jurisdiction any Parent Names, or (B) contest the ownership or validity of any Parent Name. Without limitation to any other remedies, if Purchaser or its Affiliates fail to comply with this Section 6.14(e), Parent may immediately terminate the license provided to the Transferred Entities under Section 6.14(b) and Parent shall be entitled to a temporary, preliminary or permanent injunction or other equitable relief in accordance with Section 11.11.

Section 6.15 Non-Solicitation; Non-Compete.

(a) As an inducement for Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Parent shall not, and shall cause each other member of the Parent Group not to, at any time prior to twenty-four (24) months from the Closing Date, directly or indirectly, solicit, induce or attempt to solicit or induce the employment or services (whether as an employee, consultant, independent contractor or otherwise) of any Transferred Business Employee or independent contractor of the Transferred Entities as of Closing or any Person who has been an employee or an independent contractor of the Transferred Entities or the Business within the six (6) month period immediately preceding the Closing Date, or seek to persuade any Transferred Business Employee or any such independent contractor to discontinue or adversely alter his or her employment or engagement, in each case without Purchaser’s prior written consent, unless such Person’s employment or engagement has been terminated by Purchaser or any of its Affiliates subsequent to the Closing. For purposes of this Section 6.15(a), “consultant” or “independent contractor” shall be limited to those Persons whose field of service relates primarily to the Business. For purposes of this Section 6.15(a), the terms “solicit the employment or services” shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise which are not targeted at such Persons.

(b) As an inducement for Parent to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser shall not, and shall cause its Subsidiaries not to, at any time prior to twenty-four (24) months from the Closing Date, directly or indirectly, solicit, induce or attempt to solicit or induce the employment or services (whether as an employee, consultant, or otherwise) of any employee of any member of the Parent Group that provides services to the Business under the Transition Services Agreement or any officer or senior employee of Parent set forth in Section 6.15(b) of the Parent Disclosure Letter, or seek to persuade any such employee or officer to discontinue or adversely alter his or her employment, in each case without Parent’s prior written consent, unless such Person’s employment has been terminated by Parent or any of its Affiliates subsequent to the Closing. For purposes of this Section 6.15(b), the terms “solicit the employment or services” shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise which are not targeted at such Persons.

(c) As an inducement for Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement and the Transition Services Agreement, for a period of three (3) years from the Closing Date, without the prior written consent of Purchaser, Parent shall not, and shall cause each other member of the Parent Group not to, and Parent shall not permit, cause or encourage any of its respective Representatives to, and shall cause each other member of the Parent Group not to permit, cause or encourage any of its respective Representatives to, engage in the Business (such business, a “Competing Business”); provided that nothing in this Agreement shall restrict the members of the Parent Group at any time from:

(i) (x) owning ten percent (10%) or less of the outstanding voting stock or other voting securities of any Person that is engaged in a Competing Business; provided that (A) the Parent Group does not have the right to appoint any member of the board of directors or similar governing body of such Competing Business, (B) the Parent Group does not control, and is not a member of a group that controls, such Competing Business, and (C) the Parent Group does not have information rights with respect to the Competing Business that are not available to all holders of such stock or securities, or (y) investing in any fund that has an interest in a Competing Business so long as Parent and its Subsidiaries have no discretion with respect to the investment strategy of such fund;

(ii) acquiring and, after such acquisition, owning any interest in a Person that is engaged in a Competing Business and operating such Competing Business if such Competing Business generated less than twenty percent (20%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person (provided, that no Sensitive Business Information of Purchaser or any of its Representatives shall be disclosed to employees that are engaged on a day-to-day basis in such Competing Business);

(iii) acquiring and, after such acquisition, owning any interest in a Person that is engaged in a Competing Business and operating such Competing Business if (A) such Competing Business generated twenty percent (20%) or more of such Person’s consolidated annual revenues in the last completed fiscal year of such Person (provided, that no Sensitive Business Information of Purchaser or any of its Representatives shall be disclosed to employees that are engaged on a day-to-day basis in such Competing Business) and (B) the applicable member of the Parent Group, within twelve (12) months after the consummation of such acquisition, enters into a definitive agreement to cause the divestiture of a sufficient portion of the Competing Business of such Person such that the restrictions set forth in this Section 6.15(c) would not have operated to prevent such ownership assuming the completion of such divestiture had occurred prior to such acquisition, and thereafter uses commercially reasonable efforts to complete such divestiture as soon as reasonably practicable;

(iv) exercising its rights or complying with its obligations under this Agreement or the Transition Services Agreement; or

(v) owning, operating and engaging in the Retained Businesses as conducted as of the date hereof and as of the Closing Date, and reasonable extensions thereof.

(d) Notwithstanding the foregoing, Section 6.15(c) (i) shall not restrain or prohibit the consummation of any transaction or series of related transactions that results in a change of control of Parent or any of its Affiliates or the acquisition by a third party of a majority of the assets of the Parent Group; and (ii) shall not restrain or prohibit any activities, actions or conduct of any Person that is not directly or indirectly controlled by Parent, including any joint ventures, partnerships or co-investment vehicles that neither Parent nor any of its direct or indirect Subsidiaries controls.

(e) If, at the time of enforcement of this Section 6.15 a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court of competent jurisdiction shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. The parties agree that they would suffer irreparable harm from a breach of this Section 6.15 by the other party or its Representatives and that money damages would not be an adequate remedy for any such breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the parties and their successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by the parties or their Representatives of this Section 6.15, the applicable period of restriction pertaining to such breach or violation shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured. Each party (on behalf of itself and its Representatives) acknowledges that the restrictions contained in this Section 6.15 are reasonable and that it has reviewed the provisions of this Agreement with its legal counsel.

(f) Each party acknowledges (on behalf of itself and its Representatives) that (i) the enforcement of any covenants set forth in this Section 6.15 against the other party or its Representatives would not impose any undue burden upon such party or its Representatives and (ii) none of the covenants set forth in this Section 6.15 are unreasonable as to duration or scope.

Section 6.16 Release.

(a) Effective as of the Closing, Purchaser, on behalf of itself and each of its Affiliates (including the Transferred Entities) and (to the extent permitted by Law and the Organizational Documents thereof) the Joint Ventures, or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges Parent and its past, present or future Representatives (other than the Transferred Entities or the Joint Ventures) and each of their respective heirs, executors, administrators, successors and assigns, in each case, solely in their capacities as direct or indirect equityholders of the Transferred Entities or the Joint Ventures (such released Persons, the “Parent Releasees”) to the fullest extent permitted under applicable Law, in each case from all demands, Actions, causes of action, suits, accounts, covenants, Contracts, losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to the ownership or operation of the Business, the Transferred Entities or the Joint Ventures or this Agreement and the transactions contemplated hereby, in each case, at or prior to the Closing, other than in each case, to the extent related to Fraud. Purchaser shall not make, and Purchaser shall not permit any of its Affiliates to make, and Purchaser covenants never to, and to cause its Affiliates not to, assert or voluntarily assist any Person in any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any of the Parent Releasees with respect to any Liabilities released pursuant to this Section 6.16(a).

(b) Effective as of the Closing, Parent, on behalf of itself and each of its Affiliates (excluding the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges Purchaser and its past, present or future Representatives (including the Transferred Entities and each of their respective heirs, executors, administrators, successors and assigns, such released Persons, the “Transferred Releasees”), in each case from all demands, Actions, causes of action, suits, accounts, covenants, Contracts, losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to the ownership or operation of the Business or the Transferred Entities or this Agreement and the transactions contemplated hereby, in each case, at or prior to the Closing. Parent shall not make, and Parent shall not permit any of its Affiliates to make, and Parent covenants never to, and to cause its Affiliates not to, assert or voluntarily assist any Person in any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any of the Transferred Releasees with respect to any Liabilities released pursuant to this Section 6.16(b).

(c) Notwithstanding the foregoing, Section 6.16(a) shall not constitute a release from, waiver of, or otherwise affect any rights, claims or Actions of either party hereto or its Representatives with respect to Fraud or otherwise under this Agreement or the Transition Services Agreement or any Liability or Contract expressly contemplated by this Agreement or the Transition Services Agreement or any other agreement to be in effect between Parent and Purchaser (or their respective Affiliates) after the Closing, or any enforcement thereof.

Section 6.17 Pre-Closing Restructuring.

(a) Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that (i) nothing in this Agreement shall prohibit or restrict the transfer (by distribution or otherwise) of any Cash prior to the Closing, and (ii) prior to the Closing, Parent shall, and shall cause its Subsidiaries to, take all necessary actions and steps to effectuate (A) the transactions set forth in, and in accordance with, Exhibit A hereto and (B) in accordance with Section 6.17(b), the transfer of assets and Liabilities relating to the Retained Businesses from the Transferred Entities to a member of the Parent Group and the transfer of assets and Liabilities relating to the Business from the Parent Group to the Transferred Entities (collectively, the actions and steps set forth in the foregoing clause (ii), the “Pre-Closing Restructuring”). Parent shall not modify or amend the actions and steps that comprise the Pre-Closing Restructuring in any manner that would (i) reasonably be expected to result in any non-de minimis unreimbursed cost for or non-de minimis adverse effect on Purchaser or any of its Affiliates (including, after the Closing, the Transferred Entities) or (ii) require Purchaser or any of its Affiliates (including, after the Closing, the Transferred Entities) to take or refrain from taking any additional non-de minimis actions after the Closing to the extent such actions would not already have been expressly required by this Agreement but for such amendment or modification (including pursuant to Section 8.6), in each case, without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(b) Subject to Section 6.11, Section 6.12, Section 6.14, Section 6.18, Section 7.1 and Article VIII of the Agreement, in connection with the transaction steps set forth in Exhibit A: (i) prior to the Closing Date, (A) Parent shall, and shall cause each other member of the Parent Group to, assign and transfer to the Transferred Entities (1) all of the rights, properties and assets held by any member of the Parent Group that are exclusively or primarily related to the Business and (2) all of the Business Liabilities held by any member of the Parent Group, and (B) Parent shall cause the applicable Transferred Entities to accept such rights, properties and assets and assume and be responsible for the observance, performance and payment of such Business

Liabilities; and (ii) prior to the Closing Date, (A) Parent shall cause each Transferred Entity to assign and transfer to the Parent Group (1) all of the rights, properties and assets held by any Transferred Entity that are not exclusively or primarily related to the Business and (2) all of the Retained Liabilities held by any Transferred Entity, and (B) Parent shall, or shall cause the applicable member of the Parent Group to, accept such rights, properties and assets and assume and be responsible for the observance, performance and payment of such Retained Liabilities. Notwithstanding the foregoing or anything else herein to the contrary, Parent shall not and shall not be required to transfer or cause to be transferred to the Transferred Entities any Shared Contracts or Shared Parent Contracts.

Section 6.18 Release of Liens. Parent shall take such actions as may be reasonably necessary to facilitate (a) the release of all Liens listed on Section 6.18(a) of the Parent Disclosure Letter and (b) the release of each Transferred Entity as an obligor under all Releasing Indebtedness giving rise to the Liens identified on Section 6.18(b) of the Parent Disclosure Letter.

Section 6.19 Liabilities.

(a) Except to the extent such Liabilities were included in the calculation of the Final Purchase Price (to the extent included in Working Capital, Zeolyst Working Capital, the Closing Indebtedness Amount, or the Closing Transaction Expense Amount), from and after the Closing, Parent shall retain or assume, as applicable, all Liabilities (other than Business Liabilities) of any kind to the extent resulting from, arising out of (whether arising prior to or after the Closing) or relating to (i) the Pre-Closing Restructuring, (ii) the Seller Indemnified Taxes, (iii) the Retained Businesses, including those set forth on Section 6.19(a) of the Parent Disclosure Letter, (iv) the settlement, elimination or termination of any intercompany accounts or intercompany arrangements between any member of the Parent Group, on the one hand, and any Transferred Entity, on the other hand, as contemplated by Section 6.7 or Section 6.8, and (v) the Releasing Indebtedness (including, for the avoidance of doubt, any accrued fees or interest (in kind or in cash) thereon) ((i), (ii), (iii), (iv) and (v) collectively, the “Retained Liabilities”). At the Closing (or after the Closing, if discovered after the Closing), Parent shall assume the Retained Liabilities from the Transferred Entities, and Parent shall discharge and perform when due, and Purchaser and its Affiliates (including the Transferred Entities) and its and their respective Representatives (collectively, the “Purchaser Indemnitees”) shall not assume or have any responsibility for, any or all of the Retained Liabilities, and Parent shall execute and deliver at Closing (or after the Closing, if discovered after the Closing) an instrument of assumption for such purpose in respect of the Retained Liabilities. From and after the Closing, Parent shall indemnify and hold harmless the Purchaser Indemnitees with respect to any Losses incurred or sustained by, or imposed upon any such Purchaser Indemnitee as a result of, arising out of or relating to the Retained Liabilities, net of any Tax benefits realized or expected to be realized by Purchaser Indemnitees or their Affiliates and any proceeds actually recovered by the Purchaser Indemnitees under the R&W Insurance Policy with respect to such Losses.

(b) From and after the Closing, Purchaser shall retain or assume, as applicable, all Liabilities (other than Retained Liabilities) of any kind, to the extent exclusively related to (i) the Transferred Entities or (ii) the Business (collectively, the “Business Liabilities”). At the Closing (or after the Closing, if discovered after the Closing), Purchaser shall assume the Business Liabilities from Parent, and Purchaser shall cause the Transferred Entities to discharge and perform when due, and Parent and its Affiliates and its and their respective Representatives (collectively, the “Parent Indemnitees”) shall not assume or have any responsibility for, any or all of the Business Liabilities, and Purchaser shall execute and deliver at Closing (or after the Closing, if discovered after the Closing) an instrument of assumption for such purpose in respect of the Business Liabilities. From and after the Closing, Purchaser shall indemnify and hold harmless the Parent Indemnitees with respect to any Losses incurred or sustained by, or imposed upon any such Parent Indemnitee as a result of, arising out of or relating to the Business Liabilities.

Section 6.20 R&W Insurance.

(a) Purchaser has entered into a binding agreement with the insurer(s) (and/or any underwriting representative or agent of any such insurer(s)) to incept the R&W Insurance Policy as of the date of this Agreement. Prior to the execution of this Agreement, Purchaser has delivered to the Sellers a copy of the substantially final form of the R&W Insurance Policy. The R&W Insurance Costs shall be borne 50% by Parent up to a maximum of $875,000.

(b) The R&W Insurance Policy shall at all times provide that the insurer (a) (including any underwriting representative or agents thereof) may not seek to or enforce, and to the fullest extent waives, any subrogation rights, rights of contribution, any right of assignment or otherwise that it might have against the Sellers and their respective Affiliates, or any past, present or future direct or indirect parent, shareholder, equityholder, member, director, officer, attorney, partner, employee, third-party counsel, financial advisor, auditor (or the functional equivalent of any such position), agent or other representative of any of the foregoing (collectively, the “Seller Related Parties”), arising out of, as a result of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement, including any alleged breach of any representation or warranty, except as against the Sellers, only, in the case of Loss proximately caused by such Seller’s Fraud. The R&W Insurance Policy shall provide that the Seller Related Parties are intended third-party beneficiaries of the provisions provided for in this Section 6.20(b). From and after the binding of the R&W Insurance Policy, Purchaser and its Affiliates will not amend, permit to be amended, waive or otherwise modify the R&W Insurance Policy in any manner that is or could reasonably be expected to be adverse to the Sellers, without the prior written consent of the Sellers, in each instance. Additionally, and without limiting the generality of the foregoing, any rights of any issuer of the R&W Insurance Policy, including any rights of subrogation, do not affect, expand or increase any Liability or obligation of the Sellers in connection with this Agreement. For the avoidance of doubt, the parties hereto acknowledge and agree that the obtaining of the R&W Insurance Policy is not a condition to the Closing.

Section 6.21 Exclusivity. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, Parent shall not (and shall cause its controlled affiliates, subsidiaries, directors, officers and employees, and will direct its financial advisors and other Representatives not to) directly or indirectly take any action to encourage, solicit, facilitate or initiate the submission of, or engage in any discussions or negotiations with respect to, any proposal or offer from, or provide any non-public or confidential information to, any Person or its Representatives relating to, or enter into, negotiate, engage in discussions or negotiations regarding, or consummate, any transaction relating to, or which would reasonably be expected to lead to the direct or indirect sale, disposition, acquisition or transfer of all or a material portion of the Business or the Transferred Entities (including through an asset sale, lease, license, equity sale, equity issuance, merger or otherwise, but excluding the sale of inventory in the Ordinary Course of Business) (each, an “Acquisition Transaction”) or participate in any discussions or negotiations regarding, furnish any information with respect to, knowingly facilitate, or assist in any manner, or participate in any effort or attempt by, any Person to do or seek any of the foregoing. Upon the execution of this Agreement, Parent (including its direct and indirect subsidiaries) shall, and shall cause each of its controlled affiliates, subsidiaries, directors, officers and employees, and direct its other Representatives to, (i) cease and terminate any existing discussions with any Person (other than Purchaser and its Representatives) that relate to any Acquisition Transaction, (ii) promptly terminate any Person’s and any of such Person’s officers’, directors’, employees’, representatives’, consultants’, financial advisors’, attorneys’, accountants and other agents’ access to the Data Room or any similar data room (other than Purchaser and its Representatives) and (iii) request in writing that all Persons (other than Purchaser and its Representatives) and their Representatives promptly return to Parent or destroy any non-public information concerning the Business or the Transferred Entities that was previously furnished or made available to such Persons or any of their Representatives by or on behalf of Parent.

Section 6.22 Bank Accounts. From the date of this Agreement through the Closing:

(a) Except with the prior written consent of Purchaser (which consent may be granted or withheld in Purchaser’s sole discretion), Parent shall not, and shall cause each of the other Sellers and the Transferred Entities not to, open, establish or otherwise create any new checking, deposit, securities, money-market or other cash management or similar account (each, a “New Bank Account”) in the name of, or for the benefit of, any Transferred Entity.

(b) If Purchaser provides its written consent pursuant to Section 6.22(a) for the opening of any New Bank Account for the benefit of a Transferred Entity prior to the Closing, (i) Purchaser shall have the exclusive right, in its sole discretion, to designate the financial institution(s) at which such New Bank Account shall be opened and maintained and (ii) Parent shall, and shall cause its Subsidiaries (including the Transferred Entities) to, take (or cause to be taken) all actions reasonably requested by Purchaser to open such New Bank Account at such designated financial institution(s).

(c) Parent shall, and shall cause the other Seller, the Transferred Entities and their respective directors, officers and employees to, reasonably cooperate with and assist Purchaser in connection with the opening of any New Bank Account pursuant to this Section 6.22, including by (i) promptly providing customary corporate or organizational authorizations, resolutions, specimen signatures and other documentation and (ii) furnishing all “know-your-customer,” anti-money-laundering, sanctions-compliance and similar information or certifications reasonably requested by Purchaser or the applicable financial institution,.

Section 6.23 Minimum Cash. Parent agrees that, at the Closing, the U.S. Transferred Entities shall hold, in the aggregate, not less than $5,000,000 in cash.

Section 6.24 Certain Real Property Matters.

(a) Parent shall use commercially reasonable efforts to consummate the sale, conveyance and transfer of the Retained Plot to an unaffiliated third-party purchaser on arm’s-length terms (the “Retained Plot Sale”) as promptly as practicable. Parent shall keep Purchaser reasonably informed of the status of the Retained Plot Sale, and shall provide Purchaser with copies of all material transaction documents regarding the Retained Plot Sale.

(i) If the Retained Plot Sale is not consummated prior to the Closing, then, on or prior to the Closing Date, Parent shall cause the Retained Plot to be transferred to, and retained directly or indirectly by, a member of the Parent Group that is not a Transferred Entity or a Joint Venture.

(ii) All Liabilities (whether accrued, contingent or otherwise and whether arising before, on or after the Closing) relating to or arising out of (x) the ownership, operation, remediation, demolition or disposition of the Retained Plot or (y) the condition of the Retained Plot shall constitute Retained Liabilities for the purposes of Section 6.19.

(iii) From and after the Closing, Parent and its Representatives and any prospective purchaser of the Retained Plot shall have the right, upon reasonable advance notice, to access the Retained Plot, and Purchaser shall use commercially reasonable efforts to cooperate with Parent and its Representatives and any prospective purchaser of the Retained Plot, in each case for the purposes of the proposed demolition or potential sale of the Retained Plot. Such access shall be conducted in accordance with Purchaser’s reasonable procedures and under the supervision of Purchaser’s personnel, and shall not unreasonably interfere with the operation of the Business or any other business of Purchaser or its Affiliates.

(b) Parent and Purchaser shall take the actions set forth on Section 6.24(b) of the Parent Disclosure Letter.

Section 6.25 Resignations. At or prior to the Closing, Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain and deliver to Purchaser letters of resignation and release, effective as of the Closing, of each of the individuals who serves as an officer, director or manager of the Transferred Entities reasonably requested by Purchaser at any time up to five (5) Business Days prior to the Closing Date.

ARTICLE VII

EMPLOYEE MATTERS COVENANTS

Section 7.1 Continuation of Employment. Prior to the Closing Date, (a) Parent shall cause each Seller to take such steps as are necessary to transfer the employment of each (i) employee of a Transferred Entity who is not predominantly performing services to the Business as set forth on Section 7.1(a) of the Parent Disclosure Letter and (ii) each Inactive Employee, in each case, from a Transferred Entity to any Seller or one of their Affiliates (other than a Transferred Entity), and (b) transfer the employment of each employee (or, to the extent applicable, the service contract with the employee’s employer of record) set forth on Section 7.1(b) of the Parent Disclosure Letter to one of the Transferred Entities; provided, however, it is the intent of the parties to this Agreement that any individual who is not employed by a Transferred Entity as of the date hereof and who, prior to the Closing Date, is identified as predominantly performing services to the Business should, with the prior written consent of Purchaser (which shall not be unreasonably withheld, delayed or conditioned), be added to the list of employees on Section 7.1(b) of the Parent Disclosure Letter. As of the Closing Date, Purchaser shall cause each of the Transferred Entities to continue to employ on the Closing Date its respective Transferred Entity Employees. Each such Transferred Entity Employee shall be referred to herein as a “Transferred Business Employee”.

Section 7.2 Inactive Employees. Following the Closing Date, Purchaser or one of its Affiliates shall extend an offer of employment on the terms set forth in Section 7.3 to each Inactive Employee as soon as reasonably practicable following the return of such individual to work with Parent of any of its Affiliates; provided that such employee returns to work within six (6) months following the Closing Date or such later time as required by applicable Law or the terms of any applicable Labor Agreement. Following such Inactive Employee’s acceptance of such offer of employment, such Inactive Employee shall be a Transferred Business Employee for purposes of this Agreement. For the avoidance of doubt, if an Inactive Employee does not return to active employment on or prior to the applicable return deadline, Purchaser and its Affiliates shall have no obligation to offer employment to such individual and none of Purchaser or any of its Affiliates shall have any Liability with respect thereto.

Section 7.3 Terms and Conditions of Employment. With respect to each Transferred Business Employee who is not covered by a Labor Agreement, Purchaser shall take all action necessary (including in accordance with the Transition Services Agreement) to provide or cause to be provided, for the period commencing on the Closing Date and ending on the first anniversary thereof, or if earlier, the date of such Transferred Business Employee’s termination of employment (the “Continuation Period”), (a) the same wage rate or annual base salary in effect for such Transferred Business Employee immediately prior to the Closing and (b) at least the same target short-term cash incentive compensation opportunities as in effect for such Transferred Business Employee immediately prior to the Closing and (c) employee benefits (excluding equity or equity-based and long-term incentive compensation (other than as set forth in Section 7.8), transaction, change in control, retention, stay and similar bonuses and payments, nonqualified deferred compensation, defined benefit pension and retiree health and welfare benefits) that are substantially comparable, in the aggregate, to either (x) those in effect with respect to such Transferred Business Employee immediately prior to the Closing or (y) those provided by Purchaser and its Affiliates to similarly situated employees. Additionally, Purchaser agrees that each Transferred Business Employee who is not covered by a Labor Agreement shall, during the Continuation Period, be provided with severance benefits in amount and upon and under terms, conditions and provisions that are at least as favorable as the severance benefits provided by the Transferred Entities or the Parent (or any applicable Affiliate thereof) to such Transferred Business Employee immediately prior to the Closing and that are listed on Section 7.2 of the Parent Disclosure Letter. Notwithstanding the foregoing, Purchaser shall not be prohibited by this Section 7.2 from terminating the employment of any Transferred Business Employee for any reason following the Closing Date. Purchaser and its Affiliates shall, in addition to meeting the applicable requirements of Article VII, comply in all material respects with any additional obligations or standards arising under any Labor Agreement governing the terms and conditions of employment or termination of employment of the Transferred Business Employees.

Section 7.4 Service Credit. As of and after the Closing, Purchaser shall, or shall cause the applicable Transferred Entity to, give each Transferred Business Employee full credit for purposes of eligibility to participate, vesting and, with respect to vacation and severance benefits, benefit accrual, under any employee benefit plan, policy or arrangement maintained or made available for the benefit of Transferred Business Employees as of and after the Closing by Purchaser or any of its Affiliates (“Purchaser Plans”), for such Transferred Business Employee’s service prior to the Closing with Parent and its applicable Affiliates (including the Transferred Entities) and their respective predecessors, to the same extent and for the same purposes that such service is recognized by Parent and its applicable Affiliates (including the Transferred Entities) immediately prior to the Closing; provided that such credit shall not be given to the extent that it would result in a duplication of benefits for the same period of service. With respect to any earned but unused vacation, personal leave or sick time accrued by a Transferred Business Employee prior to the Closing Date (or, if later, the applicable Transferred Business Employee’s transfer date in accordance with this Agreement) which is required (under applicable Law or any Seller Benefit Plan) to be paid to such Transferred Business Employee as of the Closing Date, or with respect to which Purchaser is prohibited under applicable Law from assuming and honoring, Parent and its applicable Affiliates shall pay the amounts due to such Transferred Business Employee and neither Purchaser nor its Affiliates shall be required to assume or honor such vacation, sick leave or paid personal time.

Section 7.5 Health Coverages. As of and after the Closing, Purchaser shall use its commercially reasonable efforts (subject to any applicable third-party insurer or plan administrator consent) to (a) ensure that each Transferred Business Employee (and his or her eligible dependents) becomes eligible to participate in a Purchaser Plan that is a group health plan without any waiting periods, (b) ensure that such Purchaser Plans do not limit or exclude coverage on the basis of any pre-existing condition of such Transferred Business Employee or dependent (other than any limitation already in effect under the analogous group health Seller Benefit Plan or Transferred Entity Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Seller Benefit Plan or Transferred Entity Benefit Plan, and (c) provide such Transferred Business Employee full credit, for the first year of eligibility, for any deductible, co-payment or out-of-pocket expenses already incurred by the Transferred Business Employee under the analogous group health Seller Benefit Plan or Transferred Entity Benefit Plan during such year for purposes of any deductible, co-payment or maximum out-of-pocket expense provisions, as applicable, of such Purchaser Plans.

Section 7.6 401(k) Plan Accounts. Effective as of no later than one Business Day prior to the Closing Date, with respect to each Transferred Business Employee who, as of immediately prior to the Closing, participates in a defined contribution plan that is intended to qualify under Section 401(a) of the Code and that is a Seller Benefit Plan (each, a “Seller DC Plan”), Parent or its applicable Affiliates shall take all actions necessary and appropriate to one hundred percent (100%) vest such Transferred Business Employee under such Seller DC Plan. Purchaser shall (or shall cause one of its Affiliates to), (i) as soon as administratively feasible following the Closing, cover such Transferred Business Employee with no waiting period under a defined contribution plan that is intended to qualify under Section 401(a) of the Code and that is sponsored by Purchaser or one of its Affiliates (a “Purchaser DC Plan”) and (ii) permit Transferred Business Employees to roll over their 401(k) plan account balances, including any outstanding loan balances, into a Purchaser DC Plan and Purchaser shall take all such actions as are necessary to ensure that such Purchaser DC Plan will accept all such rollovers of account balances and loans.

Section 7.7 Transferred Entity Benefit Plans; Benefit Plan Participation. As of the Closing, Purchaser and its Affiliates shall assume, or shall cause the Transferred Entities to assume or retain, as the case may be, sponsorship of, and all Liabilities and other obligations with respect to, the Transferred Entity Benefit Plans. Except as set forth in the Transition Services Agreement, effective as of the Closing Date (or any relevant later date in accordance with this Agreement) each Transferred Entity shall cease to be a participating employer in each Seller Benefit Plan and each Transferred Business Employee shall cease to participate in any Seller Benefit Plan as an active employee. The Transferred Entities shall not assume any Seller Benefit Plan and shall assume no Liabilities under any Seller Benefit Plan.

Section 7.8 Parent Equity.

(a) As of the Closing, by virtue of the transactions contemplated by this Agreement, each outstanding restricted stock unit award in respect of common stock of Parent granted to a Transferred Business Employee under the Ecovyst, Inc. 2017 Omnibus Incentive Plan, as amended (the “Parent Incentive Plan”), that is subject solely to service-based vesting requirements and not performance-based vesting requirements and that is scheduled to vest on or before April 30, 2026 in accordance with its terms shall remain outstanding and eligible to vest (without proration) in accordance with the terms and conditions of the Parent Incentive Plan and the applicable award agreement (other than any requirement for continued employment with Parent or an Affiliate thereof), subject to such Transferred Business Employee’s continued employment or service with Purchaser or an Affiliate thereof (including a Transferred Entity) through the applicable vesting date. Purchaser shall (i) promptly notify Parent of a termination of such Transferred Business Employee’s employment or service with Purchaser or an Affiliate thereof and (ii) confirm each Transferred Business Employee’s employment or service status three (3) Business Days prior to each vesting date applicable to such Transferred Business Employee.

(b) As of the Closing, by virtue of the transactions contemplated by this Agreement, each outstanding restricted stock unit award in respect of common stock of Parent granted to a Transferred Business Employee in 2023 under the Parent Incentive Plan that is subject to performance-vesting conditions shall remain outstanding and eligible to vest (without proration (“the Proration Waiver”)) in accordance with the terms and conditions of the Parent Incentive Plan and the applicable award agreement (other than any requirement for continued employment with Parent or an Affiliate thereof with respect to the Proration Waiver), including the applicable performance-vesting conditions and, solely with respect to the Proration Waiver, subject to such Transferred Business Employee’s continued employment or service with Parent or an Affiliate thereof (including a Transferred Entity) through the Closing Date (or, if earlier, the generally applicable vesting date).

(c) On or as soon as administratively feasible following the Closing, Purchaser shall either, in its discretion, grant a replacement equity award or the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes (a “Replacement Award”) to each Transferred Business Employee who forfeits equity awards or portions thereof (including portions of awards that were forfeited on a prorated basis) granted under the Parent Incentive Plan upon such Transferred Business Employee’s termination of service with Parent as of the Closing. Such Replacement Awards shall have a grant date value of no less than value as of the Closing (determined by reference to the average closing price of Parent’s common stock over the ten (10) trading days preceding the Closing Date), of such forfeited awards.

(d) Section 7.8 of the Parent Disclosure Letter sets forth a list of each Transferred Entity Employee who, as of the date hereof, holds any outstanding Parent equity awards granted under the Parent Incentive Plan and, for each such Transferred Entity Employee includes: (i) the date of grant of each such Parent equity award; (ii) whether such award is subject to solely to service-based vesting requirements or performance-vesting requirements as well; (iii) the number of shares of common stock of Parent subject to such award; and (iv) a general summary of the vesting schedule or criteria applicable to such award, including any forfeiture provisions applicable upon such Transferred Business Employee’s termination of service with Parent as of the Closing.

Section 7.9 Labor Agreements. Parent and its applicable Affiliates, in coordination with Purchaser, will timely take all actions reasonably necessary or appropriate with respect to any requirement under applicable Law or any Labor Agreement to inform any Labor Union of the transactions contemplated hereby and to provide such information and engage in such notifications, negotiations or consultations with, or obtain consent from, such Labor Union as may be required by applicable Law or any Labor Agreement, with all such actions subject to Parent’s and its applicable Affiliates’ prior consultation with Purchaser. In addition, Parent agrees, in consultation with Purchaser, to take actions reasonably necessary to comply with all applicable obligations under wet toekomst pensioenen (“WTP”), and to provide monthly updates to Purchaser on the status of negotiations with any Labor Union on such matters.

Section 7.10 No Third-Party Beneficiaries. Without limiting the generality of Section 11.5, nothing in this Agreement is intended to or shall (a) be treated as an amendment to or the establishment, or be construed as amending or establishing, any Seller Benefit Plan, Transferred Entity Benefit Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by either Seller, any Transferred Entity, Purchaser or any of their respective Affiliates, (b) prevent Purchaser or its Affiliates, on or after the Closing Date, from terminating any Transferred Entity Benefit Plan or any other benefit plan in accordance with its terms, (c) prevent or limit Purchaser or its Affiliates, on or after the Closing Date, from terminating the employment of, or otherwise reassigning, promoting or demoting, any Transferred Business Employee, or (d) confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of either Seller, any Transferred Entity, Purchaser or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

ARTICLE VIII

TAX MATTERS

Section 8.1 Purchase Price Allocation. Within fifteen (15) days after the date of this Agreement, Parent shall provide to Purchaser (i) a proposed set of principles for determining the allocation of the purchase price for Tax purposes among (a) the equity interests in New Dutch Catalyst Holdco 1 B.V., (b) the equity interests in New Dutch Catalyst Holdco 2 B.V., (c) the underlying assets of Ecovyst US Catalysts LLC and its Subsidiaries (other than Delpen Corporation and Zeoylst International), (d) the equity interests in Delpen Corporation and the underlying assets that would be deemed acquired assuming Purchaser requires a Section 338(h)(10) Election in accordance with Section 8.11, and (e) the equity interests of Zeolyst International, and (ii) the methodology for determining the amount of purchase price allocable to each asset class for U.S. federal income tax purposes in accordance with Section 1060 (together the “Principles”). Within fifteen (15) days after the Principles are provided, Purchaser may provide comments to the Principles. Purchaser and Parent shall cooperate in good faith to resolve any disagreements to establish the final Principles (the “Final Principles”). If the parties agree to Final Principles, no later than one hundred and twenty (120) days after the date on which the Final Purchase Price is finally determined pursuant to Section 2.7, Parent shall deliver to Purchaser a proposed allocation of the portion of the Final Purchase Price and any other items that are treated as additional consideration for Tax purposes determined in accordance with the Final Principles, and taking into account (i) whether Purchaser has required a Section 338(h)(10) Election with respect to Delpen Corporation in accordance with Section 8.11, (ii) any Section 338(g) Election which Parent has required in accordance with Section 8.6(b), and (iii) whether the partners of Zeolyst International have agreed to permit an election under Section 754 of the Code (such proposed allocation delivered by Parent, “Parent’s Allocation”). If applicable, Purchaser agrees to consider in good faith any comments from Parent with respect to Parent’s Allocation, the Section 338(h)(10) Forms (as defined below in Section 8.11), or any corresponding forms with respect to a Section 338(g) Election or an election under Section 754 of the Code. If Purchaser disagrees with the Parent’s Allocation or comments to the Section 338(h)(10) Forms or any corresponding forms with respect to a Section 338(g) Election or an election under Section 754 of the Code, Purchaser may, within thirty (30) days after delivery of the Parent’s Allocation, deliver a notice (“Purchaser’s Allocation Notice”) to Parent to such effect, specifying those items as to which Purchaser disagrees and setting forth Purchaser’s proposed allocation. Purchaser and Parent shall cooperate in good faith to resolve any disagreements with respect to Parent’s Allocation. If Purchaser and Parent are unable to resolve any disagreements with respect to Parent’s Allocation, each party may file all Tax Returns in a manner that is consistent with the Principles, that each party reasonably determines for its own purposes. In the event that a final allocation determined pursuant to this Section 8.1 is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other party in writing of such notice and resolution of the dispute.

Section 8.2 Cooperation and Exchange of Information. Following the Closing Date, each party shall reasonably cooperate with and make available to the other parties, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date that are necessary or useful in connection with the preparation of any Tax Returns and any Tax Proceeding or any other matter requiring any such books and records, information or employees for any reasonable business purpose. Following the Closing Date, Purchaser shall cause the Transferred Entities and the Joint Ventures to retain all applicable Tax Returns, books and records, and workpapers for any Pre-Closing Period for a period of at least seven (7) years following the Closing Date. Notwithstanding anything herein to the contrary, the Sellers shall not be required to provide Purchaser with a copy of, or otherwise disclose the contents of, any Consolidated Tax Returns.

Section 8.3 Preparation and Filing of Returns. Parent will prepare, or cause to be prepared at its expense, all Pre-Closing Tax Returns that are U.S. Income Tax Returns of Zeolyst International (such Pre-Closing Tax Returns, “Parent-Prepared Tax Returns”) and Purchaser will prepare, or cause to be prepared at its expense, all Pre-Closing Tax Returns that are not Parent-Prepared Tax Returns. Each Pre-Closing Tax Return will be prepared in a manner consistent with the past practices of the Transferred Entities or the Joint Ventures, as applicable, to the extent such practices are supported by a “more-likely-than-not” or higher level of confidence (as reasonably determined by the Parent), except as otherwise required by applicable Law or the obligations set forth in this Agreement; provided, that, the parties agree to cause a Section 174A Acceleration Election to be made with respect to Zeolyst International and for the allocable portion of the deductions from the Section 174A Acceleration Election to be specially allocated to the Pre-Closing Period. A draft of each Pre-Closing Tax Return will be submitted by the Preparing Party to the Reviewing Party for review and comment no later than thirty (30) days prior to the filing thereof. The Preparing Party shall consider in good faith any reasonable comments submitted by the Reviewing Party to the Preparing Party no later than fifteen (15) days prior to the due date for such Pre-Closing Tax Return (taking into account extensions). Purchaser will timely file, or cause to be filed, such Pre-Closing Tax Return with the applicable taxing authority as prepared under this Section 8.3. For all purposes of this Agreement, (x) all Transaction Tax Deductions shall, to the maximum extent permitted under applicable Law, be deducted in the Pre-Closing Period and any success-based fees shall be treated as deductible in accordance with Rev. Proc. 2011-29 and (y) the income, gains, losses, deductions, credits and other Tax items of Zeolyst International for the taxable year that includes the Closing Date shall be allocated using the “closing of the books method” as described in Section 706(d)(1) of the Code and Treasury Regulation Section 1.706-1(c) (and corresponding provisions of state or local income Tax law) as of the end of the Closing Date, to the extent not prohibited by applicable Law.

Section 8.4 Tax Sharing Agreements. On or before the Closing Date, the rights and obligations of the Transferred Entities and the Joint Ventures pursuant to all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any of the Transferred Entities or the Joint Ventures (or its general partner in its capacity as general partner of such Joint Venture), on the one hand, and any member of the Parent Group, on the other hand, are parties (provided that there are no other parties to such agreements or arrangements), shall terminate, and neither any member of the Parent Group, on the one hand, nor any of the Transferred Entities or the Joint Ventures (or its general partner in its capacity as general partner of such Joint Venture), on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.

Section 8.5 Tax Treatment of Payments. Except to the extent otherwise required by applicable Law, parties shall treat any and all payments under this Agreement as an adjustment to the purchase price for Tax purposes.

Section 8.6 Post-Closing Tax Covenant.

(a) Following the Closing, unless otherwise required by applicable Law and except as explicitly contemplated by Section 8.6, (I) Purchaser shall not, and shall cause its Affiliates (including the Transferred Entities) and the Joint Ventures not to, (i) make any election with respect to any Transferred Entity or the Joint Ventures (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3 but excluding any Section 174A Acceleration Election), which election would be effective on or prior to the Closing Date, (ii) take any action on the Closing Date or after the Closing that is outside the Ordinary Course of Business with respect to the Business, the Transferred Entities or the Joint Ventures, (iii) amend any Tax Return or election made in connection with such Tax Return with respect to any of the Transferred Entities or the Joint Ventures, (iv) initiate or enter into any voluntary disclosure agreement or program with any taxing authority, (v) change any method of accounting for Tax purposes or Tax accounting period, (vi) make any election pursuant to Section 336 or Section 338 of the Code with respect to any Transferred Entity (other than the Section 338(h)(10) election with respect to Delpen Corporation) in connection with the transactions contemplated by this Agreement or (vii) take any action, fail to take any action or enter into any transaction, in each case, that would have a retroactive effect to any taxable period ending on or prior to the Closing Date, or which could reasonably be expected to increase the Tax liability for any such tax period of Parent or any of its Affiliates (for the avoidance of doubt, not including the Transferred Entities) or the Joint Ventures and (II) if the R&W Insurance Policy provides coverage to Purchaser for Taxes of Zeolyst International for the Pre-Closing Period, Purchaser and its Affiliates shall use commercially reasonable efforts to not cause or permit the making of a “push-out” election under Section 6226 or Section 6227 of the Code (or any corresponding or similar election available under applicable state or local Law) with respect to Zeolyst International.

(b) Notwithstanding anything to the contrary in Section 8.6(a), at Parent’s written request, Purchaser shall cooperate with Sellers to take all actions necessary and appropriate to either (x) effect and preserve an election pursuant to Treasury Regulation Section 1.245A-5(e)(3) to close the Tax year for U.S. federal income tax purposes with respect to each Transferred Entity that is a “controlled foreign corporation” for U.S. federal income tax purposes or (y) make an election pursuant to Section 338(g) of the Code with respect to the purchase of any applicable Transferred Entity (“Section 338(g) Election”). No Section 174A Amortization Election with respect to any Pre-Closing Period may be made.

Section 8.7 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, any sales, use, transfer, real property transfer, registration, documentary, conveyance, franchise, goods and services, stamp, value added or similar Taxes and related fees and costs imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. The party responsible under applicable Law for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party. Notwithstanding the foregoing, all Transfer Taxes imposed on transactions undertaken pursuant to the Pre-Closing Restructuring shall be borne by the Parent when due, and Parent shall, at its own expense, file (or cause to be filed) all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Each of the parties shall cooperate on a reasonable basis in connection with the preparation and filing of all Tax Returns and other documentation with respect to, and the payment of, any such Transfer Taxes, including joining (or causing any applicable Affiliate to join) in the execution of any such Tax Returns and other documentation. If one party incurs Transfer Taxes that are the responsibility of another party pursuant to this Section 8.7, the party responsible for such Transfer Taxes shall indemnify the other party for such Transfer Taxes.

Section 8.8 Refunds. Parent shall be entitled to retain (on behalf of the Sellers), or receive immediate payment from Purchaser of, any Tax refund or credit to which any Transferred Entity or Joint Venture becomes entitled with respect to any Pre-Closing Period attributable to any (a) Seller Indemnified Taxes received (or in the case of credits, actually utilized) by Purchaser or any of its Affiliates (including the Transferred Entities) after the Closing Date, or (b) items set forth on Section 8.8 of the Parent Disclosure Letter to the extent Taxes with respect to such items were economically borne by Parent, and in each case, which were not reflected as an asset on the Final Closing Statement or taken into account in the calculation therein (such Tax refund or credit, “Tax Refunds”). If Purchaser or any of its Affiliates (including the Transferred Entities) or the Joint Ventures actually receives a Tax Refund or if a Tax Refund is applied to a current year Tax, then Purchaser shall pay, or cause its Affiliates to pay, to Parent the amount of such Tax Refund (including any interest paid thereon by the relevant Tax authority and net of any reasonable out-of-pocket costs incurred by Purchaser or its Affiliates in obtaining any such Tax Refund) within fifteen (15) days of the receipt of the Tax Refund or the application of such Tax Refund against actual cash Tax liabilities otherwise payable, as applicable. Notwithstanding the foregoing, Parent shall not be entitled to (i) any Tax Refund attributable to any Loss or other attribute arising in a Tax period (or portion thereof) commencing after the Closing Date, (ii) any Tax Refund included as an asset in Working Capital, Zeolyst Working Capital, or Indebtedness and (iii) any Tax Refund that is required to be paid to a third party pursuant to an agreement in place as of the Closing. In the event any Tax Refund paid to Parent pursuant to this Section 8.8 is subsequently disallowed or required to be repaid to the applicable Governmental Entity, Parent shall promptly repay to Purchaser or the applicable Transferred Entity or Joint Venture the amount of such Tax Refund previously paid to Seller. If Parent determines that any Transferred Entity or Joint Venture is entitled to file or make a formal or informal claim for refund under this Section 8.8, then Purchaser will, if Parent so requests and at Parent’s expense, cause the relevant Transferred Entity or Joint Venture to file or make such claim, including through the prosecution of any proceeding which Parent directs such Transferred Entity or Joint Venture to pursue. The parties hereto intend that any such payment pursuant to this Section 8.8 be treated for U.S. federal and applicable state and local income Tax purposes as an adjustment to the purchase price (as determined for Tax purposes) of the Equity Interests and shall act consistently therewith for all applicable Tax purposes (including filing Tax Returns) unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).

Section 8.9 Straddle Period. In the case of any Straddle Period, the amount of any Taxes based upon or measured by net income or gain, proceeds, sales, receipts, transactions or payments or the level of any item for the Pre-Closing Period will be determined based on an interim closing of the books as of the close of business on the Closing Date. The amount of Taxes for a Straddle Period, other than Taxes referred to in the preceding sentence, which relate to the Pre-Closing Period will be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. Notwithstanding anything to the contrary, (a) any deduction resulting from any Section 174A Acceleration Election shall be reflected in the portion of any Straddle Period ending at the end of the Closing Date and (b) other than described in clause (a), any item determined on an annual or periodic basis (such as deductions for depreciation) shall be apportioned on a daily basis.

Section 8.10 HPIP Audit. If Purchaser, any of its Affiliates or any of the Transferred Entities or Joint Ventures receives notice of any audit, investigation, or other action by a Governmental Entity in respect of the HPIP Credits (an “HPIP Audit”), then such party will promptly (and in any event within fifteen (15) days) give written notice to Parent. In connection with any such HPIP Audit, Parent shall, at its own expense, control the defense of the HPIP Audit and shall keep the Purchaser reasonably informed of all material matters that come to its attention in respect of the HPIP Audit. The Purchaser will be entitled to participate in the defense of any HPIP Audit, at its own expense. If, within thirty (30) days of receiving notice of any HPIP Audit, Parent does not assume the defense of such HPIP Audit, Purchaser may control the defense of the HPIP Audit.

Section 8.11 Section 338 Elections.

(a) At Purchaser’s election (as determined in its sole and absolute discretion), Delpen Corporation and Parent shall join with Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding election under state and local Tax Law) with respect to the sale of the shares of Delpen Corporation pursuant to this Agreement (such election, a “Section 338(h)(10) Election”). If Purchaser elects to make a Section 338(h)(10) Election, Purchaser shall notify Parent of its intention to make such Section 338(h)(10) Election at or prior to the Closing or within forty-five (45) days following the Closing Date. Thereafter, the parties shall cooperate in the prompt completion and timely filing of all forms required for the Section 338(h)(10) Election, with all such forms subject to Purchaser’s review, comment, and consent (not to be unreasonably withheld, conditioned, or delayed).

(b) For the purpose of making the Section 338(h)(10) Election, on or prior to the Closing Date, Purchaser and Parent each shall execute two copies of the IRS Form 8023 (or any successor form) (the “IRS Form 8023”) and Parent shall deliver such duly executed and properly completed forms to Purchaser at Closing. Promptly after the Allocation becomes final and binding pursuant to Section 8.1, Purchaser will deliver to Parent drafts of IRS Form 8883 and any similar forms under applicable state Tax Law prepared consistently with the Allocation, and Purchaser shall consider in good faith any comments provided by Parent (any such form, to the extent agreed pursuant to this Section 8.11(b), collectively with the IRS Form 8023, the “Section 338(h)(10) Forms”). If Purchaser elects to make a Section 338(h)(10) Election, the Section 338(h)(10) Forms will be duly executed (to the extent required to make valid any Section 338 Election) by Parent and Purchaser and will be timely filed by each party as required by Law.

(c) All Tax Returns will be prepared and filed consistently with the Section 338(h)(10) Forms, and Seller, the Transferred Entities and Purchaser and their Affiliates will report the acquisition by Purchaser of the Transferred Entities consistent with the Section 338 Elections and will not take a position contrary thereto or inconsistent therewith in any Tax Return, any discussion with or Tax proceeding before any Tax authority, or otherwise for Tax purposes, unless required to do so by a “determination” within the meaning of Section 1313(a)(1) of the Code (and similar provisions of state, local and non-U.S. Law).

Section 8.12 Section 754 Election. Parent shall use reasonable best efforts to cause Zeolyst International to make an election pursuant to Section 754 of the Code, including by using commercially reasonable efforts to cause the other partner in Zeolyst International to consent to making such an election.

ARTICLE IX

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 9.1 Conditions to Obligation of Each Party to Close. The respective obligations of each party to effect the Sale shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Competition Filings. The expiration or early termination of the applicable waiting period (and any extension thereof) under the HSR Act and the receipt of the other Required Regulatory Approvals.

(b) No Injunctions. No Governmental Entity of competent authority shall have issued an Order or enacted a Law that remains in effect and enjoins, makes illegal or otherwise prohibits the consummation of the Sale (collectively, the “Legal Restraints”).

Section 9.2 Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to effect the Sale shall be subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in Section 3.1 (Organization and Qualification) (but only with respect to the first sentence thereof), Section 3.2 (Authority Relative to this Agreement), Section 3.3(i) (No Conflicts), Section 3.4 (Ownership of Transferred Equity Interests; Title), Section 3.6 (No Vote Required), Section 4.1(a) (Organization of the Transferred Entities) (but only with respect to the first sentence thereof), Section 4.2 (Due Authorization), Section 4.5 (Capitalization of the Transferred Entities) (but only with respect to the second and fifth sentences thereof), Section 4.14(a) (Sufficiency of Assets) and Section 4.25 (Brokers’ Fees) shall be true and correct in all but de minimis inaccuracies as of the Closing Date as if made on and as of the Closing Date, except any such representations and warranties that are made as of a specific date shall be true and correct in all but de minimis inaccuracies only on and as of such date; and (ii) each of the other representations and warranties of Parent set forth in Article III and Article IV shall be true and correct as of the Closing Date as if made on and as of the Closing Date, provided that, in the case of this clause (ii) (A) representations and warranties that are made as of a specific date shall be true and correct only on and as of such date and (B) except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to “materiality,” “Seller Material Adverse Effect,” “Business Material Adverse Effect” or other similar qualifications as to materiality) would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or a Business Material Adverse Effect.

(b) Covenants and Agreements. The covenants and agreements of Parent to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Parent by an executive officer of Parent, stating that the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(d) have been satisfied.

(d) No Material Adverse Effect. Since the date hereof, there shall not have occurred a Business Material Adverse Effect that is continuing.

(e) Pre-Closing Restructuring. The Pre-Closing Restructuring shall have been completed and consummated in accordance with the terms and conditions of this Agreement and Exhibit A in all material respects.

Section 9.3 Conditions to Parent’s Obligation to Close. The obligations of Parent to effect the Sale shall be subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Purchaser set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority Relative to this Agreement), Section 5.3(i) (No Conflicts), Section 5.5 (Brokers’ Fees) and Section 5.10 (Tax Classification) shall be true and correct in all but de minimis inaccuracies as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, except any such representations and warranties that are made as of a specific date shall be true and correct in all but de minimis inaccuracies only on and as of such date; (ii) the representations and warranties of Purchaser set forth in Section 5.7 (Solvency) shall be true and correct as of the Closing Date as if made on and as of the Closing Date; and (iii) each of the other representations and warranties of Purchaser contained in Article V shall be true and correct as of the Closing Date as if made on and as of the Closing Date; except, in the case of this clause (iii), (A) representations and warranties that are made as of a specific date shall be true and correct only on and as of such date and (B) except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to “materiality,” “Purchaser Material Adverse Effect” or other similar qualifications as to materiality) would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Covenants and Agreements. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied.

Section 9.4 Month-End Closing. Notwithstanding anything to the contrary set forth in this Agreement, in the event that Purchaser exercises its right, pursuant to Section 2.3(a), to require that the Closing be a Month-End Closing, then if the conditions in Section 9.2(a) and Section 9.2(d) are satisfied or waived as of the date the Closing would otherwise be required to occur pursuant to Section 2.3(a) in the absence of the proviso in Section 2.3(a), then the conditions in Section 9.2(a) (other than, with respect to clause (i) thereof, the representations and warranties of Parent set forth in Section 3.2, Section 3.3(i), Section 3.4, Section 3.6, Section 4.2 and Section 4.14(a)) and Section 9.2(d) shall be deemed satisfied as of the Closing Date and Purchaser’s obligation to effect the Sale shall not be subject to satisfaction or waiver at or prior to the Closing of the conditions in Section 9.2(a) (other than, with respect to clause (i) thereof, the representations and warranties of Parent set forth in Section 3.2, Section 3.3(i), Section 3.4, Section 3.6, Section 4.2 and Section 4.14(a)) or Section 9.2(d).

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Parent and Purchaser;

(b) by either Parent or by Purchaser, if the Closing shall not have been consummated on or before March 10, 2026 (the “Outside Date”); provided that, (i) the right to terminate this Agreement under this clause shall not be available to any party to this Agreement whose breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement has been the primary cause of, or has resulted in, the failure of the Closing to occur on or before such date and (ii) if the Closing will be a Month-End Closing or Retained Plot Sale Delayed Closing pursuant to the proviso in Section 2.3(a) and the date on which such Month-End Closing or Retained Plot Sale Delayed Closing is required to occur is after the Outside Date, the Outside Date shall automatically be extended to be the fifth (5th) Business Day after the date on which such Month-End Closing or Retained Plot Sale Delayed Closing is required to occur;

(c) by either Parent or Purchaser, if any Legal Restraint permanently preventing or prohibiting consummation of the Sale or of any other transactions contemplated by this Agreement shall be in effect and shall have become final and non-appealable; provided that, the right to terminate this Agreement under this clause shall not be available to any party to this Agreement whose breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement has been the primary cause of, or has resulted in, the failure of the Closing to occur on or before such date;

(d) by Purchaser, if Parent shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, or any such representations or warranties have become inaccurate, and such breach, failure to perform or inaccuracy (i) would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b), and (ii) (A) is incapable of being cured prior to the Outside Date or (B) if capable of being cured prior to the Outside Date, has not been cured prior to the date that is thirty (30) days from the date that Parent is notified in writing by Purchaser of such breach or failure to perform; provided that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to Purchaser at any time that Purchaser has violated, or is in breach of, any covenant, representation or warranty hereunder, if such breach would, if not cured, prevent satisfaction of any of Parent’s conditions to Closing hereunder (and has not been waived by Parent in writing); or

(e) by Parent, if Purchaser shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, or any such representations or warranties have become inaccurate, and such breach, failure to perform or inaccuracy (i) would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b), and (ii) (A) is incapable of being cured prior to the Outside Date or (B) if capable of being cured prior to the Outside Date, has not been cured prior to the date that is thirty (30) days from the date that Purchaser is notified in writing by Parent of such breach or failure to perform; provided that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to Parent at any time that Parent has violated, or is in breach of, any covenant, representation or warranty hereunder, if such breach would, if not cured, prevent satisfaction of any of Purchaser’s conditions to Closing hereunder (and has not been waived by Purchaser in writing).

Section 10.2 Notice of Termination. In the event of termination of this Agreement by either or both of Parent and Purchaser pursuant to Section 10.1, written notice of such termination shall be given by the terminating party to the other party.

Section 10.3 Effect of Termination.

(a) In the event of termination of this Agreement by either or both of Parent and Purchaser pursuant to Section 10.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any party to this Agreement, except that the provisions of Section 6.2 (Confidentiality), Section 6.6 (Public Announcements), Article XI (General Provisions) and this Section 10.3 shall survive any termination of this Agreement; provided that termination of this Agreement shall not relieve any party hereto from Liability (i) pursuant to the Confidentiality Agreement or the sections specified in this Section 10.3 that survive termination or (ii) for Fraud or any willful and material breach of any covenant contained in this Agreement or willful and material failure to perform its obligations under this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 10.3 shall limit the right of either party to bring or maintain any Action (i) for injunction, specific enforcement of the obligations of any other party under this Agreement, or other equitable relief as provided in Section 11.11, as applicable, or (ii) arising out of or in connection with any breach of the Confidentiality Agreement.

Section 10.4 Extension; Waiver. At any time prior to the Closing, either Parent, on the one hand, or Purchaser, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Interpretation; Absence of Presumption.

(a) The parties hereto acknowledge that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Parent Disclosure Letter or Purchaser Disclosure Letter is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material or would reasonably be expected to have a Seller Material Adverse Effect, Business Material Adverse Effect or Purchaser Material Adverse Effect, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Parent Disclosure Letter or Purchaser Disclosure Letter in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Parent Disclosure Letter or Purchaser Disclosure Letter is or is not material or would reasonably be expected to have a Seller Material Adverse Effect, Business Material Adverse Effect or Purchaser Material Adverse Effect for purposes of this Agreement.

(b) For the purposes of this Agreement: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars, and any amounts that are denominated in a foreign currency shall be deemed to be converted into U.S. dollars at the applicable exchange rate in effect at 9:00 a.m., New York City time (as reported by Bloomberg L.P.) on the date for which such U.S. dollar amount is to be calculated; (v) the word “including” and words of similar import when used in this Agreement and the Transition Services Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” need not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) Parent and Purchaser have each participated in the negotiation and drafting of this Agreement and the Transition Services Agreement and if an ambiguity or question of interpretation should arise, this Agreement and the Transition Services Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the Transition Services Agreement; (ix) references to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date); (x) references to any Contract (including this Agreement) are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xi) a reference to any Person includes such Person’s successors and permitted assigns; (xii) any reference to “days” shall mean calendar days unless Business Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (xiv) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number; and (xv) any document or item will be deemed “delivered”, “provided” or “made available” to Purchaser within the meaning of this Agreement if such document or item is (A) included in the “Project Denali” electronic data room hosted by Intralinks (the “Data Room”) as of 6:00 p.m. New York City time on the date hereof or, (B) actually delivered or provided to Purchaser (including by email). Any reference in this Agreement to a specified date shall mean 9:00 a.m. New York City time on such date (unless another time is specified). In the event of any conflict or inconsistency between the terms of this Agreement and the Transition Services Agreement, this Agreement will control.

(c) Notwithstanding anything to the contrary contained herein, (i)(x) Parent’s representations and warranties in connection with or with respect to the Joint Ventures are solely limited to those representations and warranties in Article III and Article IV that expressly identify the Joint Ventures and (y) such representations and warranties are only being made to the Knowledge of Parent and, other than in the representations and warranties in Section 3.4, Section 4.1(a)(i), Section 4.1(b), Section 4.3(b), Section 4.3(c), Section 4.5, Section 4.6(b), Section 4.6(c) and Section 4.13(v), are only being made to the extent related exclusively to the research and development and commercial operations of the zeolite portion of the Joint Ventures’ business for which a Transferred Entity has primary responsibility to manage for the Joint Ventures and, for the avoidance of doubt, not to the Joint Ventures’ finished hydrocracking, catalysts or specialty businesses and (ii)(x) Parent’s covenants and agreements with respect to the Joint Ventures are limited to those covenants and agreements herein that expressly identify the Joint Ventures and (y) Parent shall only be required to use commercially reasonable efforts to cause the Joint Ventures to comply thereto.

Section 11.2 Headings; Definitions. The Section and Article headings contained in this Agreement and the Transition Services Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement or the Transition Services Agreement.

Section 11.3 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, subject to Section 2.6 (which shall govern any dispute arising thereunder) each of the parties hereto irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle

County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County. Each party agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 11.7.

(b) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE TRANSITION SERVICES AGREEMENT, THE CONFIDENTIALITY AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR THE TRANSITION SERVICES AGREEMENT, THE CONFIDENTIALITY AGREEMENT OR RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.3. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.3 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 11.4 Entire Agreement. This Agreement, together with the Transition Services Agreement and the Exhibits and Schedules hereto and thereto, and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 11.5 No Third-Party Beneficiaries. Except for Section 6.9, Section 6.19 and Section 11.14, in each case, solely after the Closing and each of which is intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement, together with the Transition Services Agreement and the Exhibits and Schedules hereto, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 11.6 Expenses. Except as where otherwise expressly set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses unless expressly otherwise contemplated in this Agreement or the Transition Services Agreement.

Section 11.7 Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or by electronic mail (“e-mail”) transmission (so long as a receipt of such e-mail is requested and received), and shall be directed to the address set forth below (or at such other address as such party shall designate by like notice):

(a)	If to Parent:

Ecovyst Inc.

600 Lee Road, Suite 200

Wayne, Pennsylvania

Attention: Joseph Koscinski

E-mail: [***]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199

Attention: Tara Fisher; Craig Marcus

E-mail: tara.fisher@ropesgray.com; craig.marcus@ropesgray.com

(b)	If to Purchaser:

Technip Energies N.V.

2126, Boulevard de la Défense

Immeuble ORIGINE

92741 Nanterre CEDEX

France

Attention: Julien Grelet

E-mail: [***]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77007

Attention: Tull Florey

E-mail: TFlorey@gibsondunn.com

Section 11.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided that no party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party to this Agreement, except that Parent or Purchaser may transfer or assign, in whole or from time to time in part, its rights under this Agreement to any of its Affiliates, but any such transfer or assignment will not relieve such party of any of its obligations hereunder; provided, that Purchaser may only assign its right to acquire Transferred Equity Interests of a non-U.S. Transferred Entity to an Affiliate that is at all times prior to and as of the Closing Date an entity treated as a corporation for U.S. federal income tax purposes. Purchaser (a) shall be responsible for and shall pay or reimburse Parent for any incremental Tax liabilities and other reasonable out-of-pocket costs and expenses and (b) shall pay to Parent any additional amounts in respect of any withholding or deductions required by appliable Laws such that Parent receives the same net amount as would have been received had no such withholding or deduction been required, in each case, resulting solely from any assignment, designation or transfer by Purchaser in accordance with this Section 11.8.

Section 11.9 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party to this Agreement may, only by an instrument in writing, waive compliance by the other party to this Agreement with any term or provision of this Agreement on the part of such other party to this Agreement to be performed or complied with. The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11 Specific Performance.

(a) The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof (including to enforce the obligations of the parties hereto to consummate the Sale and the other transactions contemplated by this Agreement pursuant to this Agreement), in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties hereto agrees that it will not oppose, and irrevocably waives its right to object to, the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

(b) The remedies available to each party pursuant to this Section 11.11 will be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any party from, in the alternative, seeking to terminate this Agreement in accordance with Section 10.1.

Section 11.12 No Admission. Nothing herein shall be deemed an admission by Purchaser, Parent or any of their respective Affiliates, in any Action or Action by or on behalf of a third party, that Purchaser, Parent or any of their respective Affiliates, or that such third party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

Section 11.13 No Survival of Representations, Warranties, Covenants and Agreements.

(a) The representations, warranties, covenants and agreements in this Agreement shall terminate at the Closing or upon the termination of this Agreement pursuant to Article X, except the covenants and agreements that explicitly contemplate performance, in whole or in part, at or after the Closing shall survive the Closing until fully performed in accordance with their respective terms. The parties hereto acknowledge and agree that, other than in connection with any Fraud, from and after the Closing they shall not be permitted to make, and no party shall have any Liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein or any covenant or agreement herein that is to have been performed by another party on or prior to the Closing. In furtherance of the foregoing, other than in connection with any Fraud, from and after the Closing, each party hereto hereby waives (on behalf of itself, each of its Affiliates and each of its Representatives), to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) to the extent arising under or based upon this Agreement for any breach of any representation or warranty or covenant or obligation to have been performed prior to the Closing set forth herein or otherwise relating to any of Parent, Purchaser, the Seller Subsidiary, the Transferred Entities or the Joint Ventures to the extent arising under or based upon the subject matter of this Agreement (except the covenants and agreements that explicitly contemplate performance, in whole or in part, at or after the Closing or rights, claims or causes of action under the Transition Services Agreement) that such party may have against the other party or any of its Affiliates or any of their respective Representatives arising under or based upon any theory whatsoever, under any Law, contract, tort or otherwise.

(b) Parent and Purchaser hereby acknowledge and agree that, except as expressly provided in Section 2.7, the foregoing Section 11.13(a) or in connection with any Fraud or as provided in the Transition Services Agreement, from and after Closing none of Parent, Purchaser or their respective Representatives or any of their respective Affiliates, officers, managers, employees or agents, shall have any Liability, responsibility or obligation arising under this Agreement or any exhibit or Schedule hereto, or any certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the transactions contemplated hereby, such provisions and other documents being the sole and exclusive remedy (as between Purchaser, the Joint Ventures and its Affiliates, on the one hand, and the Parent and its Affiliates, on the other hand) for all claims, disputes and losses arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at Law or in equity, or otherwise.

(c) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement, including this Section 11.13, shall limit the rights of Purchaser or any Affiliate thereof under the R&W Insurance Policy, which shall be solely governed by the rights as set forth thereunder.

(d) This Section 11.13 will apply even if (x) the R&W Insurance Policy is never issued by an insurer, (y) the R&W Insurance Policy is revoked, cancelled, or modified after issuance, or (z) the Purchaser (or any Affiliate thereof) makes a claim under the R&W Insurance Policy that is denied by the insurer(s) (or any underwriting representative or agent thereof).

Section 11.14 Privilege. Purchaser hereby agrees, on its own behalf and on behalf of its Affiliates (including the Transferred Entities after the Closing), that, following the Closing, Ropes & Gray LLP and Babst, Calland, Clements and Zomnir, P.C. (“Parent Group’s Counsel”)may serve as counsel to the Parent Group and their Affiliates in connection with any matters related to this Agreement or the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the Transition Services Agreement, the negotiation, performance or subject matter hereof or thereof, or the Sale, notwithstanding any representation by Parent Group’s Counsel prior to the Closing Date of the Transferred Entities. Purchaser hereby agrees, on its own behalf and on behalf of its Affiliates (including the Transferred Entities after the Closing), (i) to waive any claim they have or may have that Parent Group’s Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) that, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including any Transferred Entity), on the one hand, and the Parent Group or any of their Affiliates, on the other hand, Parent Group’s Counsel may represent the Parent Group and/or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Purchaser or any of its Affiliates (including any Transferred Entity) and even though Parent Group’s Counsel may have represented any Transferred Entity in a matter substantially related to such dispute. Purchaser, on behalf of itself and its Affiliates (including the Transferred Entities after the Closing) also further agrees that, as to all communications to or from Parent Group’s Counsel, on the one hand, and any or all of the Transferred Entities, the Parent Group or their Affiliates and their respective Representatives, on the other hand, that relate in any way to this Agreement or the Transition Services Agreement, the negotiation, performance or subject matter hereof or thereof, or the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs and will belong solely to the Parent Group and will not pass to or be claimed by Purchaser or its Affiliates (including any Transferred Entity after the Closing). Without limitation of the foregoing, none of Purchaser or any of its Affiliates (including any Transferred Entity after the Closing) may use or rely upon any communications described in the immediately preceding sentence in any dispute against or involving the Parent Group. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including any Transferred Entity), on the one hand, and a third party other than (and not an Affiliate of) a party to this Agreement, on the other hand, a Transferred Entity may assert the attorney-client privilege to prevent disclosure of confidential communications by Parent Group’s Counsel to such third party; provided, however, that such Transferred Entity may not waive such privilege without the prior written consent of Parent. Purchaser acknowledges that it has consulted with independent counsel of its own choosing with respect to the meaning and effect of this Section 11.14. Parent Group’s Counsel is an express intended third party beneficiary of this Agreement for purposes of this Section 11.14, and may enforce the same. This Section 11.14 will survive the Closing and will remain in effect indefinitely.

Section 11.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic method shall be as effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

ECOVYST INC.

By:	/s/ Kurt Bitting
Name:	Kurt Bitting
Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

TECHNIP ENERGIES N.V.

By:	/s/ Arnaud Pieton
Name:	Arnaud Pieton
Title:	Chief Executive Office

[Signature Page to Stock Purchase Agreement]